PROSPECTUS                                      FILED PURSUANT TO RULE 424(b)(3)
[LOGO OF WAM!NET]                               FILE NO. 333-53841
                                 WAM!NET INC.

 OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF 13 1/4% SENIOR DISCOUNT NOTES DUE 2005, SERIES B, FOR EACH $1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING 13 1/4%
    SENIOR DISCOUNT NOTES DUE 2005, SERIES A, THAT WERE ISSUED AND SOLD IN RELIANCE ON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS
                                    AMENDED
                                ---------------
  WAM!NET Inc., a Minnesota corporation ("WAM!NET" or the "Company"), hereby offers to exchange (the "Exchange Offer") $208,530,000 in aggregate principal amount at maturity of its 13 1/4% Senior Discount Notes due 2005, Series B (the "Exchange Notes") for $208,530,000 in aggregate principal amount at maturity of its 13 1/4% Senior Discount Notes due 2005, Series A (the "Original Notes" and, together with the Exchange Notes, the "Notes"), that were issued and sold in reliance on exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act").

  The terms of the Exchange Notes are substantially similar (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) are freely transferable by holders thereof (except as provided below) and are issued without any covenant regarding their registration. The Exchange Notes will be issued under the Indenture (as defined herein) governing the Original Notes. The Exchange Notes will be, and the Original Notes are, general unsecured obligations of the Company and, as such, will rank pari passu in right of payment with all existing and future unsecured and unsubordinated Indebtedness (as defined herein) of the Company. The Exchange Notes will be, and the Original Notes are, effectively subordinated in right of payment to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. As of June 30, 1998, the Company had outstanding approximately $14.3 million of secured Indebtedness (consisting principally of equipment financing), which would have effectively ranked senior in right of payment to the Notes, no Indebtedness which would have ranked pari passu in right of payment with the Notes and $26.3 million of Indebtedness which would have been subordinated in right of payment to the Notes. The Indenture does not limit the amount of secured Permitted Equipment Financing (as defined herein) that may be incurred by the Company. The Exchange Notes will be, and the Original Notes are, fully and unconditionally guaranteed on an unsecured and unsubordinated basis by all Material Restricted Subsidiaries (as defined herein), which guarantees may be released under certain circumstances; provided, however, that a Material Restricted Subsidiary that is a Foreign Subsidiary (as defined herein) cannot become a Subsidiary Guarantor (as defined herein) if by doing so it would violate applicable law of its jurisdiction of organization or incorporation. As of the date hereof, the Company does not have any Material Restricted Subsidiaries that are Subsidiary Guarantors, and no Subsidiary (as defined herein) of the Company has any Indebtedness. The Notes are effectively subordinated to the indebtedness, including trade payables, of the Company's Subsidiaries that are not Subsidiary Guarantors, which, as of June 30, 1998, was approximately $1.0 million. For a complete description of the terms of the Exchange Notes, including provisions relating to the ability of the Company to create indebtedness that is senior or pari passu to the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

  For each Original Note accepted for exchange the holder of such Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Original Note. Original Notes accepted for exchange will cease to accrete value from and after the date of consummation of the Exchange Offer. Holders of Original Notes whose Original Notes are accepted for exchange will not receive any payment of accreted value on such Original Notes. Original Notes that remain outstanding following the consummation of the Exchange Offer will continue to accrete value from the Issue Date (as defined herein), as provided in the Original Notes. The accreted value of the Exchange Notes will be calculated from the Issue Date, and will be identical to that of the Original Notes.

  The Original Notes were originally issued and sold on March 5, 1998 (the "Issue Date") in transactions exempt from registration under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act and pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S of the Securities Act (collectively, the "Initial Offering"). Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon its view of interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder or any such other person which

                                                       (continued on next page)

SEE "RISK FACTORS" ON PAGE 12 HEREOF FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY  STATE SECURITIES COMMISSION  PASSED UPON THE  ACCURACY
    OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY  IS
     A CRIMINAL OFFENSE.
                                ---------------
                 The date of this Prospectus is July 30, 1998

(continued from previous page)

is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of business of such holder and any beneficial owner, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer who acquired Original Notes directly from the Company and is participating in the Exchange Offer may be a statutory underwriter and must comply with the registration and prospectus delivery provisions of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that it will make this Prospectus available to broker-dealers for use in connection with any such resale. Each broker-dealer who receives Exchange Notes pursuant to the Exchange Offer must acknowledge that it will deliver a current prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  The Original Notes and the Exchange Notes constitute new issues of securities with no established public trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes except under certain limited circumstances. (See "Note Registration Rights.") No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

  This Prospectus and the Letter of Transmittal are first being mailed to holders of Original Notes on July 30, 1998. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on August 28, 1998 unless extended (the "Expiration Date"). The date of acceptance for exchange of the Original Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Notes. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

  The Original Notes were issued originally in global form (the "Global Original Notes"). The Global Original Notes were deposited with, or on behalf of, The Depository Trust Company ("DTC"), as the initial depository with respect to the Original Notes (in such capacity, the "Depositary"). The Global Original Notes are registered in the name of Cede & Co. ("Cede"), as nominee of DTC, and beneficial interests in the Global Original Notes are shown on, and transfers thereof are effected only through, records maintained by the Depositary and its participants. The use of the Global Original Notes to represent certain of the Original Notes permits the Depositary's participants, and anyone holding a beneficial interest in an Original Note registered in the name of such a participant, to transfer interests in the Original Notes electronically in accordance with the Depositary's established procedures without the need to transfer a physical certificate. Exchange Notes issued in exchange for the Global Original Notes will also be issued initially as a note in global form (the "Global Exchange Notes," and, together with the Global Original Notes, the "Global Notes") and deposited with, or on behalf of, the Depositary. After the initial issuance of the Global Exchange Notes, Exchange Notes in certificate form will be issued in exchange for a holder's proportionate interest in the appropriate Global Exchange Note only as set forth in the Indenture.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference.

  The Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement may be obtained from the Commission at prescribed rates at such address, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. The address of such site is http://www.sec.gov.

  The Company's obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the Notes are held of record by fewer than 300 Holders at the beginning of the fiscal year of the Company, other than the fiscal year in which the Registration Statement or any Shelf Registration Statement (as defined) becomes effective. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, they will furnish to the Holders of the Notes and submit to the Commission (unless the Commission will not accept such materials) (i) all quarterly and annual financial information that would be required to be contained in filings with the Commission on Forms 10-Q and 10-K if the Company was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company' certified independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available upon request to any prospective purchaser of, or beneficial owner of Notes in connection with any offer or sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

  WAM!NET (R), ! (R) (stylized exclamation mark, design only), WAM!PROOF, (R) WAM!BASE, (R) Industry Smart(TM), Industry Smart Network(TM), Industry Smart Application(TM), FreeMail (R) and 4-Sight (R) are trademarks of the Company or its subsidiaries.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information.................................................... iii
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
Use of Proceeds..........................................................  21
The Exchange Offer.......................................................  22
Capitalization...........................................................  30
Selected Financial Data..................................................  31
Pro Forma Financial Data.................................................  33
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  37
Business.................................................................  45
Management...............................................................  61
Ownership of the Company.................................................  68
Certain Transactions and Relationships...................................  69
Description of the Company's Securities..................................  73
Description of Certain Indebtedness......................................  79
Description of the Notes.................................................  81
Note Registration Rights................................................. 109
Book-Entry; Delivery and Form............................................ 111
Certain Federal Income Tax Considerations................................ 113
Plan of Distribution..................................................... 117
Legal Matters............................................................ 118
Experts.................................................................. 118
Index to Financial Statements............................................ F-1
Glossary................................................................. A-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Certain capitalized terms used but not defined in this summary are used herein as defined elsewhere in this Prospectus. Unless the context otherwise requires, references herein to "WAM!NET" or the "Company" are to WAM!NET Inc. (formerly known as NetCo Communications Corporation), a Minnesota corporation, and its subsidiaries. Capitalized terms used in this Prospectus, which are not otherwise defined herein, have the respective meanings ascribed to them in "Glossary." Common Stock share and per share amounts in this Prospectus have been adjusted to reflect a five-for-one stock split which occurred on February 26, 1998. See the "Risk Factors" included in this Prospectus for a description of certain factors that should be considered by participants in the Exchange Offer.

                                  THE COMPANY

OVERVIEW

  WAM!NET provides a managed, high speed digital data delivery network service (the "WAM!NET(R) Service") that integrates the Company's industry-specific work flow applications with commercially available computer and telephony technologies. The Company, an affiliate of WorldCom, Inc. ("WorldCom"), offers an "Industry Smart(TM)" service designed to provide its subscribers with a turn-key single source solution for the rapid, secure, accurate and reliable transportation and management of information, with a simple "pay by the megabyte" pricing plan requiring no capital investment. The WAM!NET Service provides seamless digital connectivity among "communities of interest," drawing together customers and trading partners which have collaborative work flows. The Company has developed advanced WAM!NET Service applications, including an on-line digital job tracking and billing system (Customer Information System or "CIS"), an application enabling remote proofing ("WAM!PROOF(R)") and a remote data archiving, retrieval and distribution system ("WAM!BASE(R)"). WAM!PROOF was commercially released in the second quarter of 1998 and WAM!BASE is scheduled for commercial release in the second half of 1998.

  The Company has initially capitalized on the growing need for managed digital data delivery services in the printing, publishing, advertising, pre-press, corporate communication and graphic arts industries (collectively, "Graphic Arts"). The Company believes that the WAM!NET Service is achieving wide acceptance among leading firms within the Graphic Arts community of interest, which in turn encourages those with whom such firms share digital information to subscribe to the WAM!NET Service. Since it commercially released and commenced marketing of the WAM!NET Service in March 1996, the Company has established a subscriber base of more than 1,900 customer locations, including at Time Inc. ("Time"), R.R. Donnelley & Sons Company ("Donnelley"), The Walt Disney Company ("Disney"), J.C. Penney Company, Inc. ("J.C. Penney"), Fox Broadcasting Company ("Fox Broadcasting") and Macy's West (formerly known as Macy's California) department stores ("Macy's"). In November 1997, the WAM!NET Service received the Graphic Arts Technical Foundation (an independent trade association) award for the product or service that will most likely change the manner in which the Graphic Arts industry conducts business.

MARKET OPPORTUNITY

  The Company believes that the increasing digitalization of work product and work flow in data intensive and time sensitive industries is driving demand for managed, secure and reliable electronic data transportation and archiving services. Based on information derived from independent studies, the Company believes that the Graphic Arts industry will spend approximately $10.0 billion between 1998 and 2000 on the digitalization of its production and printing process, including the introduction by commercial printers of computer-to-plate

("CTP") technology, which facilitates a fully digital work product. Despite this movement toward the digital creation, storage and outputting of data, the lack of reliable, cost effective electronic transport mechanisms has resulted in many companies continuing to use overland or air courier services to deliver magnetic tape or optical disk copies of data to others who desire access to such data. This non-digital step results in a method of transporting data which can be inefficient, significantly lengthening production cycle time and leading to possible errors. The Company believes the potential market for managed digital data transportation and asset storage services is $4.3 billion and $2.3 billion, respectively, in the Graphic Arts industry alone.

  The Company believes that existing electronic means for transporting large digital data files have proven to be ineffective and/or prohibitively expensive for most companies. Large files may take up to several days to transport using the Internet or the fastest standard telephone modems (56,000 bps) and may lose significant quality in transmission. The use of the Internet and standard telephone modems can also lead to other significant disadvantages, most notably high telephone usage charges and a lack of security, accountability and reliability of transmission. Other dedicated technologies, such as point to point telephone lines, offer more speed than the Internet, which is not managed, or a standard telephone modem, but at a significantly higher cost. Such technologies may also lead to data degradation and integration obstacles. Large data files can be transported reliably in minutes over dedicated point to point telephone lines (such as DS1 and DS3); however, the substantial equipment necessary at each dedicated connecting point and the sizable costs of leasing a dedicated point to point telephone line makes this means of transport uneconomical for most companies transporting large data files.

COMPETITIVE ADVANTAGES

  The Company believes it is uniquely positioned to meet the growing need for a cost-effective and reliable means of electronically transporting, storing and retrieving digital data due to the following competitive advantages:

 . Purpose-Built, Industry Smart Network. The WAM!NET Service operates via a nationwide network that integrates the Company's proprietary, value-added Industry Smart applications with a purpose-built network of Company owned national, regional and local hubs ("Distribution Hubs") interconnected redundantly with high-bandwidth leased telephone circuits (the "WAM!NET Network"). The Company currently maintains 26 Distribution Hubs, located in major United States and Canadian cities, London, England, Paris, France, and Amsterdam, The Netherlands. The Company operates two mirrored network operations centers ("NOCs") in Minneapolis and Las Vegas through which it monitors all data transmission on a 24 hour a day, 7 day a week basis. The Company believes the WAM!NET Service offers reliable and secure data transmissions with no degradation in quality and guaranteed delivery and throughput.

 . Single Source, Turn-Key Service Solution. The Company provides each subscriber with all of the hardware, software, transmission facilities and management services necessary to use the WAM!NET Service. Installation of the service, which is performed on behalf of the Company by national service providers, consists of connecting the customer to the nearest Distribution Hub through a Company-owned network access device ("NAD") and an appropriate communications link (such as T1, ISDN, frame relay, ADSL or other suitable facility) matched to the customer's transfer speed and throughput requirements. The WAM!NET Service is designed for ease of use, with a point and click e-mail type interface and a simple "pay by the megabyte" pricing model. The Company's strategy is to offer customers the WAM!NET Service at rates competitive with overland and air courier services furnished on an annual or multi-year subscription basis. There is no up-front capital investment by the customer, who is charged based on a minimum monthly usage fee and volume of data sent per transaction.

 . Industry Smart Applications. The Company collaborates with leading participants in its target markets and designs applications addressing industry-specific work product and work flow requirements. These Industry Smart applications combined with the guaranteed delivery and throughput of the WAM!NET Service allow work partners in distant geographic locations to collaborate digitally in real time. The WAM!PROOF application will allow customers to directly output across the WAM!NET Network to proofing devices in remote locations, thereby eliminating the need to deliver physical proofs by overnight courier. The WAM!BASE application will provide a collaborative digital asset management service that can eliminate the need for redundant archives and shrink work cycle time by providing more immediate access to desired data files.

 . Customer Support and CIS. The Company has implemented extensive customer service functions, including customer support technicians who are available 24 hours a day, 7 days a week, are trained extensively in the Company's service offerings and who understand the industry-specific work flow of the Company's customers. CIS allows customers to view data files, verify account information and check the status of transactions on-line, as well as to log help requests. The Company provides its customers itemized information regarding the size, cost, and destination of each "shipment" that may be electronically imported directly into the customer's own accounting system, which facilitates capturing of project-specific costs and billing of services on a job-by-job basis.

 . First to Market Advantage. By being the first to market a managed, high speed digital data delivery network with Industry Smart applications, the Company believes it is becoming the industry standard in the Graphic Arts industry and is positioned to become the industry standard in its other target industries. The Company has found that industry leaders such as Time and Donnelley (early WAM!NET Service customers) actively encourage their work flow partners to subscribe to the WAM!NET Service to increase work flow efficiencies. Potential entrants into the managed digital data delivery field would need to deploy a nationwide, purpose-built network integrated with customized value-added applications, and simultaneously convert industry leaders and their work flow partners, more than 1,100 of whom have contracted with the Company for the WAM!NET Service at more than 1,900 locations. Customers currently subscribing to the WAM!NET Service include 12 of the 20 largest publishers, 10 of the 20 largest printers, 17 of the 20 largest advertising agencies, and 11 of the 20 largest pre-press-graphic arts agencies in the United States, as well as the corporate communications and advertising departments of many United States corporations.

 . Strategic Relationship with WorldCom. The Company has entered into a strategic alliance with WorldCom which includes equity and debt investments and operating loan guarantees totaling approximately $50 million. WorldCom is currently entitled to designate a majority of the Board of Directors of the Company and, through its ownership of convertible debt and warrants, has the right to acquire a majority of the Common Stock of the Company. WorldCom also provides telecommunication and other services to the Company on a non-exclusive basis. The Company anticipates that its relationship with WorldCom will enable it to access the worldwide infrastructure, sales and marketing work force, telephony technologies, high bandwidth carrier service and other services of WorldCom and its affiliates, including UUNet Technologies, Inc. ("UUNet").

BUSINESS STRATEGY

  The Company's objective is to become the leading provider of enhanced, managed digital data delivery and archiving services to industries comprised of interdependent participants requiring industry specific, high speed digital connectivity. WAM!NET's strategy to achieve this objective and to build a long-term sustainable competitive advantage is to:

 . Increase its Customer Base to Create Critical Mass. The Company's sales and marketing strategy has been designed to rapidly penetrate its initial target market, the Graphic Arts industry. Elements of this strategy include: (i) creating the WAM!NET Service as a turn-key, single source service solution; (ii) implementing an easy to understand "pay by the megabyte" pricing model (which eliminates the need for any capital investment by customers); (iii) designing aggressive advertising, trade show, event marketing and direct selling to drive trials, including introductory risk-free product evaluations for industry leaders; (iv) building a direct sales force to target leading industry participants who, in turn, encourage their work flow partners to subscribe to the WAM!NET Service; and (v) implementing programs in which large receivers of data (e.g., printers) promote and market the WAM!NET Service, along with the WAM!NET direct sales force, to customers and work flow partners. The Company believes that the customer benefits of the WAM!NET Service will increase exponentially as the total number of WAM!NET Service subscribers increases.

 . Apply Industry Smart Network Model to Other Industries. The Company believes that the WAM!NET Industry Smart network model can provide the benefits and advantages it offers the Graphic Arts industry to other industries with similar data transportation, storage and retrieval requirements. Some of the Company's customers that are in the entertainment industry, such as Fox Broadcasting and Disney, currently subscribe to the WAM!NET Service for their Graphic Arts-related needs. The Company is presently developing Industry Smart applications suitable to the entertainment industry and is developing corresponding marketing and sales strategies. The Company is also collaborating with industry leaders in the medical imaging industry to develop and implement Industry Smart applications in connection with marketing to that industry.

 .  Drive Utilization Through Value-Added Services and Volume Discounts. The
   Company incorporates, develops and implements value-added Industry Smart applications for customers, such as CIS, WAM!PROOF and WAM!BASE, which the Company believes will provide significant benefits to its customers and stimulate increased usage of the WAM!NET Service. The Company also offers volume discounts and a variety of promotional programs for industry leaders to induce customers to send increasingly large volumes of data traffic across the WAM!NET Network.

 .  Expand and Enhance Infrastructure and Develop Worldwide Capabilities. The
   Company intends to invest in resources and systems to ensure that the WAM!NET Network's operating infrastructure and support services provide optimal digital connectivity to its subscribers in a guaranteed performance and competitive rate environment. The Company is currently preparing to expand into parts of Europe and Asia for the purpose of providing its customers with desired international connectivity. The Company expects to expand the WAM!NET Network into approximately 10 countries by the end of 1998, and will initially locate additional Distribution Hubs in London, Frankfurt, Paris, Amsterdam, Milan, Tokyo, Hong Kong, and Sydney. The London, Paris and Amsterdam Distribution Hubs were recently installed by the Company. During 1998, the Company expects to further develop its international service infrastructure by providing installation and customer support via third parties, developing local sales and distribution relationships and may establish additional Distribution Hubs and regional NOCs in selected countries. The Company's acquisition of 4-Sight Limited ("4-Sight") will permit subscribers, including 4-Sight's 30,000 customers in 44 countries, to gain remote access to the WAM!NET Network through transmission software being developed by 4-Sight. The Company may also establish its international presence through other acquisitions, joint ventures or other similar business transactions. See "--Recent Developments."

 . Reduce Costs and Improve Operating Margins. The Company seeks to reduce costs and improve operating margins by (i) spreading the cost of installing and operating the WAM!NET Network over a large base of customers; (ii) designing the network to use more expensive hub equipment in a few national and regional operational centers and less expensive equipment at each customer site; (iii) deploying cost-reduced NADs for less volume intense customers; (iv) pursuing programs to reduce the costs of capital equipment, including obtaining mass purchasing discounts for network infrastructure and customer premise equipment; (v) utilizing network management tools to optimize existing and planned network capacity as volume increases and traffic patterns begin to emerge; (vi) deploying new, lower-cost last mile local loop technologies to connect customer sites to Distribution Hubs, including wireless technologies and remote dial-up capabilities; and (vii) deriving other incremental revenue from value-added services such as WAM!BASE, which can be delivered over the existing WAM!NET Network infrastructure. The Company also believes its operating margins will improve as a result of anticipated cost reductions associated with increasing competition in both the local and long distance markets.

RECENT DEVELOPMENTS

  On March 13, 1998, the Company purchased the entire share capital of 4-Sight Limited, a private limited company incorporated under the laws of England and Wales (the "4-Sight Acquisition"), for $20.0 million in cash, which was paid out of the proceeds of the Initial Offering, and 2,500,000 shares of Common Stock which, subject to the satisfaction of certain conditions, may be increased to 3,250,000 shares of Common Stock.

  4-Sight develops and distributes ISDN data transmission software and related products and applications targeted to the Graphic Arts industry, with particular emphasis on European, Asian and North American markets. 4-Sight software users are generally responsible for all software and hardware installation, procuring an ISDN telephony connection and verifying the integrity of their files being sent over a public network infrastructure. The Company believes that there are potential synergies in adapting and integrating 4-Sight's data transmission software into WAM!NET's managed network infrastructure. At December 31, 1997, 4-Sight's customer base exceeded 30,000 locations, including 3,000 sites in the United States. The Company expects that the 4-Sight Acquisition will enable the Company to achieve broader market coverage in the Graphic Arts market by combining 4-Sight's international presence and penetration of the lower volume user market with the Company's domestic presence and penetration of the higher volume user market.

COMPANY HISTORY

  The Company was incorporated in Minnesota in September 1994. From incorporation through March 1996, the Company was principally engaged in the development of the WAM!NET Service. In March 1996, the Company commercially released and began marketing the WAM!NET Service. Between September and December 1996, the Company entered into its strategic alliance with WorldCom. In 1997, the Company expanded its marketing efforts, increased its sales and installation of the WAM!NET Service, continued development of WAM!PROOF and WAM!BASE and other advanced applications, and prepared for expansion into overseas markets and for the application of WAM!NET Services to other targeted industries. WAM!PROOF was commercially released in the second quarter of 1998 and WAM!BASE is currently scheduled for commercial release in the second half of 1998. In February 1998, the Company changed its name from NetCo Communications Corporation to WAM!NET Inc. as part of a strategy to take advantage of the market presence established by the Company's primary product, the WAM!NET Service, and to avoid confusion between the more familiar product name, "WAM!NET," and the less familiar corporate name, "NetCo."

  The Company's principal executive offices are located at 6100 West 110th Street, Minneapolis, Minnesota 55438. The Company's telephone number is (612) 886-5100; its facsimile number is (612) 885-0687; its Internet e-mail address is info@netco.com; and its homepage address on the world wide web is www.wamnet.com.

                               THE EXCHANGE OFFER

The Exchange Offer....  The Company is offering to exchange up to $208,530,000 aggregate principal amount at maturity of 13 1/4% Senior Discount Notes due 2005, Series B, for each $1,000 in principal amount of outstanding 13 1/4% Senior Discount Notes due 2005, Series A, that were issued and sold in reliance upon an exemption from registration under the Securities Act. The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by Holders thereof except as provided herein (see "The Exchange Offer--Terms of the Exchange" and "The Exchange Offer--Terms and Conditions of the Letter of Transmittal") and (ii) the Exchange Notes will be issued without any covenant regarding registration under the Securities Act.

                        Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Company or
                        (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holders' business and such Holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

Minimum Condition.....  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Expiration Date.......  The Exchange Offer will expire at 5:00 p.m., New York
                        City time, on August 28, 1998 unless extended.

Exchange Date.........  The first date of acceptance for exchange for the
                        Original Notes will be the first business day following the Expiration Date.

Conditions to the
 Exchange Offer.......
                        The obligation of the Company to consummate the Exchange Offer is subject to certain conditions. See "The Exchange Offer--Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights.....  Tenders may be withdrawn at any time prior to the
                        Expiration Date. Any Original Notes not accepted for any reason will be returned without expense to the tendering Holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for
 Tendering Original
 Notes................  See "The Exchange Offer--How to Tender."

Federal Income Tax
 Consequences.........
                        The exchange of Original Notes for Exchange Notes by Holders will not be a taxable exchange for federal income tax purposes, and Holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain Federal Income Tax Considerations."

Effect on Holders of
 Original Notes.......
                        As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement (the "Registration Rights Agreement") dated as of March 5, 1998, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and First Chicago Capital Markets, Inc. (collectively, the "Initial Purchasers"), and, accordingly, the Holders of the Original Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Note Registration Rights." Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, dated as of March 5, 1998 among the Company and U.S. Bank Trust National Association (f/k/a First Trust National Association), as Trustee (the "Trustee"), relating to the Original Notes and the Exchange Notes (the "Indenture"). All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange." The Original Notes have been designated for trading in The PORTAL Market ("PORTAL"), a subsidiary of The Nasdaq Stock Market, Inc. Original Notes that remain outstanding following the consummation of the Exchange Offer will continue to be designated for trading in PORTAL.

                                   THE NOTES

Notes.................  $208,530,000 aggregate principal amount at maturity of
                        13 1/4% Senior Discount Notes due 2005. The Original Notes were issued on March 5, 1998 (the "Issue Date") at a discount to their aggregate principal amount at maturity and generated gross proceeds to the Company of approximately $125.0 million. The yield to maturity of the Notes is 14.59% (computed on a semi-annual bond equivalent basis).

Maturity..............  March 1, 2005.

Interest..............  Cash interest does not accrue nor is payable on the
                        Notes prior to March 1, 2002. Thereafter, cash interest on the Notes will accrue at a rate of 13 1/4% per annum (calculated on a semi-annual bond equivalent basis) and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2002.

Ranking...............  The Notes are general senior obligations of the Company and, as such, rank pari passu in right of payment with all existing and future unsecured and unsubordinated Indebtedness of the Company. The Notes are effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. As of June 30, 1998, the Company had outstanding approximately $14.3 million of secured Indebtedness (consisting principally of equipment financing), which effectively ranked senior in right of payment to the Notes, no Indebtedness which ranked pari passu in right of payment to the Notes and $26.3 million of Indebtedness which would have been subordinated in right of payment to the Notes. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial, and the Indenture does not limit the amount of secured Permitted Equipment Financing that may be incurred by the Company. See "Description of the Notes--Ranking."

Subsidiary              The Indenture provides that each Material Restricted
 Guarantees...........  Subsidiary (as defined herein) will become a guarantor of the Notes (a "Subsidiary Guarantor"); provided, however, that a Material Restricted Subsidiary that is a Foreign Subsidiary shall not become a Subsidiary
                        Guarantor if by doing so it would violate applicable law of its jurisdiction of organization or incorporation. As of the date hereof, the Company has no Material Restricted Subsidiaries that are Subsidiary
                        Guarantors. The guarantees of the Subsidiary Guarantors
                        (collectively, the "Subsidiary Guarantees"), if any, will be general unsecured senior obligations of the Subsidiary Guarantors and will rank pari passu in right of payment with all unsecured and unsubordinated
                        Indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated Indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees may be released under certain circumstances. See
                        "Description of the Notes--Certain Covenants--Issuances of Guarantees by Certain Restricted Subsidiaries;
                        Release of Guarantees." The Subsidiary Guarantees are limited to the extent of any payment that would constitute a fraudulent transfer under federal or state law. See "Risk Factors--Fraudulent Conveyance
                        Considerations Relating to Subsidiary Guarantees."

Optional Redemption...  The Notes are redeemable at the option of the Company, in whole or in part, at any time upon not less than 30 nor more than 60 days written notice, on or after March 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to March 1, 2001 (i) the Company may redeem up to 25% of the originally issued aggregate principal amount at maturity of Notes, other than in any circumstance resulting in a Change of Control, at a redemption price equal to 113.25% of the Accreted Value (as defined herein) of the Notes so redeemed as of the date of redemption, with the net cash proceeds of an Initial Public Equity Offering (as defined herein) resulting in gross cash proceeds to the Company of at least $35.0 million in the aggregate; provided that not less than 75% of the originally-issued aggregate principal amount at maturity of Notes is outstanding immediately following such redemption. See "Description of the Notes--Redemption--Optional Redemption."

Change of Control.....  In the event of a Change of Control, the Company is required to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the Notes--Certain Covenants--Change of Control."

Asset Sale Offer......  The Company, subject to certain conditions, is obligated to make an offer to purchase Notes with the Net Cash Proceeds of certain Asset Sales at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the Notes-- Certain Covenants--Disposition of Proceeds of Asset Sales."

Certain Covenants.....  The Indenture contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on additional indebtedness,
                        (ii) limitation on restricted payments, (iii) limitation on liens securing certain indebtedness, (iv) issuance of guarantees by certain Restricted Subsidiaries (as defined herein); release of guarantees, (v) change of control, (vi) limitation on dividends and other payment restrictions affecting Restricted Subsidiaries, (vii) disposition of proceeds of Asset Sales (as defined herein), (viii) limitation on issuances and sales of capital stock of Restricted Subsidiaries, (ix) limitation on transactions with affiliates, (x) reports, (xi) limitation on designations of Unrestricted Subsidiaries, (xii) limitation on status as investment company, and (xiii) consolidation, merger, sale of assets, etc. These covenants are subject to important exceptions and qualifications. See "Description of Notes--Certain Covenants" and "--Consolidation, Merger, Sale of Assets, Etc."

Exchange Offer; Note
 Registration
 Rights...............  Pursuant to the Registration Rights Agreement, the
                        Company agreed (i) to file a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Original Notes (the "Exchange Offer") for senior debt securities of the Company with terms identical to the Original Notes ( i.e., the Exchange Notes) (except that the Exchange Notes will not contain terms with respect to transfer restrictions) on or prior to the 90th day after the Issue Date, (ii) to use its best efforts to have the Exchange Offer Registration Statement be declared effective by the Commission on or prior to the 150th day after the Issue Date and (iii) commence the Exchange Offer and use its best efforts to issue the Exchange Notes on or prior to the 30th day after the date on which the Exchange Offer Registration Statement was declared effective by the Commission. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to file the Exchange Offer Registration Statement or to effect the Exchange Offer, if the Exchange Offer is not for any other reason consummated within 180 days after the Issue Date or if certain holders of the Original Notes notify the Company they are not permitted to participate in, or would not receive freely tradable Notes pursuant to, the Exchange Offer, the Company will file and will use its best efforts to cause to become effective a registration statement (the "Shelf Registration Statement") with respect to the resale of the Original Notes and to keep the Shelf Registration effective until up to two years after the effective date thereof. The Company may be required to make cash payments to holders of Notes under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Note Registration Rights."

                                  RISK FACTORS

  Prospective participants in the Exchange Offer should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 12, for a discussion of certain risks involved in the Exchange Offer.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following tables set forth (i) selected historical consolidated financial data for the Company and its subsidiaries for each of the years in the three year period ended December 31, 1997, and for the six month periods ended June 30, 1997 and 1998, (ii) selected historical consolidated financial data for 4-Sight and its subsidiaries for the year ended August 31, 1996, the month ended September 30, 1996, the year ended September 30, 1997 and the three months ended December 31, 1997 and (iii) selected pro forma financial data that gives effect to the Initial Offering and the 4-Sight Acquisition as if they had occurred on January 1, 1997. The 4-Sight Acquisition occurred on March 13, 1998 and the operating results of 4-Sight are included in the Company's operating results from that date through March 31, 1998. The Company's summary historical consolidated financial data as of and for the six months ended June 30, 1997 and 1998 and 4-Sight's selected historical consolidated financial data as of and for the three months ended December 31, 1997 have been derived from the respective companies' unaudited financial statements and have been prepared on the same basis as the historical information derived from audited financial statements. In the opinion of the management of the Company and the management of 4-Sight, the unaudited financial statements of the respective companies, from which such data have been derived, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results for and as of the end of such periods. The Company's development and expansion activities during the periods presented below significantly affect the period-to-period comparability of the historical data presented for the Company. The historical data with respect to the six months ended June 30, 1998 should not be regarded as necessarily indicative of the results that may be expected for the entire year. The following information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and the notes thereto of the Company and 4-Sight, "Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                           WAM!NET INC.
                            ----------------------------------------------
                                                           SIX MONTHS
                            YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                            --------------------------  ------------------
                             1995     1996      1997      1997      1998
                            -------  -------  --------  --------  --------
                                                           (UNAUDITED)
                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues..................  $   180  $   279  $  1,555  $    386  $  7,236
Operating expenses........    1,437    7,036    31,037    10,475    49,870
Operating income (loss)...   (1,257)  (6,757)  (29,482)  (10,095)  (42,634)
Interest income (expense),
 net......................      (20)    (839)   (4,154)   (1,337)   (8,300)
Income (loss) before
 income taxes.............   (1,277)  (7,596)  (33,636)  (11,432)  (50,934)
Net income (loss).........   (1,277)  (7,596)  (33,636)  (11,432)  (50,934)
OTHER DATA:
EBITDA(1).................  $(1,226) $(6,310) $(26,814) $ (9,273) $(36,607)
Depreciation and
 amortization.............       31      447     2,668       822     6,026
Capital expenditures......      657    4,244    16,599     9,583    18,917
Net cash used in operating
 activities...............     (747)  (6,218)  (23,917)  (10,015)  (24,979)
Net cash used in investing
 activities...............     (657)  (5,244)  (15,599)   (9,583)  (35,267)
Net cash provided by
 financing activities.....    2,732   24,578    25,346     5,585   106,531
Ratio of earnings to fixed
 charges(2)...............      --       --        --        --        --
BALANCE SHEET DATA (END OF
 PERIOD):
Cash and cash
 equivalents..............  $ 1,328  $15,444  $    274  $    432  $ 46,559
Total assets..............    2,075   20,070    21,086    15,020   123,311
Total debt(3).............    1,900   20,473    45,778    20,670   152,641
Shareholders' deficit(4)..     (371)  (2,683)  (30,671)  (13,185)  (39,537)

                                                Footnotes on the following page.

                                                       4-SIGHT LIMITED
                         ----------------------------------------------------------------------------
                                                                                  THREE MONTHS ENDED
                                                                                     DECEMBER 31,
                           YEAR ENDED       MONTH ENDED          YEAR ENDED       -------------------
                         AUGUST 31, 1996 SEPTEMBER 30, 1996 SEPTEMBER 30, 1997(5)   1996      1997
                         --------------- ------------------ --------------------- --------- ---------
                                                                                     (UNAUDITED)
                                              (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................     $11,446           $1,065              $18,264        $  3,860  $   4,769
Operating expenses......       9,380            1,124               15,817           2,352      2,517
Operating income
 (loss).................       2,066              (59)               2,447             118        884
Interest income
 (expense), net.........          18               (9)                  57             (25)        58
Income (loss) before
 income taxes...........       2,084              (68)               2,504              93        942
Net income (loss).......       1,478              (61)               1,588              71        568
OTHER DATA:
EBITDA(1)...............     $ 2,372           $  (20)             $ 3,050        $    279  $   1,086
Depreciation and
 amortization...........         306               39                  603             161        202
Capital expenditures....         465               87                  545             165        240
Net cash provided by
 (used in) operating
 activities.............         380             (759)                 707            (492)       382
Net cash used in
 investing activities...        (327)             (87)                (540)           (165)      (240)
Net cash provided by
 (used in) financing
 activities.............        (249)              (5)               3,380             665        125
Ratio of earnings to
 fixed charges(2).......        39.6x             --                  42.0x            3.7x     135.6x
BALANCE SHEET DATA (END
 OF PERIOD):
Cash and cash
 equivalents............     $ 1,290           $  439              $ 3,986        $    447  $   4,253
Total assets............       6,927            6.095               10,473           7,521     11,382
Total debt(3)...........         225              267                  206           5,128        332
Shareholders' equity....       2,565            2,531                2.554           2,840      3,165

                                                           PRO FORMA(6)
                                                      -------------------------
                                                                     SIX MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31,    JUNE 30,
                                                          1997          1998
                                                      ------------   ----------
                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................   $ 20,833      $ 12,596
Operating expenses...................................     53,483        54,522
Operating income (loss)..............................    (32,650)      (43,812)
Interest income (expense), net.......................    (26,828)       11,325
Net income (loss)....................................    (60,756)      (55,221)
OPERATING AND OTHER DATA:
EBITDA(1)............................................   $(22,940)     $(36,382)
Depreciation and amortization........................     11,359         7,424
Capital expenditures.................................     17,235        18,917
Ratio of earnings to fixed charges(2)................        --            --
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents............................   $ 84,146           --
Total assets.........................................    149,916           --
Total debt(3)........................................    146,291           --
Shareholders' equity (deficit).......................     (4,983)(4)       --

--------
(1) EBITDA represents earnings (loss) from operations before taking into consideration net interest expense, income tax expense, depreciation expense and amortization expense. The Company has included information concerning EBITDA as it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be considered as an alternative to net income or any other measure of performance or liquidity as determined in accordance with generally accepted accounting principles or as an indicator of the Company's overall financial performance. In addition, the measure of EBITDA presented herein by the Company may not be comparable to other similarly titled measures of other companies.
(2) The ratio of earnings to fixed charges is calculated by dividing (i) net income (loss) before taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest incurred and the portion of rent expense which is deemed representative of interest. Earnings were insufficient to cover fixed charges by $1,242, $6,653 and $29,180 for the Company for the years ended December 31, 1995, 1996 and 1997, and $9,807 and $41,354 for the six month period ending June 30, 1997 and 1998, and $33,433 for the pro forma financial data for the year ended December 31, 1997 and $42,647 for the pro forma financial data for the six month period ended June 30, 1998, respectively. Earnings were insufficient to cover fixed charges by $0.04 for 4-Sight for the one month period ended September 30, 1996.
(3) Total debt includes long-term debt, current portion of long-term debt and obligations under capitalized leases, net of the unamortized value of warrants issued to debtholders.
(4) The estimated value of warrants issued to debtholders and of options issued to consultants is reflected as both a debt discount and an element of paid in capital.
(5) 4-Sight changed its fiscal year end to September 30 during 1997.
(6) The pro forma financial data is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated dates.

                                 RISK FACTORS

  Prospective participants in the Exchange Offer should carefully consider the following risk factors, as well as other information contained in this Prospectus, before participating in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Original Notes under the Securities Act. In addition, any Holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not tendered could be adversely affected. See "Note Registration Rights."

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY

  The Company was formed in September 1994 and has a limited history of operations. It began operations in March 1995 and has operated at a net loss since inception. The Company expects to incur substantial losses for the foreseeable future as it continues to expand the WAM!NET Network, develop other products and applications and improve and market its services. The Company incurs significant sales commissions and installation costs as customers initially subscribe to the WAM!NET Service. As part of its sales and marketing efforts, the Company offers certain customers, including potentially influential industry leaders, free service for an initial evaluation period. Accordingly, management expects that operating costs will remain high as a percentage of revenue as the Company seeks to continue its rapid growth in subscribers. Since the Company's inception on September 9, 1994 through June 30, 1998, the Company has incurred operating losses of $80.1 million and as of June 30, 1998 had a shareholders' deficit of $39.5 million. Due to the Company's negative cash flow and need to obtain additional financing to carry out its business plan, prior to the consummation of the Initial Offering, the report of the Company's independent auditors included an explanatory paragraph with respect to the ability of the Company to continue as a going concern. However, the Company's independent auditors reissued their opinion on the Company's 1997 consolidated financial statements without such paragraph upon the consummation of the Initial Offering. The likelihood of the Company achieving profitability must be considered in light of the problems frequently encountered by a new business and the competitive environment in which the Company operates. To keep the price of the WAM!NET Service competitive, the Company must enter into service contracts with and retain additional customers which will enable the Company to increasingly spread the fixed costs of the WAM!NET Service over many customers. There can be no assurance that the Company will develop an adequate revenue generating customer base or will achieve or sustain profitability or generate sufficient positive operating cash flow to service its debt. See "--Requirements for Additional Capital," "--Competition; Technological Change," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's consolidated financial statements, including the notes thereto, included elsewhere herein.

REQUIREMENTS FOR ADDITIONAL CAPITAL

  The Company's ability to meet its projected growth is dependent upon its ability to secure substantial additional financing in the future. The Company expects to meet its additional capital needs with the proceeds from sales or issuance of equity securities, credit facilities and other borrowings, or additional debt securities, each to the extent permissible under the Indenture. In addition, although the Indenture permits the Company to incur additional indebtedness under certain conditions, including an unlimited amount of secured equipment financing, the Indenture could serve to restrict the financing options available to the Company to fulfill its expansion plans. See "Description of the Notes--Certain Covenants." The Company also intends to pursue one or more financings in 1998 totalling approximately $100.0 million, for which it has received indications of interest from certain financial institutions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company believes that the net proceeds of the Initial Offering and such financings, together with expected cash from operations, will be sufficient to fund the Company's operations through September 30, 1999 (through March 31, 1999 without such financing). There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing will be on terms acceptable to the Company. Further, there can be no assurance that expenses will not exceed the Company's estimates or that the financing need will not likewise be higher. If the Company is unable to obtain additional financing when needed, it may be required to significantly scale back expansion plans and, depending upon cash flow from its existing business, reduce the scope of its plans and operations. Any additional debt financing, if available, may involve restrictive covenants that attempt to address interests different than those of the holders of the Notes. Further, there can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The Company's financing needs may vary significantly from its current expectations if it is unable to generate anticipated cash flows or if the Company requires more funds for equipment investments than it currently anticipates, particularly as a result of future network infrastructure installation requirements. No assurance can be given that the Company's current expectations regarding its cash needs will prove accurate, and there can be no assurance that the Company's operations will produce positive cash flow in sufficient amounts to service the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LEVERAGE AND DEBT SERVICE

  The Company is highly leveraged. As of June 30, 1998, the Company had approximately $166.6 million of Indebtedness. As a result of the substantial indebtedness of the Company following the Initial Offering, fixed charges are expected to exceed its operating cash flow for the foreseeable future and there can be no assurance that the Company's operating cash flow will be sufficient to pay cash debt service on the Notes when cash interest begins to accrue on the Notes commencing 2002. In addition, the Indenture permits the Company to incur additional indebtedness under certain conditions, including an unlimited amount of secured equipment financing. The leveraged nature of the Company could limit the ability of the Company to effect future financings or may otherwise restrict the Company's activities. Substantial leverage poses the risk that the Company may not be able to generate sufficient cash flow to service its indebtedness, including the Notes, and to adequately fund its operations. See "Description of the Notes--Ranking."

  The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of debt service, thereby reducing the funds available to the Company for other purposes; (iii) the Company's leverage may hinder its ability to adjust rapidly to changing market conditions; and (iv) the Company's leverage could make the Company more vulnerable in the event of a downturn in general economic conditions or in its business.

RISKS ASSOCIATED WITH A CHANGE OF CONTROL

  The Indenture contains provisions relating to certain events constituting a "change of control" of the Company. Upon the occurrence of such a change of control, the Company would be obligated to make an offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company would have sufficient funds, or be able to obtain such funds on commercially reasonable terms, to purchase all of the

Notes tendered pursuant to such an offer. A failure by the Company to purchase all Notes validly tendered pursuant to such an offer would result in an Event of Default under the Notes and could result in an event of default under other indebtedness of the Company. In addition, a change of control could result in the acceleration of existing or future indebtedness of the Company that is senior to the Notes, and, as such, may adversely affect the ability of the Company to repay the Notes. See "Description of the Notes--Certain Covenants-- Change of Control."

RISK OF NETWORK FAILURE; LIABILITY FOR DATA

  The Company's operations are dependent upon its ability to protect its network infrastructure against damage from natural disasters, power loss, telecommunications failures and similar events. Despite the current redundancy of the WAM!NET Service's infrastructure (other than from a customer's NAD to a Distribution Hub), and other precautions taken by the Company, the occurrence of a natural disaster or other unanticipated problem could cause interruptions to the WAM!NET Service. Additionally, failure of the Company's telecommunications providers to provide the telephony capacity required by the Company as a result of operational disruption or for any other reason could cause interruptions in the services provided by the Company.

  The WAM!NET Service uses an assemblage of telecommunications equipment, software, operating protocols and proprietary applications for high speed transportation of large quantities of digital data among multiple locations. Given the complexity of the WAM!NET Service, it is possible that data files may be lost or distorted. Moreover, most of the Company's customers' needs are extremely time sensitive, and delays in data delivery may cause significant losses to a customer using the WAM!NET Service. The WAM!NET Service and future enhancements or adaptations may contain undetected design faults and software "bugs" that, despite testing by the Company, are discovered only after the WAM!NET Service has been installed and used by customers. The failure of any equipment or facility on the WAM!NET Network could result in the interruption of service to the customers serviced by such equipment or facility until necessary repairs are effected or replacement equipment is installed. Such failures, faults or errors could cause delays or require modifications that could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

  Although the Company's contracts with most WAM!NET Service subscribers limit the Company's liability for damages resulting from any failure in the transportation of data to $100 per transmission, with a maximum liability equal to the subscriber's monthly maximum subscription rate, the Company may nevertheless be subject to significant claims for data losses or delays in the transportation of data over the WAM!NET Network. In addition to general business liability coverage, the Company presently maintains errors and omissions insurance coverage in the amount of $1.0 million per occurrence and $5.0 million for all occurrences relating to the transportation of data over the WAM!NET Network. In addition, the Company presently maintains $1.0 million of business interruption insurance coverage against losses from floods, earthquakes and other natural disasters. There can be no assurance that this amount of insurance coverage will be adequate to cover all data loss claims, or that additional coverage will be available on affordable terms to the Company. See "Business--Liability and Insurance."

SECURITY RISKS

  Despite the WAM!NET Service's extensive security measures, including audit software that constantly monitors security breaches or tampering, the WAM!NET Service is vulnerable to unauthorized access, computer viruses and other disruptive problems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers which could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

DEPENDENCE UPON NETWORK INFRASTRUCTURE AND AVAILABLE BANDWIDTH

  The Company's ability to generate positive cash flows from operations will depend upon its ability to increase its existing subscriber base, which is a function, in part, of its ability to expand its national and international network infrastructure and support services in order to supply enhanced capacity, reliability and security to subscribers at an acceptable cost. The continued development and expansion of the WAM!NET Network will require that it enter into additional agreements, on acceptable terms and conditions, with various providers of infrastructure capacity and equipment and support services. No assurance can be given that any or all of the requisite agreements can be obtained on satisfactory terms and conditions.

  The Company anticipates that future expansions and adaptation of its network infrastructure may be necessary in order to respond to growth in the number of customers served, increased demands to transmit larger amounts of data and changes to its customers' service requirements as customers become more familiar and comfortable with the WAM!NET Service and its various applications. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the evolving standards or demands of its targeted industries and customers and changing requirements on a timely basis, at a commercially reasonable cost, if at all, or that the Company will be able to deploy successfully any expanded and adapted network infrastructure.

REGULATORY MATTERS

  North America. The Company purchases telephone equipment, routers and relays that are used in the WAM!NET Network from manufacturers and combines that equipment with Company provided software and telephone circuits provided by common carriers regulated by the Federal Communications Commission ("FCC"), the Canadian Radio-Television and Telecommunications Commission ("CRTC") and various state regulatory agencies. The Company believes that under the FCC's interpretation of the Communications Act of 1934, as amended, the services which it offers to its customers are interstate information (enhanced) services. Consequently, it is not required to obtain licenses or other approvals from the FCC or state regulatory agencies to offer such services. If the Company's services were deemed to be intrastate services, certain state regulatory agencies might seek to assert jurisdiction over the Company's offerings. If that were to occur, the Company could be required to expend substantial time and money to acquire the appropriate licenses and to comply with state regulations. The Company also believes that under the CRTC's interpretation of Canadian law, the services that the Company offers do not require it to obtain telecommunications permits or approvals in Canada.

  Worldwide. The Company believes that European Union directives require that member states permit the provision of the Company's services on a competitive basis. Bilateral agreements have been negotiated between the United States and Japan and the United States and Hong Kong which encourage cross-border provision of enhanced services like those offered by the Company. Pursuant to commitments in the World Trade Organization's ("WTO") General Agreement on Trade in Services, over 50 governments have agreed to permit provision of enhanced services (i.e., value-added) by nationals of WTO member countries. Nevertheless, certain other countries in Europe, Asia and elsewhere might seek to license and regulate the Company's services. Any such license or regulation may limit, delay or increase the costs of operations associated with international locations to which the Company may desire to expand.

  Medical Imaging. The Company intends to offer its WAM!NET Service and WAM!BASE service as medical imaging applications for transmitting, storing and retrieving medical data for primary diagnostic purposes. The Company is currently participating in a test of the medical image transmission application of the WAM!NET Service between a hospital and a remotely located clinic, and intends to commence testing of the WAM!BASE storage and retrieval functions during the fourth quarter of 1998. Any medical imaging applications offered for primary diagnostic purposes are required to comply with the Food, Drug and Cosmetic Act, as amended (the "Food and Drug Act"), and regulations promulgated thereunder by the Food and Drug Administration (the "FDA"). Under recently adopted FDA regulations, both the WAM!NET Service's data transmission application and the WAM!BASE data storage and retrieval application are classified as Class I devices that do not perform "irreversible data compression." Prior to adoption of those regulations, both the transmission and storage functions were classified as Class II devices, and the Company had received marketing clearance from the FDA for data transmission pursuant to a 510(k) Premarket Notification filing. The Company's medical image transmission, storage and retrieval applications conform to the Digital Imaging and Communications in Medicine ("DICOM") industry standards, which are the industry accepted standards utilized by major medical imaging equipment manufacturers in the domestic health care industry. The Company works with medical imaging equipment manufacturers to ensure compatibility of the WAM!NET Service and WAM!BASE applications with their medical imaging equipment. See "Business-- Government Regulation, Standards."

DEPENDENCE ON MANAGEMENT

  The Company is dependent primarily on the services of Edward J. Driscoll III, its Chief Executive Officer, and is also dependent on the services of certain of its other officers and significant employees. The loss of the services of any of these persons could have a material adverse effect on the Company. The Company has employment agreements with substantially all of its officers and significant employees, including Mr. Driscoll, and has purchased life insurance policies on certain employees, including Mr. Driscoll. See "Management." The Company believes its future success will depend in large part on its ability to retain the services of these personnel and to attract and retain qualified technical and marketing personnel. There can be no assurance that the Company will be able to continue to attract and retain the personnel necessary for the successful conduct of its business.

RAPID EXPANSION; MANAGEMENT OF GROWTH

  The Company rapidly expanded its distribution network and added subscribers to the WAM!NET Service during fiscal 1997 and the first half of fiscal 1998, and must continue to aggressively expand its network and add subscribers in order to achieve its business objectives. During the remainder of 1998, the Company intends to continue to expand the WAM!NET Service into international markets. Whether the Company can meet its goal of increasing its customer base while maintaining its price structure and managing costs will depend upon, among other things, the Company's ability to manage its growth effectively. To manage growth effectively, the Company must continue to develop its sales force, external installation capability, customer service teams and information systems, and must maintain its relationships with third-party vendors. The Company's management will also be required to assume greater levels of responsibility. If the Company is unable to manage its growth effectively, the Company's business and results of operations could be materially adversely affected.

  The 4-Sight Acquisition will require the management of the Company and 4-Sight to spend substantial time integrating the network operations of the Company with the software transmission and services business of 4-Sight. 4-Sight's transmission software and services are sold primarily to customers with lower bandwidth and throughput requirements than that needed by most current subscribers to the WAM!NET Service. Also, the use of 4-Sight's current products requires the use of ISDN lines.

DEPENDENCE ON THIRD-PARTY SUPPLIERS FOR EQUIPMENT AND SERVICES

  The Company is dependent on its third-party local and long distance carriers and on third-party suppliers of the computers, software, routers and related components that the Company assembles and integrates into the WAM!NET Service. Most of these supplier arrangements are for terms of less than one year and are terminable by the other party in certain circumstances. The Company is also dependent on the services of third parties with whom it has contracted or may contract in the future for customer site installations, routine maintenance and on-call repair services. While the Company believes that its relationships with these vendors and suppliers are satisfactory, and that suitable alternative products and services are available, the Company may experience delays and additional costs if any of these relationships is terminated and the Company is unable to reach suitable agreements with alternate vendors, suppliers or carriers in a timely manner. Furthermore, to the extent that the Company is unable to secure suitable installation, maintenance or on call repair services from third-party vendors, the Company may be required to substantially increase its own work force to perform these services, and the Company's growth may be constrained while it builds and trains that work force. See "Business--Supplier Relationships."

  The Company has historically experienced a 60 to 90 day delay in obtaining telephone line extensions at subscriber premises following the execution of a WAM!NET Service contract. There can be no assurance that the Company will be able to obtain such telephone lines on the scale and within the time frames required by the Company at a commercially reasonable cost, or at all.

AFFILIATION OF WORLDCOM

  Through its ownership of debt and equity securities of the Company, as well as its designation of a majority of the directors of the Board of Directors of the Company, WorldCom has the ability to exercise considerable influence and control over the affairs of the Company. Other than as required under Minnesota law, no formal policies or guidelines have been adopted by the Board of Directors of the Company to deal with Board actions that may involve actual or potential conflicts of interest between the Company and WorldCom. No assurance can be given that any conflict of interest that may arise will not be resolved in a manner adverse to the holders of Notes. In addition, WorldCom and its affiliates are non-exclusive suppliers of telecommunication and other services to the Company. The Company has no contractual right to obtain technological assistance from WorldCom. WorldCom has no obligation to contribute funds to the Company (except with respect to its obligations in connection with the Company's contractual relationship with Time and under the Company's revolving credit facility (the "Revolving Credit Facility"), which obligations are described herein under "Certain Transactions and Relationships"), maintain its equity interest in the Company or support any obligation of the Company with respect to the Notes. Further, a loss of its strategic relationship with WorldCom could have a materially adverse effect on the business and operations of the Company and on the market for the Notes. See "Certain Transactions and Relationships."

COMPETITION; TECHNOLOGICAL CHANGE

  The Company operates in a highly competitive industry which includes many companies that have greater resources and market presence than the Company. The Company's potential competitors have invested and continue to invest substantial sums in research and development which may result in products and services that have a competitive advantage over the WAM!NET Service. A new service called the Graphic Arts Digital Network, which will be a direct competitor of the WAM!NET Service, has been announced but not yet released. As announced, the service will be provided by a joint venture between British Telecommunications and Scytek Inc. ("Scytek"). There are relatively few barriers to entry into the marketplace for the high speed delivery of digital data files, and additional competitors could enter the market at any time. The Company is also at risk from fundamental technological changes in the way connectivity solutions are marketed and delivered. As is typical in the case of a new and evolving industry characterized by rapidly changing technology, evolving industry standards and new product and service introductions, demand and market acceptance for recently introduced products and services are subject to uncertainty of customer acceptance. There can be no assurance that the Company will be able to adapt to future technological changes or that developments by competitors will not render the WAM!NET Service and related services obsolete or noncompetitive. See "Business--Competition" and "-- Intellectual Property and Proprietary Rights."

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company's success may depend, in part, on its ability to maintain its proprietary rights in certain technology underlying the WAM!NET Service and related applications. The Company has applications for three United States patents pending for certain aspects of its technology. To protect its proprietary rights in the technology utilized in the WAM!NET Service, the Company relies on a combination of trade secret and copyright protection as well as patents. The Company also relies on trademark protection concerning various names, marks, logos and other devices which serve to identify the Company as the source for and originator of the WAM!NET Service and related applications. The Company may choose not to apply for patent protection in all foreign countries in which it eventually markets the WAM!NET Service. Consequently, the Company's proprietary rights in the technology underlying the WAM!NET Service and related applications will be protected only to the extent that trade secret, copyright or other non-patent protection is available in such countries and to the extent the Company is able to enforce such rights.

  Given the recent acquisition of 4-Sight, with its substantial international presence, the Company will increasingly offer its products and services in foreign countries. However, some of these countries may lack intellectual property protection that is comparable to that afforded by the intellectual property laws of the United States. There can be no assurance that the steps taken by the Company to protect its intellectual property and proprietary rights will be adequate to deter misappropriation of its technology or independent development by others of technologies that are substantially equivalent or superior to the Company's technology. Any such misappropriation of the Company's technology or development of competitive technologies could have a material adverse effect on the Company's business, operating results and financial conditions. The Company could incur substantial expense in protecting and enforcing its intellectual property rights in foreign countries.

  Intellectual property litigation is complex and there can be no assurance of the outcome of any such litigation. Any future litigation, regardless of outcome, could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. An adverse determination in any such proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from such parties, if licenses to such rights could be obtained, and/or require the Company to cease using such technology. There can be no assurance that any such license would or could be obtained at costs reasonable to the Company. If forced to cease using such technology, there can be no assurance that the Company would be able to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing, using or selling certain of its products, which could have a material adverse effect on the Company's financial condition and business results of operations. See "Business-- Intellectual Property and Proprietary Rights."

DEPENDENCE UPON SIGNIFICANT CUSTOMERS

  During fiscal 1997, Time and WorldColor Press Inc. ("WorldColor") were the Company's largest customers, representing 10.9% and 9.6%, respectively, of the Company's total net sales. In the event Time or WorldColor significantly reduced, for any reason, or terminated (at the end of its current service contract or otherwise), its use of the WAM!NET Service, the Company's financial condition and business results of operations could be materially adversely affected, both as a direct result of such reduction or termination and through the potential reduction of use of the WAM!NET Service by Time or WorldColor's work flow partners that are, or potentially would be, subscribers to the WAM!NET Service.

DISCRETIONARY AUTHORITY OVER USE OF NET PROCEEDS

  The Company retains a significant amount of discretion over the application of the net proceeds of the Initial Offering. Because of the number and variability of factors that determine the Company's use of the net proceeds of the Initial Offering, there can be no assurance that such applications will not vary substantially from the Company's current intentions. Pending such utilization, the Company invests the net proceeds of the Offering in short-term investment grade and government securities. See "Use of Proceeds."

ABSENCE OF PUBLIC MARKET; RESTRICTION ON RESALE

  The Exchange Notes are a new issue of securities for which there is currently no established market. There can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of the holders of Exchange Notes to sell any of their Exchange Notes, or (iii) the price at which the holders of Exchange Notes would be able to sell any of their securities. The Company does not presently intend to apply for listing of any of the Exchange Notes on any national securities exchange or on The Nasdaq Stock Market. The Initial Purchasers have advised the Company that they presently intend to make a market in Exchange Notes, if and when issued. The Initial Purchasers are not obligated, however, to make a market in the Exchange Notes and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchasers and without notice. Accordingly, no assurance can be given as to the development or liquidity of any market for any of the Exchange Notes. If a market for any of the Exchange Notes were to develop, such Exchange Notes could trade at prices that may be higher or lower than reflected by their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and prospects for its performance, the market for similar securities and general economic conditions. Historically, the market for securities such as the Notes has been subject to disruptions that have caused substantial volatility in the prices of similar securities. There can be no assurance that if a market for any of the Notes were to develop, such a market would not be subject to similar disruptions.

FRAUDULENT CONVEYANCE CONSIDERATIONS RELATING TO SUBSIDIARY GUARANTEES

  The Company's obligations under the Notes will be guaranteed on an unsecured senior basis by the Subsidiary Guarantors, if any. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid any Subsidiary Guarantee issued by a Subsidiary Guarantor. It is also possible that under certain circumstances a court could hold that the direct obligations of a Subsidiary Guarantor could be superior to the obligations under its Subsidiary Guarantee. There are currently no Subsidiary Guarantors.

  To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by a Subsidiary Guarantor with the intent to hinder, delay or defraud any present or future creditor or that the Subsidiary Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing a Subsidiary Guarantee and, at the time it issued such Subsidiary Guarantee, the Subsidiary Guarantor (i) was insolvent or rendered insolvent by reason of the issuance of the Subsidiary Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Subsidiary Guarantee in favor of the Subsidiary Guarantor's other creditors. Among other things, a legal challenge of a Subsidiary Guarantee issued by a Subsidiary Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Subsidiary Guarantor as a result of the issuance by the Company of the Notes. To the extent any Subsidiary Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of the applicable Subsidiary Guarantor and would be creditors solely of the Company.

RISKS OF FOREIGN INVESTMENT

  Primarily through the acquisition of 4-Sight, the Company has expanded its operations into Europe, and, to a lesser extent, Asia, in the first half of 1998. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization and confiscatory taxation. The Company is also exposed to the risk of changes to laws and policies that govern foreign investment in countries where it has operations as well as, to a lesser extent, changes in United States laws and regulations relating to investing in or trading with countries in which the Company may have investments.

  Certain of the countries in which the Company operates or may operate may be subject to a substantially greater degree of social, political and economic instability than is the case in other countries. Such instability may result from, among other things, the following: (i) authoritarian governments or military involvement in political and economic decision making, and changes in government through coups or other extra-constitutional means; (ii) social unrest associated with demands for improved economic, social and political conditions; (iii) internal insurgencies and terrorist activities; and (iv) hostile relations with neighboring countries. Risks associated with social, political and economic instability in a particular country could materially adversely affect the results of operations and financial condition of the Company and could result in the loss of the Company's assets in such country.

  During 1997 the Company, on a pro forma basis after giving effect to the 4-Sight Acquisition, received less than 5% of its total revenue from sales and operations in Asian countries. As a result, the Company had limited exposure to the particular risks attendant to doing business in Asia and did not experience any material adverse effects from the Asian economic crisis; however, the Company presently intends to expand its operations in that region. The Company is currently unable to determine the effect, if any, that recent economic downturns in Asia, particularly Japan, will have on the Company's future business, operating results or liquidity, although the Company intends to exercise prudence and sound business judgment prior to making any future investments in Asia.

FOREIGN CURRENCY EXCHANGE RATES; REPATRIATION

  As the Company expands its operations into countries outside of the United States, its results of operations and the value of its assets will be affected by the currency exchange rates between the U.S. dollar and the functional currency of countries in which it has assets. The Company may also sell products and services in certain countries in the local functional currency or in a currency other than the U.S. dollar. As a result, the Company may experience an economic loss solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may in the future acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. There can also be no assurance that countries that do not have such restrictions at the time the Company establishes operations in those countries will not subsequently impose them, especially in situations where there is a deterioration in a country's balance of payments or where the local currency is being heavily converted into other currencies. Currently, the Company does not employ currency hedging strategies to reduce the risks associated with the fluctuation of foreign currency exchange rates. The Company presently denominates all of its contracts in U.S. dollars. 4-Sight denominates all of its contracts in pounds sterling except for its U.S. sales, which are denominated in U.S. dollars, and its German sales, which are denominated in German marks. In addition, the Company is unable to determine what effect, if any, the adoption and use of the euro, the single European currency to be introduced in January of 1999, will have on the Company's business, operating results, liquidity and financial condition.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF THE NOTES

  The Original Notes were, and the Exchange Notes will be, sold with original issue discount ("OID") for United States federal income tax purposes. Thus, although cash interest will not be payable on the Notes prior to 2002, the holders of the Notes (including cash basis holders) that are subject to U.S. federal income taxation will be required to include such OID in income, on a constant yield to maturity method basis, in advance of the receipt of the cash payments to which such income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences to the U.S. Holders of the Notes of the purchase, ownership and disposition of the Notes.

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the Exchange Offer. The net proceeds of the Initial Offering were approximately $120.6 million. The net proceeds were or are expected to be used as follows: (i) $20.0 million was used to pay the cash portion of the 4-Sight Acquisition, (ii) approximately $25.0 million was used to repay the Revolving Credit Facility and (iii) the balance is being, and will be, used to further the Company's business development and expansion strategy, to enhance the WAM!NET Service infrastructure and develop additional value-added features and services, to optimize marketing, sales and customer support and service capabilities, and for working capital and other general corporate purposes. The Revolving Credit Facility matures and becomes payable on September 23, 2000. At December 31, 1997, the aggregate principal amount outstanding under the Revolving Credit Facility was $18.8 million, which bore interest at a rate equal to LIBOR (as defined herein) plus 55 basis points per annum (6.27% at December 31, 1997). The proceeds of the Revolving Credit Facility were used for equipment purchases and working capital purposes. As of June 30, 1998, the aggregate principal amount outstanding under the Revolving Credit Facility was $0. The Company believes that the net proceeds of the Initial Offering and currently contemplated financings, together with expected cash from operations, will be sufficient to fund the Company's operations through September 30, 1999 (through March 31, 1999 without such financings). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness" for a discussion of the Company's funding requirements.

  Pending such utilization, the Company invests the net proceeds of the Initial Offering in short-term investment grade and government securities.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Registration Rights Agreement.

  The Original Notes were originally issued and sold on March 5, 1998. Such sales were not registered under the Securities Act (i) in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A of the Securities Act, and (ii) pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on an appropriate form under the Securities Act with respect to an offer to exchange the Original Notes for the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Original Notes who are able to make certain representations the opportunity to exchange their Original Notes for Exchange Notes. If (i) the Company is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) the Exchange Offer is not for any other reason consummated within 180 days after the Issue Date, (iii) any holder of Original Notes notifies the Company within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and (x) the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder and
(y) such prospectus is not promptly amended or modified in order to be suitable for use in connection with such resales for such holder and all similarly situated holders or (c) it is a broker-dealer and owns Original Notes acquired directly from the Company or an affiliate of the Company or
(iv) the holders of a majority of the Original Notes may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, the Company will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined below) by the holders thereof. The Company agreed to use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each Original Note until (i) the date on which such Original Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Original Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such Original Note is distributed to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities
Act), (v) such Original Note shall have been otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force or (vi) such Original Note ceases to be outstanding.

  The Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will file the Exchange Offer Registration Statement with the Commission on or prior to the 90th day after the Issue Date, (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to the 150th day after the Issue Date (the "Target Effectiveness Date"), (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to the date which is 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in Exchange for all Original Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file prior to the later of
(a) the 90th day after the Issue Date or (b) the 30th day after such filing obligation arises and will use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the 60th day after such obligation arises; provided that if the Company has not consummated the Exchange Offer within the date which is 180 days after the Issue Date, then the Company will file the Shelf Registration Statement with the Commission on or prior to the 30th day after such date. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the earlier of (i) the second anniversary of the effective date of the Shelf Registration Statement and (ii) such time as all of the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold thereunder or otherwise cease to be Transfer Restricted Notes. If (i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements is not declared effective by the Commission on or prior to the Target Effectiveness Date (subject to certain limited exceptions), (iii) the Company fails to consummate the Exchange Offer within 30 days of the Target Effectiveness Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then the Company shall pay as liquidated damages interest on the Transfer Restricted Notes as to which any Registration Default exists. If a Registration Default exists with respect to Transfer Restricted Notes, the Company will, with respect to the first 90-day period (or portion thereof) while such Registration Default is continuing immediately following the occurrence of such Registration Default, make cash payments at a rate of .50% per annum multiplied by the Accreted Value of the Transfer Restricted Notes as of the date such payment is required to be made. The rate of such cash payment shall increase by an additional .50% per annum at the beginning of each subsequent 90-day period (or portion thereof) while such Registration Default is continuing until such Registration Default is cured, up to a maximum rate of 1.5% per annum. Following the cure of all Registration Defaults, the making of cash payments with respect to the Notes will cease and the interest rate on the Notes will revert to zero. See "Note Registration Rights."

TERMS OF THE EXCHANGE

  The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Original Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof ("Holders"), and the Holders of the Exchange Notes (as well as remaining Holders of any Original Notes) will not be entitled to registration rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

  Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holder's business, and such Holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. If a Holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer may be a statutory underwriter and, therefore, must acknowledge that it will deliver a current prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company have agreed that, for a period not to exceed 180 days after the Exchange Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any Holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  Tendering Holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer.

  Accreted value on the Exchange Notes will accrue from the Issue Date. Holders whose Original Notes are accepted for exchange will not receive accreted value thereon, but because the Accreted Value of the Exchange Notes is calculated from the date of issuance of the Original Notes, there will be no forfeiture of accreted value, or interest (which does not begin accruing until March 1, 2002), by the holders of Original Notes whose Notes are accepted for exchange in the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer expires on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on August 28, 1998, unless the Company in its sole discretion extend the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to U.S. Bank Trust National Association (f/k/a First Trust National Association) (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

  The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the Holders of the Original Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Original Notes on the Exchange Date.

  If the Company waives any material condition to the Exchange Offer, or amend the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to Holders of Original Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

  This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record Holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of Holders for subsequent transmittal to beneficial owners of Original Notes.

HOW TO TENDER

  The tender to the Company of Original Notes by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  General Procedures. A Holder of an Original Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

  If tendered Original Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Original Notes are to be reissued) in the name of the registered Holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered Holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact such Holder promptly and instruct such Holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

  Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, unless the holder tenders by completing an ATOP ticket in accordance with The Depository Trust Company's procedures stating it agrees to be bound by the Letter of Transmittal, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

  Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a Holder pursuant to the Exchange Offer if the Holder does not provide his taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering Holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

  Guaranteed Delivery Procedures. If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Original Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

  A tender will be deemed to have been received as of the date when the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely Book-Entry Confirmation).

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular Holder whether or not similar defects or irregularities are waived in the case of other Holders. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Original Notes for exchange (the "Transferor") exchanges, assigns and transfers the Original Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Original Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The Transferor further agrees that acceptance of any tendered Original Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

  By tendering Original Notes, the Transferor certifies (a) that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from the Company or an affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an "affiliate" (as defined) of the Company or of the initial purchasers in the Initial Offering of the Original Notes, and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

  Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Notes to be withdrawn, the certificate numbers of Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn (which must be an authorized denomination), a statement that such Holder is withdrawing his election to have such Original Notes exchanged, and the name of the registered Holder of such Original Notes, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Notes being withdrawn. The Exchange Agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

  The Exchange Agent will act as agent for the tendering Holders of Original Notes for the purposes of receiving Exchange Notes from the Company and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Original Notes will be made by the Exchange Agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange by the Company will be returned without expense to the tendering Holders (or in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the sole judgment of the Company, might result in the Holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

  Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

  In addition, the Company will not accept for exchange any Original Notes tendered and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

EXCHANGE AGENT

  U.S. Bank Trust National Association (formerly First Trust National Association) has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

  Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

  The Company has have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $500,000.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at their discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Original Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

  HOLDERS OF ORIGINAL NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

  The exchange of Original Notes for Exchange Notes by Holders will not be a taxable exchange for U.S. federal income tax purposes, and Holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain Federal Income Tax Considerations."

OTHER

  Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

  The Company may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth (i) the historical capitalization of the Company as of December 31, 1997, (ii) the pro forma capitalization of the Company, adjusted to give effect to the 4-Sight Acquisition and (iii) the pro forma capitalization of the Company, as further adjusted to give effect to the Initial Offering as if it had occurred on December 31, 1997 and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," and (iv) the historical capitalization of the Company as of June 30, 1998. The 4-Sight Acquisition was consummated on March 13, 1998. The table, including the notes thereto, should be read in conjunction with the Company's and 4-Sight's respective consolidated financial statements included elsewhere in this Prospectus, "Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See the footnotes included in "Pro Forma Financial Data" for an explanation of adjustments made to arrive at the pro forma amounts.

                                   DECEMBER 31, 1997              JUNE 30, 1998
                            ----------------------------------    -------------
                             ACTUAL     PRO       PRO FORMA
                            WAM!NET   FORMA(1)  AS ADJUSTED(2)       ACTUAL
                            --------  --------  --------------    -------------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash
 equivalents..............  $    274  $  4,527     $ 84,146(3)        46,559
                            ========  ========     ========         ========
Current portion of long-
 term debt................  $  3,129  $  3,367     $  3,129            4,336
                            --------  --------     --------         --------
Long-term debt:
  13 1/4% Senior Discount
   Notes..................       --        --      $114,944(3)(4)    115,375
  WorldCom Subordinated
   Note...................    16,784    16,784       16,784(5)        17,751(5)
  WorldCom Convertible
   Note...................     5,000     5,000        5,000(5)         5,253(5)
  Revolving Credit
   Facility...............    14,431    14,525          --               --
  Equipment financing.....     6,434     6,434        6,434            9,926
                            --------  --------     --------         --------
    Total long-term debt,
     net of
     current portion......    42,649    42,743      143,162          148,305
                            --------  --------     --------         --------
      Total debt..........    45,778    46,110      146,291          152,641
                            --------  --------     --------         --------
Redeemable 7% Preferred
 Stock, Class A,
 $10 par value, 500,000
 authorized, 100,000
 issued
 and outstanding(6).......     1,000     1,000        1,000            1,000
                            --------  --------     --------         --------
Stockholders' equity (def-
 icit)(4):................   (30,671)  (10,671)      (4,983)         (39,537)
                            --------  --------     --------         --------
      Total
       capitalization.....  $ 16,107  $ 36,439     $142,308         $114,104
                            ========  ========     ========         ========

--------
(1) Gives effect to the 4-Sight Acquisition as if it had occurred on December 31, 1997. See "Pro Forma Financial Data."
(2) Adjusts the pro forma information to give effect to the Initial Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."
(3) Reflects the gross proceeds of $125,001, net of expenses of $5,750 incurred in connection with the offering of the Original Notes, offset by the repayment of $18,800 of the line of credit and the repayment of the 4-Sight mortgage of $332, and the payment of $20,000 to shareholders of 4-Sight and $500 for related expenses in connection with the acquisition of 4-Sight.
(4) The estimated value of warrants issued to debtholders and of options issued to consultants is reflected as both a debt discount and an element of additional paid-in capital.
(5) Interest is payable semiannually in kind. WorldCom has agreed to defer all cash payments on such indebtedness until a date that is 180 days following the Stated Maturity of the Notes. See "Description of Certain Indebtedness."
(6) Dividends are payable quarterly in kind. WorldCom has agreed that no cash dividends or distributions will be payable by the Company on the Class A Preferred Stock owned by WorldCom, and the Class A Preferred Stock owned by WorldCom will not be redeemed by the Company for cash, until a date that is 180 days following the Stated Maturity of the Notes. WorldCom is the sole holder of shares of Class A Preferred Stock. See "Description of Certain Indebtedness."

                            SELECTED FINANCIAL DATA

  The following tables set forth (i) selected historical consolidated financial data for the Company and its subsidiaries for each of the years in the three year period ended December 31, 1997, and for the six month periods ended June 30, 1997 and 1998 and (ii) selected historical consolidated financial data for 4-Sight and its subsidiaries for the year ended August 31, 1996, the month ended September 30, 1996, the year ended September 30, 1997, and the three months ended December 31, 1996 and 1997. The 4-Sight Acquisition occurred on March 13, 1998 and the operating results of 4-Sight are included in the Company's operating results from that date through June 30, 1998. The Company's selected historical consolidated financial data as of and for the six months ended June 30, 1997 and 1998 and 4-Sight's selected historical consolidated financial data as of and for the three months ended December 31, 1996 and 1997 have been derived from the respective companies' unaudited financial statements and have been prepared on the same basis as the historical information derived from audited financial statements. In the opinion of the management of the Company and the management of 4-Sight, the unaudited financial statements of the respective companies, from which such data have been derived, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results for and as of the end of such periods. The historical data with respect to the six months ended June 30, 1998 should not be regarded as necessarily indicative of the results that may be expected for the entire year. The Company's development and expansion activities during the periods presented below significantly affect the period-to-period comparability of the historical data presented for the Company. The following information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and the notes thereto of the Company and 4-Sight and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                               WAM!NET INC.
                                 ---------------------------------------------
                                                                SIX MONTHS
                                 YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                 --------------------------  -----------------
                                  1995     1996      1997     1997      1998
                                 -------  -------  --------  -------  --------
                                                               (UNAUDITED)
                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales......................  $   180  $   279  $  1,555  $   386  $  7,236
Operating expenses.............    1,437    7,036    31,037   10,475    49,870
Operating income (loss)........   (1,257)  (6,757)  (29,482) (10,095)  (42,634)
Interest income (expense),
 net...........................      (20)    (839)   (4,154)  (1,337)   (8,300)
Income (loss) before income
 taxes.........................   (1,277)  (7,596)  (33,636) (11,432)  (50,934)
Net income (loss)..............   (1,277)  (7,596)  (33,636) (11,432)  (50,934)
OTHER DATA:
EBITDA(1)......................  $(1,226) $(6,310) $(26,814) $(9,273) $(36,607)
Depreciation and amortization..       31      447     2,668      822     6,026
Capital expenditures...........      657    4,244    16,599    9,583    18,917
Net cash used in operating
 activities....................     (747)  (6,218)  (23,917) (10,015)  (24,979)
Net cash used in investing
 activities....................     (657)  (5,244)  (15,599)  (9,583)  (35,267)
Net cash provided by (used in)
 financing activities..........    2,732   24,578    25,346    5,585   106,531
Ratio of earnings to fixed
 charges(2)....................      --       --        --       --        --
BALANCE SHEET DATA (END OF
 PERIOD):......................
Cash and cash equivalents......  $ 1,328  $15,444  $    274  $   432  $ 46,559
Total assets...................    2,075   20,070    21,086   15,020   123,311
Total debt(3)..................    1,900   20,473    45,778   20,670   152,641
Shareholders' deficit(4).......     (371)  (2,683)  (30,671) (13,185)  (39,537)

                                                   Footnotes on following page.

                                            4-SIGHT LIMITED
                         ------------------------------------------------------
                                                                 THREE MONTHS
                                                                    ENDED
                         YEAR ENDED  MONTH ENDED   YEAR ENDED    DECEMBER 31,
                         AUGUST 31, SEPTEMBER 30, SEPTEMBER 30, ---------------
                            1996        1996         1997(5)     1996    1997
                         ---------- ------------- ------------- ------  -------
                                                                 (UNAUDITED)
                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $11,446      $1,065        $18,264    $3,860  $ 4,769
Operating expenses......    9,380       1,124         15,817     2,352    2,517
Operating income
 (loss).................    2,066         (59)         2,447       118      884
Interest income
 (expense), net.........       18          (9)            57       (25)      58
Income (loss) before
 income taxes...........    2,084         (68)         2,504        93      942
Net income (loss).......    1,478         (61)         1,588        71      568
OTHER DATA:
EBITDA(1)...............  $ 2,372      $  (20)       $ 3,050    $  279  $ 1,086
Depreciation and
 amortization...........      306          39            603       161      202
Capital expenditures....      465          87            545       165      240
Net cash provided by
 (used in) operating
 activities.............      380        (759)           707      (492)     382
Net cash used in
 investing activities...     (327)        (87)          (540)     (165)    (240)
Net cash provided by
 (used in) financing
 activities.............     (249)         (5)         3,380       665      125
Ratio of earnings to
 fixed charges(2).......     39.6x        --            42.0x      3.7x   135.6x
BALANCE SHEET DATA (END
 OF PERIOD):
Cash and cash
 equivalents............  $ 1,290      $  439        $ 3,986    $  447  $ 4,253
Total assets............    6,927       6,095         10,473     7,521   11,382
Total debt(3)...........      225         267            206     5,128      332
Redeemable preferred
 stock..................      --          --           5,157       --     5,236
Shareholders' equity....    2,565       2,531          2,554     2,840    3,165

--------
(1) EBITDA represents earnings (loss) from operations before taking into consideration net interest expense, income tax expense, depreciation expense and amortization expense. The Company has included information concerning EBITDA here as it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be considered as an alternative to net income or any other measure of performance or liquidity as determined in accordance with generally accepted accounting principles or as an indicator of the Company's overall financial performance. In addition, the measure of EBITDA presented herein by the Company may not be comparable to other similarly titled measures of other companies.
(2) The ratio of earnings to fixed charges is calculated by dividing (i) net income (loss) before taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest incurred and the portion of rent expense which is deemed representative of interest. The Company's earnings were insufficient to cover fixed charges by $1,242, $6,653 and $29,180 for the years ended December 31, 1995, 1996 and 1997, and $9,807 and $41,354 for the six month periods ended June 30, 1997 and 1998, respectively. Earnings were insufficient to cover fixed charges by $0.04 for 4-Sight for the one month period ended September 30, 1996.
(3) Total debt includes long-term debt, current portion of long-term debt and obligations under capitalized leases, net of the unamortized value of warrants issued to debtholders.
(4) The estimated value of warrants issued to debtholders and of options issued to consultants is reflected as both a debt discount and an element of paid in capital.
(5) 4-Sight changed its fiscal year end to September 30 during 1997.

                           PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data (the "Pro Forma Financial Data") of the Company has been derived from and should be read in conjunction with (i) the audited consolidated financial statements of the Company and the related notes thereto, included elsewhere herein, which statements have been audited by Ernst & Young LLP, independent auditors, whose report is included elsewhere herein, and (ii) the audited consolidated financial statements of 4-Sight and the related notes thereto included elsewhere herein, which statements have been audited by Ernst & Young, Chartered Accountants, independent auditors, whose report is included elsewhere herein. The unaudited financial statements of 4-Sight for the twelve month period ended December 31, 1997 have been derived by removing the unaudited results of the three month period ended December 31, 1996 from the audited statement of operations for the year ended September 30, 1997 and adding the unaudited results for the three month period ended December 31, 1997. The Pro Forma Financial Data has been prepared to illustrate the effects of the 4-Sight Acquisition and the Initial Offering, including the application of the net proceeds therefrom. This Pro Forma Financial Data does not necessarily present the financial position or results of operations as they would have been if the companies involved had constituted one entity for the period presented. See "Prospectus Summary--Recent Developments" and "Use of Proceeds."

  The pro forma statement of operations data for the twelve month period ended December 31, 1997 and the six month period ended June 30, 1998, give effect to the 4-Sight Acquisition and the Initial Offering as if they had occurred on January 1, 1997 and January 1, 1998, respectively. The Pro Forma Financial Data is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated date.

  The acquisition of 4-Sight was accounted for using the purchase method. After the acquisition, the total purchase price of the acquisition was allocated to the assets and liabilities based upon the estimated fair value of the assets and liabilities acquired. The actual purchase accounting adjustments were not materially different from the pro forma adjustments.

                       PRO FORMA STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                                 4-SIGHT
                               WAM!NET        TWELVE MONTHS
                             YEAR ENDED           ENDED        PRO FORMA     PRO FORMA
                          DECEMBER 31, 1997 DECEMBER 31, 1997 ADJUSTMENTS    COMBINED
                          ----------------- ----------------- -----------    ---------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Gross Revenues........      $   1,628         $  19,278      $    --       $  20,906
  Less rebates..........           (150)              --            --            (150)
                              ---------         ---------      --------      ---------
  Net revenues..........          1,478            19,278           --          20,756
  Other service fees....             77               --            --              77
                              ---------         ---------      --------      ---------
    Total revenues......          1,555            19,278           --          20,833
Cost of revenues........            --              5,013           --           5,013
Operating expenses:
  Network communication
   fees.................          7,364               --            --           7,364
  Network operations....          7,478               --            --           7,478
  Sales and marketing...          9,207             5,989           --          15,196
  General and
   administrative.......          4,320             5,029         6,415 (2)     15,764
  Depreciation and
   amortization.........          2,668               --            --           2,668
                              ---------         ---------      --------      ---------
    Total operating ex-
     penses.............         31,037            11,018         6,415         48,470
                              ---------         ---------      --------      ---------
(Loss) income from oper-
 ations.................        (29,482)            3,247        (6,415)       (32,650)
Other income (expenses):
  Interest income.......            202               168           --             370
  Interest (expense)....         (4,356)              (28)      (22,814)(1)    (27,198)
                              ---------         ---------      --------      ---------
(Loss) income before
 income taxes...........        (33,636)            3,387       (29,229)       (59,478)
Income taxes............            --              1,278           --           1,278
                              ---------         ---------      --------      ---------
(Loss) income before
 preferred stock
 dividend...............        (33,636)            2,109       (29,229)       (60,756)
Preferred stock
 dividend...............            (70)             (-- )         (-- )           (70)
                              ---------         ---------      --------      ---------
(Loss) income related to
 common shareholders....      $ (33,706)        $   2,109      $(29,229)     $ (60,826)
                              =========         =========      ========      =========
Net income (loss) per
 common share...........      $   (5.19)        $     .84           --       $   (6.76)
                              =========         =========      ========      =========
Weighted average number
 of common shares
 outstanding............      6,496,345         2,500,000           --       8,996,345
                              =========         =========      ========      =========

             See Notes to Unaudited Pro Forma Financial Statements.

                       PRO FORMA STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                           WAM!NET
                             SIX
                           MONTHS     4-SIGHT FOR THE
                            ENDED       PERIOD FROM
                          JUNE 30,    JANUARY 1, 1998   PRO FORMA    PRO FORMA
                            1998     TO MARCH 12, 1998 ADJUSTMENTS   COMBINED
                          ---------  ----------------- -----------   ---------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  WAM!NET Revenues......  $   3,225          --          $   --      $   3,225
  Less rebates..........       (752)         --              --           (752)
                          ---------        -----         -------     ---------
  Net WAM!NET user
   fees.................      2,473          --              --          2,473
  Software and hardware
   sales................      4,742        4,305             --          9,047
  Other service fees....         21          --              --             21
                          ---------        -----         -------     ---------
    Total revenues......      7,236        4,305             --         11,541
Operating expenses:
  Network communication
   fees.................      6,900          --              --          6,900
  Cost of software and
   hardware.............      1,475        1,364             --          2,839
  Network operations....      9,349          --              --          9,349
  Sales and marketing...      6,922          --              --          6,922
  General and
   administrative.......     19,198        2,670             --         21,868
  Depreciation and
   amortization.........      6,026          157           1,296 (3)    17,479
                          ---------        -----         -------     ---------
    Total operating ex-
     penses.............     49,870        4,191           1,296        55,357
                          ---------        -----         -------     ---------
(Loss) income from oper-
 ations.................    (42,634)         114          (1,296)      (43,816)
Other income (expenses):
  Interest income.......      1,149           74             --          1,223
  Interest (expense)....     (9,449)          (5)         (2,964)(4)   (12,418)
                          ---------        -----         -------     ---------
(Loss) income before
 income taxes...........    (50,934)         183          (4,260)      (55,011)
Income taxes............        --          (231)            --           (231)
                          ---------        -----         -------     ---------
(Loss) income before
 preferred stock
 dividend...............    (50,934)         (48)         (4,260)      (55,242)
Preferred stock
 dividend...............        (35)         --              --            (35)
                          ---------        -----         -------     ---------
(Loss) income related to
 common shareholders....  $ (50,969)       $ (48)        $(4,260)    $ (55,277)
                          =========        =====         =======     =========
Net income (loss) per
 common share...........  $   (6.15)                                 $   (6.66)
                          =========                                  =========
Weighted average number
 of common shares
 outstanding............  8,294,741                                  8,294,741
                          =========                                  =========

             See Notes to Unaudited Pro Forma Financial Statements.

                                 WAM!NET INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

 (1) Represents the incremental interest expense to be incurred by the Company related to the Notes plus amortization of deferred financing costs, offset by interest expense related to the repayment of the Line of Credit and the repayment of the 4-
     Sight mortgage as follows:
       Write off of unamortized portion of value assigned to Class A
      warrants......................................................   $ 4,369
      Interest on Notes ............................................    17,111
      Amortization of value of Warrants.............................     1,049
      Amortization of deferred financing costs......................       600
               Interest on Line of Credit--principal to be paid upon
      completion of the Offering....................................      (315)
                                                                       -------
      Incremental interest expenses.................................   $22,814
                                                                       =======
 (2) Additional amortization expense with respect to intangible assets purchased in the 4-Sight Acquisition using the straight line method over a period of 5 years for the year ended
     December 31, 1997..............................................   $ 6,415
                                                                       =======
 (3) Additional amortization expense with respect to intangible assets purchased in the 4-Sight Acquisition using the straight line method over a period of five years for the three month
     period ended March 31, 1998....................................   $ 1,296
                                                                       =======
 (4) Represents the incremental interest expense to be incurred by the Company related to the Initial Offering of the Notes for
     the quarter ended March 31, 1998...............................   $ 2,964
                                                                       =======

  The Company allocated the purchase price to the assets acquired and liabilities assumed based upon the historical carrying value of the respective items, which the Company determined approximated fair value. The Company acquired no intangible assets from 4-Sight. The excess purchase price over the net assets acquired was recorded as goodwill, which is being amortized over a five year period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis is based on the historical and pro forma results of the Company and should be read in conjunction with the Company's Financial Statements and "Pro Forma Financial Data" included herein.

OVERVIEW

  The Company was organized in September 1994 and commenced operations in March 1995. From March 1995 through February 1996, the Company was engaged primarily in the design and development of the WAM!NET Network and the WAM!NET Service. The Company announced the commercial release of the WAM!NET Service in February 1996 at a major Graphic Arts industry trade show. Through June 30, 1998, approximately 1,140 customers had contracted for the WAM!NET Service at a total of 1,960 customer sites. As of that date, the WAM!NET Service had been installed at 972 customer sites, with the balance of the contracted sites expected to be installed during the second half of 1998.

  The Company has entered into a strategic alliance with WorldCom that includes equity and debt investments and operating loan guarantees totaling approximately $50.0 million. WorldCom is currently entitled to designate a majority of the Board of Directors of the Company and, through its ownership of convertible debt and warrants, has the right to acquire a majority of the Common Stock of the Company. WorldCom also provides telecommunication and other services to the Company on a nonexclusive basis. The Company anticipates that its relationship with WorldCom will enable it to access the worldwide infrastructure, sales and marketing work force, telephony technologies, high bandwidth carrier service and other services of WorldCom and its affiliates, including UUNet.

  On March 13, 1998, the Company consummated the purchase of 4-Sight. 4-Sight develops and distributes ISDN data transmission software and related products and applications targeted to the Graphic Arts industry, with particular emphasis on European, Asian and North American markets. At December 31, 1997, 4-Sight's customer base exceeded 30,000 locations, including 3,000 sites in the United States. The Company expects that the 4-Sight Acquisition will enable the Company to achieve broader market coverage in the Graphic Arts market by combining 4-Sight's international presence and penetration of the lower volume user market with the Company's domestic presence and penetration of the higher volume user market.

  Due to costs associated with the design, development, installation and operation of the WAM!NET Network and its related applications, the Company has operated at a loss since inception and expects to incur substantial operating losses for the years ending December 31, 1998 and 1999. The Company has incurred an accumulated deficit of approximately $93,443 million through June 30, 1998.

  Revenue. The Company's revenue is derived primarily from WAM!NET Service contracts which are usually annual, automatically renewable service contracts with a minimum monthly fee and additional charges for usage exceeding the monthly minimum. The Company offers the WAM!NET Service at scaled minimum usage fees, generally ranging from $250 per month to $3,000 per month. Service installation typically lags contract signing by approximately 90 days due to the time required to obtain telephone service installation from local telephone companies. The Company begins to earn gross revenue following installation of service at a customer's premise. The Company also incurs service rebates that offset the gross revenue generated by the Company. Free trial periods under the Company's various promotional programs have ranged from 60 days to six months and have been extended to 60% of the Company's customer base to date. As a result, the Company's generation of net revenue from any customer may lag contract signing by a period of three to nine months, a practice that is not customary in the digital data delivery industry but is a key component in the Company's market penetration strategy. The Company's experience with promotional programs has been favorable to date, with approximately 99% of customers continuing to subscribe to the WAM!NET Service following expiration of the promotional period extended to them. The Company expects the use of promotional programs in the Graphic

Arts industry to decline with increasing penetration of the market, but the Company will likely use similar promotional programs to introduce the WAM!NET Service to its other targeted industries. The Company also plans to continue to develop new, Industry Smart applications to increase the volume of files transferred over the WAM!NET Network.

  Revenue is primarily driven by the number of installed customer locations, the length of time a customer has been using the service, the number of work flow partners with whom a customer exchanges data and the size of the files exchanged.

  Network Communications Fees. Network communications fees include both the costs of the high bandwidth carrier services interconnecting the Company's national infrastructure of NOCs and Distribution Hubs and the costs of local telephone circuits connecting NADs to the nearest Distribution Hub. Local telephone circuit ("last mile") connections account for approximately 60% of these charges, with significant differences between urban and rural connection costs. National carrier service, provided primarily by WorldCom, accounts for most of the balance of these charges. Network communication fees are generally a fixed monthly cost per circuit. The excess of these fees over revenue represents excess capacity costs which the Company expects will decline with increasing utilization of the WAM!NET Network. The Company actively seeks to obtain and deploy technologies that will reduce the costs of last mile connections, including wireless technologies and remote dial-up capabilities. The Company also intends to use its network management tools to optimize existing and planned network capacity as volume increases and traffic patterns begin to emerge. The Company plans to consider new pricing for its services which take into account the significant cost differential between urban and rural last mile connections. The Company also believes it may benefit from growing competition among telephony and communications providers for the provision of last mile connectivity.

  Network Operations Expense. Network operations expense represents costs directly associated with developing, maintaining, managing and servicing the WAM!NET Network. Such costs include direct labor, vendor service fees, point-of-presence charges and research and development charges which are often incurred in advance of receiving revenue. The Company's currently installed NOCs, which account for the substantial majority of direct labor and network operating costs, are capable of providing for and managing the Company's current and planned North American operations. Costs associated with the development of WAM!BASE, WAM!PROOF and other network applications are also contained in network operations expense and are incurred in advance of revenue receipt. The Company expects that network operations costs will increase as the WAM!NET Network expands; however, the cost of network operations as a percentage of revenue is expected to decline.

  Sales and Marketing Expense. The Company's sales and marketing efforts are intended to create awareness of the WAM!NET Service, communicate its potential for work flow enhancement, demonstrate its reliability and establish strong brand recognition. As a result, the Company aggressively markets the WAM!NET Service through a combination of trade journal advertising, trade show attendance, promotional programs, direct field sales, tele-sales, cooperative sales presentations and active participation in industry sponsored seminars and publications. The Company expects to continue to incur significant sales and marketing expenses to obtain increased penetration of the Graphic Arts industry, to generate increased traffic among customers and to market the WAM!NET Service to other targeted industries.

  General and Administrative Expense. The Company's general and administrative expense includes administrative salaries, related overhead and professional service fees. These costs reflect expenditures related to the rapid growth and expansion of the Company's administrative infrastructure necessary to manage its expanding operations, costs incurred in 1997 for relocation to its new administrative and network operations facility and professional service fees for financing activities, contract negotiations and acquisitions. The Company expects to continue to incur substantial general and administrative expense as the Company deploys the WAM!NET Service internationally.

  Depreciation and Amortization. To facilitate entry into its target markets, the Company furnishes its customers with all the hardware and software necessary for them to use the WAM!NET Service on a turn-key, pay-by-use basis. As a result, the Company retains ownership of the NADs it furnishes to customers for their use of the WAM!NET Service. Accordingly, the Company does not anticipate selling NADs (or other hardware and non-4-Sight software) as a means of raising revenues. Depreciation and amortization expense includes depreciation of NADs, Distribution Hubs and equipment located in the NOCs. The Company's network infrastructure is organized to use the most expensive equipment in the NOCs, less expensive equipment for Distribution Hubs and the least expensive equipment in the NADs. The Company anticipates substantial capital investments for additional Distribution Hubs to be located in North America and internationally, WAM!BASE storage facilities to be located in the existing NOCs and NADs to be located at customer premises. As a result, the Company anticipates that depreciation and amortization expense will continue to increase in future periods commensurate with future equipment purchases.

RESULTS OF OPERATIONS

THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1998 COMPARED WITH THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1997

 Revenue

  Revenues from the WAM!NET Service for the three and six month periods ended June 30, 1998 were $1,905,232 and $3,225,257, respectively, an increase of $1,655,003 or 661.2% and $2,858,350 or 779.0% over the comparable periods of the previous year. This increase was due to a 446.1% increase in the number of subscribers to the WAM!NET Service, from approximately 178 installed customer sites on June 30, 1997 to approximately 972 installed customer sites on June 30, 1998. At June 30, 1998, the Company had contracts to install NADs at approximately 988 customer sites pending installation of telephony services. Service rebates arising from promotional programs for the three and six month periods ended June 30, 1998 were $481,250 and $752,250, respectively, an increase of $435,250 or 946.2% and $706,250 or 1,535.3%, respectively, over the comparable periods of the previous year.

  Revenues from software and hardware sales for the three and six month periods ended June 30, 1998 were $3,919,322 and $4,741,322, respectively, an increase from $0 over the comparable periods of the previous year. Revenues from software and hardware sales are a result of the Company's acquisition of 4-Sight, an international software manufacturer and distributor, which was consummated as of March 13, 1998.

  Other service fee revenues for the three and six month periods ended June 30, 1998 were $11,644 and $20,644, respectively, a decrease of $42,399 or 78.6% and $38,507 or 65.1% over the comparable periods of the previous year. Other service fee revenue is primarily derived from minor transactions with currently existing WAM!NET Service customers, which includes consulting services. The decrease reflects a minor decrease in customer consulting hours during both the three and six month periods ended June 30, 1998.

 Operating Expenses

  Network communications fees for the three and six month periods ended June 30, 1998 were $3,802,896 and $6,899,592, respectively, an increase of $2,429,849 or 177.0% and $4,748,864 or 220.8% over the comparable periods of the previous year. These increases were primarily due to the growth of the WAM!NET Network from 178 customers receiving services on June 30, 1997 to 972 customers receiving services on June 30, 1998, an increase of 794 customers or 446.1%.

  Cost of software and hardware sales for the three and six month periods ended June 30, 1998 was $1,214,419 and $1,475,419, respectively, an increase from $0 over the comparable periods of the previous year. Costs of software and hardware sales are a result of the Company's acquisition of 4-Sight, which was consummated as of March 13, 1998.

  Network operations expenses for the three and six month periods ended June 30, 1998 were $6,035,573 and $9,349,575, respectively, an increase of $4,791,213 or 385.0% and $7,157,575 or 326.5% over the comparable periods of the previous year. These increases were primarily due to the increase in the size of the WAM!NET Network and the Company's enhanced efforts to release global products and accompanying services by the end of 1998.

  Sales and marketing expenses for the three and six month periods ended June 30, 1998 were $4,569,937 and $6,922,466, respectively, an increase of $2,502,044 or 121.0% and $3,679,344 or 113.5% over the comparable periods of the previous year. These increases primarily resulted from the costs associated with the Company's efforts to enhance global sales and marketing functions for its products during 1998.

  General and administrative expenses for the three and six month periods ended June 30, 1998 were $4,730,768 and $19,197,678, respectively, an increase of $3,640,824 or 334.0% and $17,131,518 or 828.8% over the comparable periods of the previous year. These increases are primarily due to a $11,539,000 non-cash charge relating to officer compensation expense. This expense arose after the Company's board of directors elected an accelerated vesting period for options granted to selected officers. The additional increases in general and administrative expenses were due to vastly increased operational support requirements due to the rapid expansion of the Company's global services and corporate facilities.

  Depreciation and amortization for the three and six month periods ended June 30, 1998 were $4,104,331 and $6,025,579, respectively, an increase of $3,569,893 or 668.0% and $5,203,839 or 633.3%, respectively, over the comparable periods of the previous year. As a percentage of gross WAM!NET Service revenue, depreciation and amortization was 126.7% and 186.8% for the three and six month periods ended June 30, 1998, as compared to 525.3% and 224.0% for the comparable periods of the previous year. The increase in depreciation and amortization expense is due to both an increase in WAM!NET Network equipment that has been installed to service the increasing number of WAM!NET Service customers, and the impact of the 4-Sight Acquisition which resulted in the recognition of $32.4 million in goodwill. The 4-Sight goodwill is being amortized over a 60 month period, resulting in approximately a $1.62 million charge per fiscal quarter.

  Interest expense for the three and six month periods ended June 30, 1998 was $6,004,451 and $9,448,733, respectively, an increase of $5,224,527 or 669.9%
and $7,925,633 or 520.4%, respectively, over the comparable periods of the previous year. These increases were primarily due to the Company's financing of its 1997 and 1998 operations through the issuance of various debt instruments, including $24.0 million of long term subordinated notes to WorldCom, $15.2 million of equipment financing and $208.5 million of Notes issued in the Initial Offering.

 Income Taxes

  For the three and six month periods ended June 30, 1998, the Company experienced net operating losses of $24.3 million and $51.0 million, respectively, and paid no income taxes. The Company paid no income taxes in 1997. These losses are available to offset future taxable income through the year 2013 and are subject to the limitations of Section 382 of the internal Revenue Code of 1986, as amended. These limitations may result in expiration of net operating loss carry forwards before they can be utilized.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

 Revenue

  Revenue for the year ended December 31, 1997 was $1,627,590 compared to $110,424 for the year ended December 31, 1996, an increase of $1,517,166, or 1,373.9%. This was primarily due to a 1,375.8% increase in the number of subscribers to the WAM!NET Service from approximately 33 installed customer sites on December 31, 1996 to approximately 487 installed customer sites on December 31, 1997. At December 31, 1997, the Company had contracts to install NADs at 578 customer sites awaiting installation of telephony services. Service rebates for the year ended December 31, 1997 were $150,400, or 9.2% of revenue. Service rebates for the year ended December 31, 1996 were $0.

  Other service fees revenue for the year ended December 31, 1997 was $77,748, compared to $168,290 for the year ended December 31, 1996, a decrease of $90,542, or 53.8%. Other service fees revenue is primarily derived from minor transactions with currently existing WAM!NET Service customers which includes consulting services and hardware sales. The decrease was primarily due to the expiration of a contractual consulting relationship that the Company had in place with a customer during 1996.

 Operating Expenses

  Network communications fees for the year ended December 31, 1997 were $7,363,667, compared to $816,403 for the year ended December 31, 1996, an increase of $6,547,264, or 802.0%. Network operations expense for the year ended December 31, 1997 was $7,477,753, compared to $1,108,807 for the year ended December 31, 1996, an increase of $6,368,946, or 574.4%. These increases were primarily due to the 1,375.8% increase in customers that subscribed to the WAM!NET Service during 1997.

  Sales and marketing expense for the year ended December 31, 1997 was $9,207,486, compared to $2,052,860 for the year ended December 31, 1996, an increase of $7,154,626, or 348.5%. This increase primarily resulted from costs associated with building the Company's direct sales force and marketing department, and higher outside advertising agency and trade show expenditures.

  General and administrative expense for the year ended December 31, 1997 was $4,320,128, compared to $2,609,879 for the year ended December 31, 1996, an increase of $1,710,249, or 65.5%. General and administrative expense increased during 1997 as operational support requirements intensified due to the rapid expansion of the Company's services and corporate facilities.

  Depreciation and amortization for the year ended December 31, 1997 was $2,668,177, compared to $447,233 for the year ended December 31, 1996, an increase of $2,220,944, or 496.6%. As a percentage of total revenue, depreciation and amortization was 171.6% in 1997 compared to 160.5% in 1996. This increase is primarily due to an increase in the installed customer premise and communications backbone equipment as a result of the increase in the number of customers.

  Interest expense for the year ended December 31, 1997 was $4,355,676, compared to $903,443 for the year ended December 31, 1996, an increase of $3,452,233, or 382.1%. The increase was primarily due to the Company's financing of its 1997 operations through the issuance of various debt instruments, including $24 million of long term subordinated notes to WorldCom, $18.8 million in borrowings from the Revolving Credit Facility and $9.6 million of equipment financing.

 Income Taxes

  For the year ended December 31, 1997, the Company experienced net losses of $33,636,000 and paid no income taxes. These losses are available to offset future taxable income through the year 2013 and are subject to the limitations of Section 382 of the Internal Revenue Code of 1986, as amended. These limitations may result in expiration of net operating loss carryforwards before they can be utilized.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

 Revenue

  Revenue for the year ended December 31, 1996 was $110,424, compared to $20,480 for the year ended December 31, 1995, an increase of $89,944 or 439.2%. This was due primarily to the increase in the number of customers using the WAM!NET Service. On December 31, 1995, the Company serviced approximately 6 installed customer sites and on December 31, 1996 serviced 33 installed customer sites.

  Other service fees revenue for the year ended December 31, 1996 was $168,290, compared to $159,851 for the year ended December 31, 1995, an increase of $8,439 or 5.3%. Other service fees revenue is primarily derived from minor transactions with currently existing WAM!NET Service customers which includes consulting services and hardware sales.

 Operating Expenses

  Network communication fees for the year ended December 31, 1996 were $816,403, compared to $46,267 for the year ended December 31, 1995, an increase of $770,136, or 1,664.5%. Network operations expense for the year ended December 31, 1996 was $1,108,807, compared to $539,003 for the year ended December 31, 1995, an increase of $569,804, or 105.7%. These increases were primarily due to the 450.0% increase in the number of WAM!NET Service customers during 1996 and the installation of certain Distribution Hubs throughout the United States.

  Sales and marketing expense for the year ended December 31, 1996 was $2,052,860, compared to $93,832 for the year ended December 31, 1995, an increase of $1,959,028, or 2,087.8%. This increase, to a large extent, represents the significant costs associated with building and supporting a dedicated direct sales force and product marketing organization.

  General and administrative expense for the year ended December 31, 1996 was $2,609,879, compared to $727,434 for the year ended December 31, 1995, an increase of $1,882,445, or 258.8%. General and administrative expense increased during 1996 as operational support requirements intensified due to the expansion of the Company's services and corporate facilities.

  Depreciation and amortization for the year ended December 31, 1996 was $447,233, compared to $30,677 for the year ended December 31, 1995, an increase of $416,556, or 1,357.9%. As a percentage of gross revenue, depreciation and amortization was 160.5% in 1996 compared to 17.0% in 1995. This increase is primarily due to the intense expansion of the WAM!NET Network during 1996 and the corresponding requirement for both customer premise and communications backbone equipment.

  The Company's results of operations for the years ended December 31, 1996 and 1997 are not necessarily indicative of future periods. The Company's principal focus during such time was the selection and hiring of personnel for sales, marketing operations, customer service, development, network infrastructure implementation and maintenance necessary to conduct its activities, and the development and release of various proprietary WAM!NET Service products. The Company expects that future results will reflect the commercial operations of the WAM!NET Service.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through June 30, 1998, the Company has derived substantially all of its operating capital from the issuance of short- and long-term debt instruments. At June 30, 1998, the Company had a total of approximately $166.6 million in long-term debt, of which approximately $2.2 million becomes payable during 1998.

  The Company's source of liquidity since inception has primarily come from the issuance of debt and equity instruments and from credit facilities and other borrowings. The Company has received approximately $161.2 million net cash proceeds from the issuance of long- and short-term debt and collateralized equipment financing. An additional $2.0 million of net cash proceeds has been received from the sale of equity securities. The Company has utilized these proceeds by investing $33.0 million into its global WAM!NET Network and investing $20.3 million to acquire 4-Sight. Since inception the Company has also expended $55.9 million to fund its operating activities. To date the Company has not generated cash from operating activities and remains dependent upon its ability to generate operating capital for its global expansion from credit facilities or other borrowings, or the issuance of additional long- and short-term debt and equity instruments.

  During September of 1997, the Company established the Revolving Credit Facility, the proceeds of which were used by the Company to fund its operations and purchase WAM!NET Network equipment. The maximum amount that can be borrowed under the Revolving Credit Facility is $25.0 million. The Revolving Credit Facility was established under an agreement with WorldCom, by which WorldCom guaranteed the Company's obligations under the Revolving Credit Facility. At June 30, 1998, the Company had $0 borrowed under the Revolving Credit Facility. Interest and principal on the Revolving Credit Facility become payable in July 1999. Borrowings by the Company under the Revolving Credit Facility require the prior consent of WorldCom.

  In December 1997, the Company acquired the outstanding common stock of FreeMail, Inc. ("FreeMail"). In connection with the acquisition, the Company issued 125,000 shares of Common Stock, with a fair value of approximately $488,000, as consideration. The Company is also obligated to pay the former shareholders of FreeMail as additional contingent consideration on a quarterly basis amounts equal to five percent of the gross collected revenue derived by the Company from certain identified FreeMail products; however, the total amounts of the quarterly payments shall not exceed $3,012,500. As of June 30, 1998, the Company did not record a liability relating to the FreeMail revenue since no revenue was collected.

  On March 5, 1998, the Company consummated the Initial Offering, and received net proceeds therefrom of approximately $120.6 million. Cash interest does not accrue nor is payable on the Notes prior to March 1, 2002. Thereafter, cash interest on the Notes will accrue at a rate of 13 1/4% per annum (calculated on a semi-annual bond equivalent basis) and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2002. The Company used the proceeds of the Initial Offering as follows: (i) $20.0 million to pay the cash portion of the 4-Sight Acquisition, (ii) approximately $25.0 million to repay the borrowings under the Revolving Credit Facility and
(iii) the balance to be used further the Company's business development and expansion strategy, to enhance the WAM!NET Service infrastructure and develop additional value-added features and services, to optimize marketing, sales and customer support and service capabilities, and for working capital and other general corporate purposes.

  The Company intends to pursue one or more financings in 1998, totalling approximately $100.0 million, for which it has received indications of interest from certain financial institutions. The Company believes that the net proceeds of the Initial Offering and such financings together with expected cash from operations will be sufficient to finance the Company's operations through September 30, 1999. This includes the purchase and installation of all necessary WAM!NET Network and WAM!BASE equipment required for both national and international operations, marketing and sales activities, continued development of enhancements to the WAM!NET Service and service of its debt obligations. The Company believes that the net proceeds from the Initial Offering together with expected cash from operations will be sufficient to finance the Company's operations through March 31, 1999. The Company intends to invest an additional $30.0 million in its global WAM!NET Network infrastructure by December 31, 1998 and an additional $45.0 million in its global WAM!NET Network infrastructure by December 31, 1999. These investments are necessitated by the need to grow the global communications network to provide contracted services to the Company's rapidly expanding customer base. The Company's inability to secure an additional $100.0 million in funding by March 31, 1999 would adversely affect its ability to expand the WAM!NET Network during 1999 to meet rapidly growing demand for global network services. If the Company is unable to obtain additional financing when needed, it may be required to significantly scale back expansion plans and, depending upon cash flow from its existing business, reduce the scope of its plans and operations.

  Pursuant to an agreement with WorldCom, if the Company is not publicly held by 2000, under certain circumstances and subject to certain conditions, the Company may be required to buy and WorldCom may be required to sell, the WorldCom Securities (as defined herein) pursuant to a tender offer and pricing methodology described herein under "Certain Transactions and Relationships." If the Company fails to timely pay the purchase price for the WorldCom Securities, WorldCom will be relieved of all obligations to sell such securities to the Company, the Company will have no right to cause WorldCom to sell such securities and the Company will not be obligated to pay the purchase price for such securities. See "Certain Transactions and Relationships."

  During 1997 the Company, on a pro forma basis after giving effect to the 4-Sight Acquisition, received less than 5% of its total revenue from sales and operations in Asian countries. As a result, the Company had limited exposure to the particular risks attendant to doing business in Asia and did not experience any material adverse effects from the Asian economic crisis; however, the Company presently intends to expand its operations in that region. The Company is currently unable to determine the effect, if any, that recent economic downturns in Asia, particularly Japan, will have on the Company's future business, operating results or liquidity, although the Company intends to exercise prudence and sound business judgment prior to making any future investments in Asia.

  Currently, the Company does not employ currency hedging strategies to reduce the risks associated with the fluctuation of foreign currency exchange rates. The Company presently denominates all of its contracts in U.S. dollars. 4-Sight denominates all of its contracts in pounds sterling except for its U.S. sales, which are denominated in U.S. dollars, or its German sales, which are denominated in German marks. The Company is unable to determine what effect, if any, the adoption and use of the euro, the single European currency to be introduced in January of 1999, will have on the Company's business, operating results, liquidity and financial condition.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the FASB issued Statement 130, "Reporting Comprehensive Income." Statement 130 is effective for financial statements for fiscal years beginning after December 15, 1997. This standard defines comprehensive income as the changes in equity of an entity except those resulting from shareholder transactions. All components of comprehensive income are required to be reported in a new financial statement. The adoption of Statement 130 did not have a material effect on the Company's financial statements.

  In June 1997, the FASB also issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information." Statement 131 is effective for financial statements for periods beginning after December 31, 1997. Statement 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. The adoption of Statement 131 did not have a material effect on the Company's financial statements.

  In October 1997, the AICPA issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), which superseded Statement of Position 91-1 for periods beginning after December 15, 1997. The adoption of SOP 97-2 did not have a material effect on the timing of the Company's revenue recognition or cause changes to its revenue recognition policies.

                                   BUSINESS

OVERVIEW

  WAM!NET provides a managed, high speed digital data delivery network service, the WAM!NET Service, that integrates the Company's industry-specific work flow applications with commercially available computer and telephony technologies. The Company, an affiliate of WorldCom, offers an Industry Smart service designed to provide its subscribers with a turn-key single source solution for the rapid, secure, accurate and reliable transportation and management of information, with a simple "pay by the megabyte" pricing plan requiring no capital investment. The WAM!NET Service provides seamless digital connectivity among "communities of interest," drawing together customers and trading partners which have collaborative work flows. The Company has developed advanced WAM!NET Service applications, including an on-line digital job tracking and billing system, CIS, an application enabling remote proofing, WAM!PROOF, and a remote data archiving, retrieval and distribution system WAM!BASE. WAM!PROOF was commercially released in the second quarter of 1998 and WAM!BASE is scheduled for commercial release in the second half of 1998.

  The Company has initially capitalized on the growing need for managed digital data delivery services in the printing, publishing, advertising, pre-press, corporate communication and graphic arts industries (collectively, "Graphic Arts"). The Company believes that the WAM!NET Service is achieving wide acceptance among leading firms within the Graphic Arts community of interest, which in turn encourages those with whom such firms share digital information to subscribe to the WAM!NET Service. Since it commercially released and commenced marketing of the WAM!NET Service in March 1996, the Company has established a subscriber base of more than 1,900 customer locations, including Time, Donnelley, Disney, J.C. Penney, Fox Broadcasting and Macy's. In November 1997, the WAM!NET Service received the Graphic Arts Technical Foundation (an independent trade association) award for the product or service that will most likely change the manner in which the Graphic Arts industry conducts business.

MARKET OPPORTUNITY

  The Company believes that the increasing digitalization of work product and work flow in data intensive and time sensitive industries is driving demand for managed, secure and reliable electronic data transportation and archiving services. Based on information derived from independent studies, the Company believes that the Graphic Arts industry will spend approximately $10.0 billion between 1998 and 2000 on the digitalization of its production and printing process, including the introduction by commercial printers of CTP technology, which facilitates a fully digital work product. Despite this movement toward the digital creation, storage and outputting of data, the lack of reliable, cost effective electronic transport mechanisms has resulted in many companies continuing to use overland or air courier services to deliver magnetic tape or optical disk copies of data to others who require access to such data. This non-digital step results in a method of transporting data which can be inefficient, significantly lengthening production cycle time and leading to possible errors. The Company believes the potential market for managed digital data transportation and asset storage services is $4.3 billion and $2.3 billion, respectively, in the Graphic Arts industry alone.

  The Company believes that existing electronic means for transporting large digital data files have proven to be ineffective and/or prohibitively expensive for most companies. Large files may take up to several days to transport using the Internet or the fastest standard telephone modems (56,000 bps) and may lose significant quality in transmission. The use of the Internet and standard telephone modems can also lead to other significant disadvantages, most notably high telephone usage charges and a lack of security, accountability and reliability of transmission. Other dedicated technologies, such as point to point telephone lines, offer more speed than the Internet, which is not managed, or a standard telephone modem, but at a significantly higher cost. Such technologies may also lead to data degradation and integration obstacles. Large data files can be transported reliably in minutes over dedicated point to point telephone lines (such as DS1 and DS3); however, the substantial equipment necessary at each dedicated connecting point and the sizable costs of leasing a dedicated point to point telephone line makes this means of transport uneconomical for most companies transporting large data files.

COMPETITIVE ADVANTAGES

  The Company believes it is uniquely positioned to meet the growing need for a cost-effective and reliable means of electronically transporting, storing and retrieving digital data due to the following competitive advantages:

 . Purpose-Built, Industry Smart Network. The WAM!NET Service operates via a nationwide network that integrates the Company's proprietary, value-added Industry Smart applications with a purpose-built network of Company owned Distribution Hubs interconnected redundantly with high-bandwidth leased telephone circuits. The Company currently maintains 26 Distribution Hubs, located in major United States and Canadian cities, London, England, Paris, France and Amsterdam, The Netherlands. The Company operates two NOCs in Minneapolis and Las Vegas through which it monitors all data transmission on a 24 hour a day, 7 day a week basis. The Company believes the WAM!NET Service offers reliable and secure data transmissions with no degradation in quality and guaranteed delivery and throughput.

 . Single Source, Turn-Key Service Solution. The Company provides each subscriber with all of the hardware, software, transmission facilities and management services necessary to use the WAM!NET Service. Installation of the service, which is performed on behalf of the Company by national service providers, consists of connecting the customer to the nearest Distribution Hub through a Company-owned NAD and an appropriate communications link (such as T1, ISDN, frame relay, ADSL or other suitable facility) matched to the customer's transfer speed and throughput requirements. The WAM!NET Service is designed for ease of use, with a point and click e-mail type interface and a simple "pay by the megabyte" pricing model. The Company's strategy is to offer customers the WAM!NET Service at rates competitive with overland and air courier services furnished on an annual or multi-year subscription basis. There is no up-front capital investment by the customer, who is charged based on a minimum monthly usage fee and volume of data sent per transaction.

 . Industry Smart Applications. The Company collaborates with leading participants in its target markets and designs applications addressing industry-specific work product and work flow requirements. These Industry Smart applications combined with the guaranteed delivery and throughput of the WAM!NET Service allow work partners in distant geographic locations to collaborate digitally in real time. The WAM!PROOF application will allow customers to directly output across the WAM!NET Network to proofing devices in remote locations, thereby eliminating the need to deliver physical proofs by overnight courier. The WAM!BASE application will provide a collaborative digital asset management service that can eliminate the need for redundant archives and shrink work cycle time by providing more immediate access to desired data files.

 . Customer Support and CIS. The Company has implemented extensive customer service functions, including customer support technicians who are available 24 hours a day, are trained extensively in the Company's service offerings and who understand the industry-specific work flow of the Company's customers. CIS allows customers to view data files, verify account information and check the status of transactions on-line, as well as to log help requests. The Company provides its customers itemized information regarding the size, cost, and destination of each "shipment" that may be electronically imported directly into the customer's own accounting system, which facilitates capturing of project-specific costs and billing of services on a job-by-job basis.

 . First to Market Advantage. By being the first to market a managed, high speed digital data delivery network with Industry Smart applications, the Company believes it is becoming the industry standard in the Graphic Arts industry and is positioned to become the industry standard in its other target industries. The Company has found that industry leaders such as Time and Donnelley (early WAM!NET Service customers) actively encourage their work flow partners to subscribe to the WAM!NET Service to increase work flow efficiencies. Potential entrants into the managed digital data delivery field would need to deploy a nationwide, purpose-built network integrated with customized value-added applications, and simultaneously convert industry leaders and their work flow partners, more than 1,100 of whom have contracted with the Company for the WAM!NET Service at more than 1,900 locations. Customers currently subscribing to the WAM!NET Service include 12 of the 20 largest publishers, 10 of the 20 largest printers,

   17 of the 20 largest advertising agencies, and 11 of the 20 largest pre-press-graphic arts agencies in the United States, as well as the corporate communications and advertising departments of many United States corporations.

 . Strategic Relationship with WorldCom. The Company has entered into a strategic alliance with WorldCom which includes equity and debt investments and operating loan guarantees totaling approximately $50.0 million. WorldCom is currently entitled to designate a majority of the Board of Directors of the Company and, through its ownership of convertible debt and warrants, has the right to acquire a majority of the Common Stock of the Company. WorldCom also provides telecommunication and other services to the Company on a non-exclusive basis. The Company anticipates that its relationship with WorldCom will enable it to access the worldwide infrastructure, sales and marketing work force, telephony technologies, high bandwidth carrier service and other services of WorldCom and its affiliates, including UUNet.

BUSINESS STRATEGY

  The Company's objective is to become the leading provider of enhanced, managed digital data delivery and archiving services to industries comprised of interdependent participants requiring industry specific, high speed digital connectivity. WAM!NET's strategy to achieve this objective and to build a long-term sustainable competitive advantage is to:

 . Increase its Customer Base to Create Critical Mass. The Company's sales and marketing strategy has been designed to rapidly penetrate its initial target market, the Graphic Arts industry. Elements of this strategy include: (i) creating the WAM!NET Service as a turn-key, single source service solution; (ii) implementing an easy to understand "pay by the megabyte" pricing model (which eliminates the need for any capital investment by customers); (iii) designing aggressive advertising, trade show, event marketing and direct selling to drive trials, including introductory risk-free product evaluations for industry leaders; (iv) building a direct sales force to target leading industry participants who, in turn, encourage their work flow partners to subscribe to the WAM!NET Service; and (v) implementing programs in which large receivers of data (e.g., printers) promote and market the WAM!NET Service, along with the WAM!NET direct sales force, to customers and work flow partners. The
   Company believes that the customer benefits of the WAM!NET Service will increase exponentially as the total number of WAM!NET Service subscribers increases.

 . Apply Industry Smart Network Model to Other Industries. The Company believes that the WAM!NET Industry Smart network model can provide the benefits and advantages it offers the Graphic Arts industry to other industries with similar data transportation, storage and retrieval requirements. Some of the Company's customers that are in the entertainment industry, such as Fox Broadcasting and Disney, currently subscribe to the WAM!NET Service for their Graphic Arts-related needs. The Company is presently developing Industry Smart applications suitable to the entertainment industry and is developing corresponding marketing and sales strategies. The Company is also collaborating with industry leaders in the medical imaging industry to develop and implement Industry Smart applications in connection with marketing to that industry.

 .  Drive Utilization Through Value-Added Services and Volume Discounts. The
   Company incorporates, develops and implements value-added Industry Smart applications for customers, such as CIS, WAM!PROOF and WAM!BASE, which the Company believes will provide significant benefits to its customers and stimulate increased usage of the WAM!NET Service. The Company also offers volume discounts and a variety of promotional programs for industry leaders to induce customers to send increasingly large volumes of data traffic across the WAM!NET Network.

 .  Expand and Enhance Infrastructure and Develop Worldwide Capabilities. The
   Company intends to invest in resources and systems to ensure that the WAM!NET Network's operating infrastructure and support services provide optimal digital connectivity to its subscribers in a guaranteed performance and competitive rate environment. The Company is currently preparing to expand into parts of Europe and Asia for the purpose of providing its customers with desired international connectivity. The Company expects to expand the WAM!NET Network into approximately 10 countries by the end of 1998, and will initially locate additional Distribution Hubs in London, Frankfurt, Paris, Amsterdam, Milan, Tokyo, Hong Kong, and Sydney. The London, Paris and Amsterdam Distribution Hubs were recently installed by the Company. During 1998, the Company expects to further develop its international service infrastructure by providing installation and customer support via third parties, developing local sales and distribution relationships and may establish additional Distribution Hubs and regional NOCs in selected countries. The Company's acquisition of 4-Sight will permit subscribers, including 4-Sight's 30,000 customers in 44 countries, to gain remote access to the WAM!NET Network through transmission software being developed by 4-Sight. The Company may also establish its international presence through other acquisitions, joint ventures or other similar business transactions.

 . Reduce Costs and Improve Operating Margins. The Company seeks to reduce costs and improve operating margins by (i) spreading the cost of installing and operating the WAM!NET Network over a large base of customers; (ii) designing the network to use more expensive hub equipment in a few national and regional operational centers and less expensive equipment at each customer site; (iii) deploying cost-reduced NADs for less volume intense customers; (iv) pursuing programs to reduce the costs of capital equipment, including obtaining mass purchasing discounts for network infrastructure and customer premise equipment; (v) utilizing network management tools to optimize existing and planned network capacity as volume increases and traffic patterns begin to emerge; (vi) deploying new, lower-cost last mile local loop technologies to connect customer sites to Distribution Hubs, including wireless technologies and remote dial-up capabilities; and (vii) deriving other incremental revenue from value-added services such as WAM!BASE, which can be delivered over the existing WAM!NET Network infrastructure. The Company also believes its operating margins will improve as a result of anticipated cost reductions associated with increasing competition in both the local and long distance markets.

TARGET MARKET OVERVIEW

  The WAM!NET Service has been designed to support a community of interest among interdependent participants in time sensitive and data intensive industries with highly collaborative work flows. The Company is currently actively marketing its services to the Graphic Arts industry, and is preparing to market the WAM!NET Service to other communities of interest with similar data transportation and archiving needs as those found in the Graphic Arts industry, including the entertainment and medical imaging industries. The Company believes it can apply its business strategy to these other industries by capitalizing on the network, operations, service, application engineering and sales/marketing infrastructure already developed by the Company and by developing and offering "Industry Smart" applications that are tailored to the work flow requirements of those industries.

  Graphic Arts. The Graphic Arts industry is comprised of printers, pre-press production firms, advertising agencies, publishing firms, graphic artists and list management firms who design, prepare and produce printed materials. Based on industry information and research performed for the Company, the Company estimates the total potential size of the managed data delivery service and the digital asset storage markets for the Graphic Arts industry in the United States to be $4.3 billion and $2.3 billion, respectively. The Company's estimate of the number of potential sites in key segments of the Graphic Arts industry is outlined below, based on information contained in industry research reports.

                POTENTIAL SITES BY MARKET SEGMENT AND FIRM SIZE

                                                    LARGE MEDIUM  SMALL   TOTAL
                                                    ----- ------ ------- -------
   Printers(1)..................................... 1,088  4,169  64,830  70,087
   Pre-Press(1)....................................   108    427   4,584   5,119
   Publishers(2)...................................   597  3,031  39,522  43,150
   Ad Agencies/Graphic Designers(3)................ 1,615 10,742  68,478  80,835
   Corporate Communications(4)..................... 2,402  5,405 112,294 120,101
   List Management(4)..............................   103    231     649     983
                                                    ----- ------ ------- -------
    Total Sites.................................... 5,913 24,005 290,357 320,275

                                               Footnotes on the following page.

--------
(1) Large, medium and small means having at least 100, at least 25 but less than 100 or less than 25 employees, respectively.
(2) Large, medium and small means having at least 250, at least 50 but less than 250 or less than 50 employees, respectively.
(3) Large, medium and small means (i) advertising agencies having at least 100, at least 25 but less than 100 or less than 25 employees, respectively; and (ii) direct mail advertising, commercial photography and graphic art design firms having at least 25, at least 5 but less than 25 or less than 5 employees, respectively.
(4) Large, medium and small means having at least 25, at least 5 but less than 25 or less than 5 employees, respectively.

  The materials created and printed by the Graphic Arts industry include books, magazines, newspapers, catalogues, circular advertisements, billboard advertisements, marketing materials, brochures, packaging and multi-media materials. According to industry data, approximately 50% of content in the Graphic Arts industry currently created in a digital format using specialized software applications such as Adobe PhotoShop and Quark Express, and by the year 2000, more than 64% of the Graphic Arts industry is expected to be using digital page/imaging software. File assembly and printing preparation activities are also becoming digital with the increasing use of digital scanners and cameras. Analog images, including photographs, can now be easily scanned and digitally incorporated into the production process. Additionally, adoption of CTP technologies by large- and medium-sized printers facilitates a fully digital work flow throughout the entire creation and printing process.

  The digitalization of the printing process has resulted in the need for higher bandwidth connectivity to move data intensive printing jobs through the print production process and storage solutions which provide asset management capabilities and collaborative access to the stored digital assets. Today, the majority of work files are stored on magnetic or optical disks and transported via local or overnight couriers, such as Federal Express and United Parcel Service. The Company anticipates that large portions of data will increasingly be delivered via digital networks, driven primarily by the need to compress time schedules and reduce production costs. The Company expects that once market leaders and other influential participants in these industries become significant users of managed data delivery services, other industry participants will follow in an effort to remain competitive.

  The Company believes it is positioned to take advantage of the following factors, identified by industry research reports, which indicate that between 1996 and the year 2000: (i) the percentage of print jobs transferred across networks will quadruple, representing over 40% of all print jobs and two thirds of print job revenue; (ii) more than 50% of all publishing work flow and more than 60% of all creative services workflow will be conducted almost entirely over networks; (iii) businesses with the equivalent of T1 wide area connectivity will increase 5 times; (iv) manufacturers will integrate CTP equipment creating a total digital pre-press work flow; (v) high resolution digital cameras will be affordable for most Graphic Arts users; and (vi) most medium to large printers and pre-press firms will offer digital content management services to support re-purposing of digital data into other products.

  Entertainment Industry. The entertainment industry, which is closely related to the Graphic Arts industry, provides another potential community of interest for the expansion of the WAM!NET Service. This industry consists of many subsectors, including feature films, broadcast, cable and satellite video, high-definition television, home video, video games and video applications on the Internet. An adjunct market to the entertainment industry is the distance learning market, which includes corporate (training, marketing and communications) and educational distance learning. Each of these subsectors is moving away from traditional analog media, such as film, photographs and other physical media expression, and toward digital media. Digital tools previously available only to large media customers (such as television networks and major film studios) are now widely available to the entire industry. The Company believes the WAM!NET Service will be affordable to a wide spectrum of customers, including the independent contractor/artist and small, medium or large production and post-production studios, as well as to global media conglomerates.

  In contrast to the Graphic Arts industry, however, which involves the creation of static or still imagery, the entertainment industry principally produces motion imagery coupled with digital audio. As a comparison, a 30-second television advertisement is comprised of approximately 500 times the amount of digital data found in the typical full page magazine advertisement. The Company believes the WAM!NET Network is sufficiently scalable and robust to accommodate the high-speed data transfer rates necessary to transport motion imaging in the entertainment industry.

  The Company's strategy is to enable remote collaboration throughout all phases of production, including pre-production (planning, CAD and previsualization), to production (filming and "video dailies"), post production (picture and sound editing and special effects creation) and eventually distribution services. The Company believes that the WAM!NET Service, by speeding up the iterative cycle of collaborative production, will provide significant creative advantages and cost savings to existing production processes.

  Medical Imaging. The emergence of digital medicine disciplines has created another community of interest that may have promising applications for the WAM!NET Service. The increasing availability of advanced computer technology combined with continued pressures to contain health care costs is resulting in significant portions of the medical imaging work flow being completely digitized, including output from medical scanning equipment such as Computed Tomography ("CT") and Magnetic Resonance Imaging ("MRI") devices. These devices capture and display patient data in digital formats, generating data files often in excess of 35 megabytes per file.

  The Company has identified multiple steps in the medical imaging work flow process which may effectively be addressed by the WAM!NET Service. For example, radiologists and other healthcare professionals who examine the output generated by CT and MRI devices are often located in facilities separate from the facilities where the digital images are created. Furthermore, the increasing prominence of health maintenance organizations and other provider alliances, where member patients can go to any facility within the provider's network, may necessitate the increased ability to retrieve and transport data, including medical imaging data, between physically separate facilities. Currently, most files are either printed to film or copied to optical disks and then physically transported via courier services between facilities. In cases where digital images are printed to film, healthcare professionals lose the ability to do real time reads of the images. Current methods of storing medical images also present file transportation and storage problems. Analog files need to be manually located, copied and couriered to the healthcare professional for examination. It is estimated that 10%-25% of images stored in a (non-digital) film format are misplaced after they are stored. Digital file storage is emerging as an option, but optical disks still need to be located, copied and then transported to remote sites.

  As a result, real-time remote imaging and archiving among hospitals is gaining momentum and may create efficiencies by allowing radiologists to collaborate more effectively. As documented in the January 1998 Journal of Diagnostic Imaging, Hammersmith Hospital in London, England, found that the change from hardcopy to digital archiving reduced staffing requirements by 8 positions, saved an estimated $0.7 million per year, and increased workload by 4,500 exams per year without adding additional radiologists. The Company believes the industry will need to eliminate multiple archives to adopt full digital implementation and provide affordable long-term on-line storage.

  The Company believes that medical service providers, particularly those of substantial size or that span a number of separate facilities, have significant medical imaging requirements. It is estimated that the current medical imaging storage costs of medical institutions in the United States is $7.5 billion per year.

4-SIGHT BUSINESS

  On March 13, 1998, the Company consummated the purchase of the entire share capital of 4-Sight, a private limited company incorporated under the laws of England and Wales, for $20.0 million in cash and up to 3,250,000 shares of the Company's Common Stock. 4-Sight is a provider of data transmission software and related products and applications targeted to the Graphic Arts industry, primarily utilizing ISDN lines, with particular emphasis on European, Asian and North American markets and is engaged primarily in software development and distribution. The software user is generally responsible for all software and hardware installation, procuring an ISDN telephony connection and verifying the integrity of their files being sent over a public network infrastructure. The Company believes that there are potential synergies in coupling 4-Sight's data transportation software with WAM!NET's managed, network infrastructure and that the 4-Sight Acquisition will enable the Company to achieve broader market coverage in the Graphic Arts market by combining 4-Sights international presence and penetration of the lower volume user market with the Company's domestic presence and penetration of the higher volume user market. At December 31, 1997, 4-Sight had a customer base of more than 30,000 customer locations, including 3,000 sites in the United States.

  4-Sight's current set of products has been designed to work with public ISDN telephony infrastructures used widely in Europe and Japan and to a lesser extent in the United States. 4-Sight does not provide managed network services to deliver files. 4-Sight employs developers to design and distributes its software products on a global basis through resellers. 4-Sight currently has 4 offices located in the United Kingdom, the United States and Germany. In addition, 4-Sight has formal sales agreements with resellers who distribute 4-Sight's products in 19 countries. 4-Sight's software products are installed at over 12,000 sites in the United Kingdom, where 4-Sight estimates it has a 90% market share in the Graphic Arts market segment. Key users of 4-Sight software in the United States include Xerox Corporation ("Xerox"), Ogilvy & Mather Worldwide, Inc., McCann-Erickson Worldwide and National Geographic Society.

  4-Sight Product Description. 4-Sight engages solely in software development and distribution and does not provide data transportation services with any of its products. The software user is responsible for all software and hardware installation, procuring an ISDN connection and verifying the integrity of their files being sent over a public network infrastructure. iSDN Manager is 4-Sight's flagship product for ISDN file transfer. The current release, iSDN Manager (4), comes in a MacIntosh ("Mac") version and a PC version, which supports Windows 95 and Windows NT platforms. iSDN Manager supports cross platform file exchanges between Mac and PC desktops and is compatible with over 75,000 ISDN systems world-wide. iSDN Manager supports different ISDN cards with various throughput capabilities. The majority of software sales are bundled with an ISDN card. The software functions like an e-mail application, where the user selects one or more sites to which files are to be sent from an address book, attaches files and then transmits the data via the public, dial-up ISDN network to other 4-Sight compatible sites. In addition, 4-Sight offers a less powerful version of iSDN Manager and other products and services, including a version of iSDN Manager that is customized for the newspaper advertisement delivery market and desktop fax software.

  Key Benefits from the 4-Sight Acquisition. The Company expects to realize multiple benefits from the 4-Sight Acquisition including:

  Providing Additional Network Access: 4-Sight's current software applications can be modified to allow access to the WAM!NET Network. New versions of 4-Sight software can be introduced which are WAM!NET Service compatible and can be used to send to and receive data from other WAM!NET and 4-Sight sites. The Company believes this will significantly improve its ability to attract and retain customers at the lower end of the market segment where ISDN lines are most common. The Company expects that the 4-Sight Acquisition will enable the Company to achieve broader market coverage in the Graphic Arts market by combining 4-Sight's international presence and penetration of the lower volume user market with the Company's domestic presence and penetration of the higher volume user market. In addition, many of the Company's current customers have work flow partners who use 4-Sight's software. Modifying 4-Sight technology will allow 4-Sight customers to transmit data to WAM!NET Service customers with whom they require periodic data exchange and thereby increase traffic over the WAM!NET Network.

  Facilitating 4-Sight Customer Upgrades: 4-Sight software upgrades that are WAM!NET Service compatible can be marketed to existing 4-Sight customers and bundled with WAM!NET Service contracts. In addition, the Company could potentially re-provision local loop ISDN lines for the current 4-Sight customer base or upgrade higher traffic sites to NADs.

  Accelerating International Expansion: 4-Sight has already invested in developing distribution channels in the United Kingdom, Germany, Benelux, Scandinavia and Japan and has plans to expand distribution capabilities in France and other Asian markets. The 4-Sight investment is represented by the formal working relationships 4-Sight has developed with dealers, by the people it employs to manage dealer relationships in these international markets and by the working knowledge 4-Sight employees have developed regarding unique business practices in these international markets. The Company believes that it can utilize 4-Sight's existing distribution infrastructure and investment to bundle the WAM!NET Services with new versions of 4-Sight's transmission software. By utilizing 4-Sight's infrastructure and investment, the Company also believes that it can reduce the time that it will take to enter certain international markets by nine to twelve months.

  Accelerate Development Activities: 4-Sight has invested significant resources to build software development competencies in data transmission user applications. In addition, 4-Sight has developed capabilities to localize its software applications for use in specific international markets including the French, German, Benelux and Japanese markets. These capabilities may augment the Company's development staff and help increase application development staffing expertise.

PRODUCTS AND SERVICES

  The WAM!NET Service. To send or receive a data file over the WAM!NET Network, a customer uses a proprietary software program designed and furnished by the Company. The WAM!NET Service appears as a icon on the customer's desktop, like a multi-layered e-mail or fax application. Clients can use the application to manage an address book of WAM!NET users with whom they send and receive packages of files and to set application default parameters. To send a package, the user "highlights" and "drags" a file to the appropriate address "hot tile" which appears across the top of the user interface. Once a file is dropped onto an address tile, a packing slip is automatically opened and the user is prompted to fill out basic packing slip information. Additional files can be added to the package to be included in the transmission. Similarly, additional sites can be identified for simultaneous package delivery. The user then selects the send button and the package is automatically delivered to the user's NAD for processing, coding and routing. Once a package has been delivered to a NAD, the package will be transported regardless of whether the sending or receiving computer is operating. If the destination computer is unavailable, the package will be held for delivery until the destination computer becomes available to receive the file. Unlike a dial-up network, where both computers need to be on and available at either end or there will be a busy signal, the WAM!NET Service's store and forward function holds the file in transit until the file can be delivered. To receive a package, customers are prompted on screen to view packages that have been received by their NAD. Files can be transferred from the NAD to the client's LAN either by dragging and dropping files from the NAD icon to the local network or by using a file retrieval menu.

  Each transaction over the WAM!NET Service is tracked and accounted for as an individual "shipment" of data. On a monthly basis, the Company furnishes its customers with an invoice summarizing the customer's WAM!NET Service use and charges. If requested by a customer, the Company will also deliver to such customer an electronic data file over the WAM!NET Service that contains itemized information regarding the size, cost and destination of each shipment as well as information regarding other services used by the customer. This data file may be imported directly into the customer's own accounting system, providing what the Company believes to be a valuable service for customers who need to capture costs and bill for services on a job-by-job basis.

  Customer Care and the Customer Information System. The Company has implemented extensive customer support functions, including customer support technicians available 24 hours a day, 7 days a week. These technicians are trained to understand the Company's product and service offerings, and the industry specific work flow of the Company's customers. Customer support technicians routinely answer customer questions concerning product functions, update address books, handle upgrade requests, and resolve product use issues. In addition, customer calls are logged into call management software for tracking and analysis purposes.

  The Company's CIS application allows customers to verify account information and check the status of their transactions on-line. The CIS appears as an icon on the customer's computer desk-top. When activated, the CIS accesses a menu which provides the customer with several options, including viewing packages, viewing account information or logging a help request. The "view packages" option allows customers to view sent and received package activity for user definable time periods between one hour and 90 days. This option also provides key transmission statistics for each package sent or received including date, time, size, content and file type. The account information option allows customers to view relevant account information, including billing information, site contact names and phone numbers and also enables customers to update account information on-line. The "help" option allows customers to log a help request by e-mailing questions or requests directly to the Company's customer support group. See "--Network Management."

  WAM!PROOF. The Company has developed an application, "WAM!PROOF," which allows customers to directly output across the WAM!NET Network to proofing devices located at remote locations. WAM!PROOF was commercially released in the second quarter of 1998. Proofs, which are physical representations of printed output, are created throughout the production process at major check points. Because work flow participants are often located in geographically diverse locations, proofs have historically been printed and delivered by overnight couriers to remote participants. WAM!PROOF enables customers to print proofs in geographically diverse locations as if they were printing to a proofer on their LAN, thereby reducing turnaround times and creating work flow efficiencies. The Company has collaborated with leading manufacturers of printing/proofing devices to ensure compatibility with WAM!PROOF. "WAM!PROOF Ready" printing/proofing devices include devices made by Canon, Inc., Hewlett Packard Company ("HP"), Imation Corp., Eastman Kodak Company, Tektronix, Inc. and Xerox.

  WAM!BASE. The Company has also developed a wide area data repository service, WAM!BASE, which provides WAM!NET Service users access to a remote data archive and allows them to store, retrieve and manage data on a per-megabyte cost basis. WAM!BASE is scheduled for commercial release in the second half of 1998. The Company believes that the ability to manage and access digital assets is becoming significantly more challenging due to increasing digitalization in the Company's target industries. The implementation of a workable and cost-effective solution requires the integration of hardware, software and networking in a manner that is accessible by multiple work flow partners and the reduction of redundant processes and storage facilities. The implementation of such a system requires substantial investments in capital equipment, systems integration and archive management and often takes months to complete. Typical problems that can occur are inadequate scalabilty, high operations costs and the lack of high-speed and secure network infrastructure needed to share large digital data files.

  The Company believes that WAM!BASE provides a collaborative digital asset management service that addresses the following significant issues for its customers, and eliminates the need for investment in capital and archive management. Given the speed at which technology changes and the need to ensure reliable access to stored images, many participants are unwilling to make these investments. Because it has been designed to be scaleable to the needs of entire industries, WAM!BASE can spread infrastructure and operating costs across numerous users. WAM!BASE is designed to offer a turn-key archiving system that is cost competitive in relation to an individual customer's investment in a local, stand-alone archiving system. Customers send their data files over the WAM!NET Service to the WAM!BASE repository where files are stored in customer configurable libraries. Customers will be charged a monthly per megabyte fee for storage. Since customers are using the WAM!NET Service to retrieve data from the WAM!BASE repository, they can obtain quick and secure access to their data.

  WAM!BASE will provide collaborative access to stored data files. With existing systems, industry participants working on the same job often store multiple copies of the same data files because they do not have a collaborative means of sharing file access. Participants who use WAM!BASE and store files in their private library space, can control security access to each individual file in their library, and can change security access privileges at any time. This eliminates the need to store redundant copies of files at multiple participant sites, can shrink cycle time by providing more immediate access to important data files, and supports the job driven work flow by enabling customers to control security access to images on a job-by-job basis.

  When commercially released, the WAM!BASE service will use two mirrored storage facilities linked by dedicated leased high bandwidth data connections. The initial WAM!BASE storage centers will be located in

Minneapolis and Las Vegas within the NOCs already located in each city. Each storage facility will be connected to the WAM!NET Network through redundant links and customer data files will be stored in both locations. Customers will use proprietary software provided by the Company to upload data to the storage facilities and to browse, retrieve and forward files stored in the repository. Customers will be able to restrict access to individual files, groupings of files or complete libraries of files, manage the distribution of files, and will also be able to catalogue, identify and search for stored files using assigned attributes. The Company intends to locate additional mirrored storage facilities in Europe and Asia/Pacific to accommodate international storage requirements as needed.

SERVICE CONTRACTS

  The Company believes that the WAM!NET Service is achieving wide acceptance among leading participants in the Graphic Arts industry, which in turn encourages those with whom information is shared to subscribe to the WAM!NET Service. Since it commercially released and commenced marketing of the WAM!NET Service in March 1996, the Company has established a subscriber base of more than 1,900 customer locations. As of June 30, 1998, 972 customer locations were connected to the WAM!NET Network with an additional 988 contracted sites expected to be installed during the second half of 1998, concurrent with the installation of customer premise telephony access. As of June 30, 1998, the Company's mix of service contracts was as follows:

      SERVICE LEVEL (IN MEGABYTES PER HOUR)        # OF CONTRACTS % OF CONTRACTS
      -------------------------------------        -------------- --------------
      40 MPH Service..............................       146             8%
      120 MPH Service.............................     1,021            52
      400 MPH Service.............................       672            34
      1,000 MPH Service...........................        26             1
      Other.......................................        95             5
                                                       -----           ---
        Total.....................................     1,960           100%
                                                       =====           ===

  The Company's standard WAM!NET service contract is structured to assess charges based on the minimum throughput capability (i.e., the minimum number of megabytes per hour of the customer's data that the Company is obligated to transfer via the WAM!NET Network), the monthly minimum volume and any usage in excess of such monthly minimum volume. The pricing structure varies depending on the monthly minimum fee and on volume, with higher minimum fees and higher volumes generally resulting in lower per megabyte charges. Each WAM!NET customer typically signs a service contract for a fixed term of one to three years, at a specified location with minimum monthly fee of $250, $500, $1,000, or $2,500 per month up to the specified volume. The standard service contract is automatically renewable for additional one year periods at the Company's then prevailing pricing structure, unless the customer gives notice of termination at least 60 days prior to any automatic renewal date.

  Each service contract also grants the customer a limited, non-transferable license to use the Company's proprietary software and certain other intellectual property solely in connection with the customer's use of the WAM!NET Service. Under each service contract, a customer generally agrees to pay all taxes and fees imposed by governmental authorities, to be responsible for all loss or damage to the NAD, to maintain certain insurance coverage for the NAD, to preserve the Company's ownership of the licensed intellectual property, to keep the NAD at the leased location, to return the NAD and all licensed intellectual property at the termination of the service contract, and to pay all of the Company's costs of enforcement in the event the customer breaches the service contract.

  In addition to the standard service contract, the Company also negotiates custom service contracts with large users of the Company's services. These custom service contracts generally address specific customer work flow requirements or multi-site installations, and typically contain scheduled rebates and discounts based upon the number of third party trading-partners who become connected to the WAM!NET Network and upon the volume of data received from those third parties. These custom service contracts also typically contain negotiated provisions relating to issues of non-infringement, indemnification and damages for breach.

  The Company plans to offer WAM!BASE and WAM!PROOF services as add-on features to the WAM!NET Service. Subscribers for WAM!BASE and WAM!PROOF services will sign an addendum to their WAM!NET service contract separately licensing the software necessary to utilize the WAM!BASE or WAM!PROOF services, as the case may be, and containing other appropriate terms. The Company intends to furnish the WAM!BASE software without charge to customers who agree to minimum monthly WAM!BASE storage fees. WAM!PROOF customers will be charged for usage on a per megabyte basis like any other transmission over the WAM!NET Network. The Company may require a nominal one-time license fee covering the costs incurred by the Company to furnish the WAM!PROOF software.

SALES AND MARKETING

  Over the past year, the Company has spent significant time and resources developing and building national marketing and sales capabilities, including increasing its sales force from four to 36 people, who are located in New York, Chicago, Los Angeles, Boston, Washington D.C., Minneapolis, San Francisco, Dallas, Atlanta, Toronto and other major metropolitan areas. The Company has created a product marketing organization responsible for the definition, commercialization and ongoing management of its products and services, and a direct sales organization responsible for all new sales and account management functions. The product marketing organization is divided into six functional groups, based on customer needs and demands, consisting of a WAM!NET Service product group, a WAM!BASE product group, an Industry Smart applications product group, a pricing group, a business analysis group and a co-marketing group. The sales organization has also been split into five groups, including an account executive group for new sales, a sales consultant group for telesales support, a business development group for managing large national accounts, an account management group for increasing utilization within existing accounts and a product specialist group for new products.

  Primary marketing and sales strategies focus on making inroads with major participants in the Company's target industries. In the Graphic Arts industry, the Company's initial sales focus was on signing large commercial printers, the final data destination in the digital work flow. Once several printers subscribed to the WAM!NET Service, the Company's sales organization sought to connect the printer's customers (pre-press firms, advertising agencies and publishers) to the WAM!NET Network using a combination of sales and marketing strategies. Such strategies include implementing promotional programs in which printers promoted and marketed the WAM!NET Service to their customers and work flow partners along with the Company's direct sales force. Similar strategies are being applied by the Company to its other target industries.

  As more customers subscribe to the WAM!NET Service, the Company's strategic sales focus is expected to shift. While new site acquisition will still be important, significant resources will also be devoted to increasing inter-connectivity among WAM!NET Service users and network traffic, in an effort to embed the WAM!NET Service into an industry's work flow. As a result, the sales organization may further employ account managers to work with customers to help them better utilize WAM!NET Services and expand the circle of WAM!NET users with whom they send and receive data.

  The Company's product marketing will focus on commercializing new features and new products that are also intended to help increase the utilization of the WAM!NET Network. This will include full scale commercialization of Industry Smart applications like WAM!PROOF and WAM!BASE and the addition of new Industry Smart features into existing products, including directory services with white and yellow pages functionality, and directed billing capabilities which will enable customers to reverse bill or bill third parties for data transportation services.

  The Company has NADs in 44 states and in Canada. No single state or province accounted for more than 10% of the Company's revenues for 1997 on a consolidated basis without giving effect to the 4-Sight Acquisition. For its fiscal year ended September 30, 1997, 4-Sight derived approximately 56% of its revenues from sales in the United Kingdom, 25% from the United States, 10% from the rest of Europe, and 9% from the rest of the world.

INSTALLATION SERVICES

  The Company believes its ability to deliver consistently high quality installation services will materially affect its ability to attract and retain customers. The Company, therefore, has expended considerable resources to build an installation function which coordinates and performs all aspects of service installation for the customer When a new contract is signed, an installation project manager is assigned to manage the installation. Site surveys are completed to capture and confirm key customer information including NAD placement, appropriate service level, account information and network connectivity requirements. The project manager coordinates installation of the NAD with on-site third-party installers and the Company's circuit engineers, who test and certify connectivity and throughput between the customer's site and the Distribution Hub.

  Installation of the WAM!NET Service consists of installing a simple, graphical user interface ("GUI") on the customer's computer or LAN, connecting the customer's computer or network to a NAD, and connecting the NAD through telephone service to the nearest Distribution Hub. The Company has entered into an agreement with National Computer Systems ("NCS"), a national provider of computer installation and maintenance services, to provide installation, maintenance and repair services on customer sites.

NETWORK ARCHITECTURE

  The WAM!NET Network is comprised of national, regional and local Distribution Hubs that are owned by the Company and interconnected redundantly with high-bandwidth leased telephone circuits. The Company currently maintains 26 Distribution Hubs, located in major United States and Canadian cities, London, England, Paris, France and Amsterdam, The Netherlands. The Company also operates two mirrored NOCs in Minneapolis and Las Vegas through which it manages and operates all data transmission. The Company has also contracted with an independent third-party for the provision of satellite transmission services for added redundancy with respect to services provided to Time. The Company is currently negotiating to employ satellite services to add redundancy for the entire WAM!NET Network.

  The WAM!NET Service uses technology similar to the Internet, such as ISDN, DS1 (1.54 megabits per second), DS3 (45 megabits per second), frame relay and ATM. Because the WAM!NET Service provides managed data package traffic, the available bandwidth of the WAM!NET Network is not being cluttered with the large amount of random data traffic that exists on a public network such as the Internet. The Company has sized aggregation points throughout the WAM!NET Network to ensure that no backbone connection is smaller than any "last mile" connection (i.e., from a NAD at a customer site to a Distribution Hub).

  The hub infrastructure consists of large Cisco Systems, Inc. ("Cisco") routers which are co-located with WorldCom points of presence and which primarily route data traffic across the WAM!NET back-bone. The 26 Distribution Hubs are interconnected with a meshed DS3 ATM back-bone provided by WorldCom. Additional network diversity is provided by a layer of private lines leased from Sprint Corporation ("Sprint") which primarily serve as network back-up. Local loop connections between Distribution Hubs and NADs at customer sites are provided almost exclusively by WorldCom and regional bell operating companies. The Company's policy is to procure local loop lines from the lowest-cost, highest-quality provider, and the Company has business relationships with approximately 15 telephony providers in North America. Network traffic patterns are continuously monitored and the existing network back-bone infrastructure is operating at approximately 5% to 10% of its capacity. Operating agreements with WorldCom and MCI Communications Corporation ("MCI") enable the Company to increase backbone bandwidth to accommodate planned growth on an as-needed basis.

  The WAM!NET Network incorporates multiple firewalls, constant monitoring and other security features to prevent unauthorized access or tampering with either the Company's or the customers' data systems. For security purposes, the WAM!NET Network is designed to prevent customers from gaining unauthorized access to the

WAM!NET Network through a NAD, from logging onto any other device attached to the WAM!NET Network and from exploring the WAM!NET Service or activating or controlling any of its other functions. The Company's software installed on the user's computer only delivers files to or from the NAD.

NETWORK MANAGEMENT

  The Company provides customers toll-free access to its technical services support team 24 hours a day, 7 days a week. The Company believes that because its customers are in time sensitive, data intensive industries, they rely on the WAM!NET Service to provide guaranteed delivery and throughput. The Company has sought to build reliability into its network by interconnecting all Distribution Hubs and NOCs with at least two redundant paths so that in the event of network line failures data can still be transmitted. In addition, automated network monitoring software from HP has been installed and configured to provide continuous monitoring capabilities, including an alarm system that automatically alerts network engineers of problems. Key aspects of the WAM!NET Network are continuously monitored, including NOC equipment, Distribution Hub equipment, backbone lines, local customer connections and the NADs. The network management team is trained to proactively work with telephony and on-site service providers using specially developed processes to identify and resolve network issues quickly and efficiently.

MANUFACTURING

  The Company conducts only limited equipment assembly functions. The Company presently installs proprietary software and assembles standard computer, router and power management equipment components into steel housings for use as NADs, Distribution Hubs and equipment in the NOCs. The equipment housing is manufactured by a third party to the Company's specifications. The Company contracts with third parties for installation of NADs at customer sites. See "--Supplier Relationships--Installation and Field Maintenance." The Company installs Distribution Hubs and equipment in the NOCs. The Company intends to outsource the assembly of NADs.

SUPPLIER RELATIONSHIPS

  Equipment. The Company has procurement arrangements with Silicon Graphics, Inc. ("SGI"), Cisco and Osicom Technologies, Inc. for certain computer equipment, routers and computer interface cards used in the WAM!NET Network. These arrangements qualify the Company for discounts off participant list pricing for such equipment. The Company is presently negotiating more formal supply arrangements with Cisco and SGI. The Company also purchases certain high volume data storage equipment from HP and Hitachi Data Systems Corporation under supply agreements.

  Installation and Field Maintenance. The Company has an agreement with NCS to provide installation, maintenance and repair services on customer sites.

  Telephone Carriage and Infrastructure Support. The Company currently leases local loop and long distance telephone carriage in the United States from WorldCom. In addition, the Company has procurement agreements with MCI and Sprint, and purchases local loop telephony services from approximately 15 local loop providers.

  None of the supplier agreements described or contemplated above contains a long-term commitment on behalf of the supplier. See "Risk Factors--Dependence on Third-Party Suppliers for Equipment and Services."

COMPETITION

  Despite what the Company believes to be meaningful product differentiation, the Company faces competition in the provision of digital data transportation and archiving services, including from companies that have substantially greater financial, technological, marketing, and research and development resources than the Company and which have an established presence in markets that the Company serves. The Company's competitors or potential competitors (including WorldCom) include major long-distance companies, regional Bell operating companies, Internet service providers, systems integrators, such as Digital Art Exchange, and other smaller companies which manage routers as part of more comprehensive public, private and virtual private wide area network service offerings. Some companies have begun to offer data communications networks which use standard communication technology in conjunction with emerging frame-relay and ATM technology. The architecture of these networks is similar to that of the WAM!NET Service. These competitors, including the Sprint DRUMS network, MCI SMDS telecommunications service and a joint venture arrangement between AT&T Corp. and Xerox, offer some of the services the Company offers or plans to offer in the future. WorldCom is currently awaiting regulatory approval of its proposed acquisition of MCI, and should that acquisition be consummated, there may be competition and/or conflicts of interest between the Company and services provided or to be provided by MCI. Additionally, a new competitive service called the Graphic Arts Digital Network which directly targets the WAM!NET Service was announced in Spring 1997, but has not yet been released. This service will be provided by a joint venture between British Telecommunications and Sytek. Pricing, product and service information are not yet available for that service. While the Internet is not currently an effective competitor to the WAM!NET Service, efforts are under way, through a consortium of research universities, the Federal Government's Very-High-Performance Backbone Network Service and several major corporations, to create "Internet2." Press stories on Internet2 suggest that it will include commercial channels through which large amounts of data can be moved securely between researchers or companies. The commercial availability of Internet2 is not expected before 2003.

  In addition, the Company faces competition from overland and air courier services, who transport magnetic tape or optical disk copies of digital data to their desired locations.

  The Company believes the major competitive factors in the digital data delivery industry are price, reliability and capacity. The Company's technologically higher-end competitors that offer high bandwidth dedicated lines have the capability of reliably providing high capacity transmission, but with the comparatively higher user costs involved in leasing dedicated point to point lines, dedicated equipment costs and attendant information management fees. Lower-end competitors, such as standard telephone modems or the Internet, can compete with the Company on a cost basis, but do not provide the managed reliability or capacity of the WAM!NET System. The Company believes that it is the only provider of a turn-key, managed digital data delivery service with a purpose-built network tailored to target industries' needs which addresses the price, reliability and capacity requirements of data intensive industries.

GOVERNMENT REGULATION, STANDARDS

  North America. The Company purchases telephone equipment, routers and relays that are used in the WAM!NET Network from telecommunications equipment manufacturers and combines that equipment with Company-provided software and telephone circuits provided by common carriers regulated by the FCC the CRTC and various state regulatory agencies. The Company believes that under the FCC's interpretation of the Communications Act of 1934, as amended, the services which it offers to its customers are interstate information (enhanced) services. Consequently, it is not required to obtain licenses or other approvals from the FCC or state regulatory agencies to offer such services. If the Company's services were deemed to be intrastate services, certain state regulatory agencies might seek to assert jurisdiction over the Company's offerings. If that were to occur, the Company could be required to expend substantial time and money to acquire the appropriate licenses and to comply with state regulations. The Company also believes that, under the CRTC's interpretation of Canadian law, the services that the Company offers do not require it to obtain telecommunications permits or approvals in Canada.

  Worldwide. The Company believes that European Union directives require that member states permit the provision of the Company's services on a competitive basis. Bilateral agreements exist between the United States and Japan and the United States and Hong Kong which encourage cross-border provision of enhanced services like those offered by the Company. Pursuant to commitments in the WTO General Agreement on Trade and Services, over fifty governments have agreed to permit provision of enhanced services (i.e., value-added) by nationals of WTO member countries. Nevertheless, certain other countries in Europe, Asia and elsewhere in the world might seek to license and regulate the Company's services. Any such license or regulation may limit, delay or increase the costs of operations as associated with the international locations to which the Company may desire to expand.

  Medical Imaging. The Company intends to offer its WAM!NET Service and WAM!BASE service as medical imaging applications for transmitting, storing and retrieving medical data for primary diagnostic purposes. The Company is currently participating in a test of the medical image transmission application of the WAM!NET Service between a hospital and a remotely located clinic, and intends to commence testing of the WAM!BASE storage and retrieval functions during the fourth quarter of 1998. Any medical imaging applications offered for primary diagnostic purposes are required to comply with the Food and Drug Act, and regulations promulgated thereunder by the FDA. Under recently adopted FDA regulations, both the WAM!NET Service's data transmission application and the WAM!BASE data storage and retrieval application are classified as Class I devices that do not perform "irreversible data compression." Prior to adoption of those regulations, both the transmission and storage functions were classified as Class II devices, and the Company had received marketing clearance from the FDA for data transmission pursuant to a 510(k) Premarket Notification filing. The Company's medical image transmission, storage and retrieval applications conform to the DICOM industry standards, which are the industry accepted standards utilized by major medical imaging equipment manufacturers in the domestic health care industry. The Company works with medical imaging equipment manufacturers to ensure compatibility of the WAM!NET and WAM!BASE applications with their medical imaging equipment.

RESEARCH AND DEVELOPMENT

  Certain of the Company's employees have significant experience in the research, development, design, engineering, implementation and management of complex software and networking systems. The Company's current research and development activities are focused on completing development of additional functions, including the next generation of network and transportation management software and protocols necessary to provide applications such as broadcast transmissions, queue management, directed billing, directory services and job ticketing, including integrating such features into the shipping and customer information management facilities. The Company utilizes its technical capabilities to monitor and evaluate developments in computer hardware and software and in relay and telephony equipment and, to the extent possible, to incorporate appropriate advancements or enhancements into the WAM!NET Service in a timely fashion.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  It is the Company's policy to protect its intellectual property, to seek patent protection for those aspects of its technology that the Company believes may be patentable and to preserve any copyrights or trade secrets (to the extent not disclosed in any patent) that may be applicable to the WAM!NET Service, the WAM!PROOF and WAM!BASE services and their related software.

  The Company is designing or has designed most of the proprietary software necessary for the management of the WAM!NET Service, including NAD operations and the GUI, CIS, WAM!PROOF and WAM!BASE applications. The Company believes that its proprietary software and trade secrets applicable to the operation of the WAM!NET Service and the WAM!BASE data archiving system may be of equal or greater importance to the Company than patent or copyright protection. The Company is not aware of any claims of infringement of patents or other intellectual property belonging to others. However, the Company has conducted only a limited inquiry regarding the possibility of other infringement. Given the recent acquisition of 4-Sight, with its substantial international presence, the Company will increasingly offer its products and services in foreign countries. However, some of these countries may lack intellectual property protection that is comparable to that afforded by the intellectual property laws of the United States. See "Risk Factors--Intellectual Property and Proprietary Rights."

  The Company has entered into confidentiality agreements with certain of its employees, consultants and others to protect the Company's proprietary information and trade secrets.

LIABILITY AND INSURANCE

  The WAM!NET Service uses an assemblage of telecommunications equipment, software, operating protocols and proprietary applications for high speed transmission of large quantities of data among multiple locations. In such operations, it is possible that data files may be lost, altered or distorted. Moreover, the Company's targeted industries' businesses are extremely time sensitive, and delays in delivering data may cause a significant loss to a customer using the network for managed data delivery service. The WAM!NET Service, and future enhancements or adaptations, may contain undetected design faults and software "bugs" that, despite testing by the Company, are discovered only after the system has been installed and used by customers. Such faults or errors could cause delays or require design modifications that could adversely affect the Company's competitive position and results of operations. The Company obtains contractual agreements from its customers limiting the Company's liability for damages resulting from errors in the transportation of data to a maximum of $100 per transmission. Nevertheless, the Company may still be subject to significant claims for data losses in the transportation of data over the WAM!NET Service. In addition to general business liability insurance coverage, the Company presently maintains errors and omissions insurance coverage issued by St. Paul Fire and Marine Insurance Company in the amount of $1.0 million per occurrence and $5.0 million for all occurrences relating to the transportation of data over the WAM!NET Service. In addition, the Company presently maintains $1.0 million of business interruption insurance coverage against losses from floods, earthquakes and other natural disasters.

EMPLOYEES

  Including its officers, as of June 30, 1998 the Company employed 452 persons. The Company's executive and technical personnel have significant experience in the design, programming, implementation, marketing, sales and support of complex data networks and software programs. The Company considers its employee relations to be good. None of the Company's current employees are subject to a collective bargaining agreement.

FACILITIES

  The Company occupies approximately 45,000 square feet of office space located in a modern facility in an industrial park complex in Bloomington, Minnesota, a suburb of Minneapolis. The building is occupied under a 99 month lease which expires in November 2005. To meet its future space requirements, the Company is currently considering construction activities to reconfigure its existing facility for greater space efficiency. The Company's leased properties also include: (i) an approximately 18,000 square foot manufacturing and warehousing facility located in Minneapolis, (ii) an approximately 1,540 square foot office facility located in Minneapolis, where one of the Company's NOCs is located, (iii) an approximately 7,970 square foot facility located in Las Vegas, Nevada where the Company's other NOC is located and which serves as a backup customer service center, (iv) an approximately 1,500 square foot office facility located in Missoula, Montana where the headquarters of FreeMail, Inc., an entity acquired by the Company in December 1997, is located, (v) small offices in Toronto, New York, Chicago, and Washington, D.C. for use by the Company's business development managers and account executives stationed in those cities, and (vi) an approximately 18,800 square foot office facility located in Minneapolis, which previously served as the Company's headquarters and which the Company intends to sub-lease. In addition, 4-Sight currently leases properties in (i) Bournemouth, Dorset, England, (ii) Hamburg, Germany, (iii) Woburn, Massachusetts and (iv) West Des Moines, Iowa.

LEGAL PROCEEDINGS

  The Company is not party to any material legal proceedings.

                                  MANAGEMENT

  The Company's executive officers and directors are:

       NAME                       AGE          POSITION WITH THE COMPANY
       ----                       ---          -------------------------
Edward J. Driscoll III...........  37 Chairman of the Board, Chief Executive
                                      Officer, President and Treasurer
Allen L. Witters.................  40 Chief Technology Officer
James R. Clancy..................  37 Chief Sales and Marketing Officer
David T. Ottinger................     Senior Vice President of Engineering and
                                   49 Operations
John R. Kauffman.................  41 Vice President of Strategic Marketing and
                                      Communications
Raymond E. Kang..................  39 Vice President of Product Marketing and
                                      Development
Gary C. Jader....................  47 Vice President and General Manager of
                                      Medical Services
David A. Townend.................  40 Managing Director, WAM!NET U.K.
Mark Marlow......................  33 Director of Finance
Charles T. Cannada...............  39 Director
Robert L. Hoffman................  69 Director
Curtis G. Gray...................  48 Director
K. William Grothe, Jr............  42 Director

  The Board of Directors of the Company consists of five directors, two of whom (currently Messrs. Driscoll and Hoffman) are elected by the holders of the Common Stock and three of whom (currently Messrs. Grothe, Cannada and Gray) are elected by the holders of the Company's Class A Preferred Stock. See "Description of the Company's Securities."

  Edward J. Driscoll III is a founder and principal shareholder of the Company and has served as its Chairman of the Board, Chief Executive Officer, President and Treasurer since inception. Previously, Mr. Driscoll was the principal shareholder, Chief Executive Officer, and a director of Cybernet Systems, Inc. ("Cybernet"). Mr. Driscoll founded Cybernet in 1991 to provide network integration services to the pre-press industry. Prior to founding Cybernet, he held various marketing and management positions, most recently as general manager of Roland Marketing, Inc., a regional wholesale produce marketing and packaging company. He holds a Bachelor of Arts degree in economics from St. John's University, Minnesota and a Master of Business Administration degree from the University of St. Thomas.

  Allen L. Witters is a founder and principal shareholder of the Company and has served as its Chief Technology Officer since inception. He is principally responsible for designing and implementing the WAM!NET Service architecture. Mr. Witters has been engaged in technical consulting to the computer industry since 1975, including serving as a technical consultant from 1992 to 1996 for Cybernet, and has broad experience in the invention, design, engineering and implementation of software, networks, and network management systems. From 1987 to 1992, Mr. Witters was the Chief Executive Officer and a principal shareholder of Datamap, Inc., a company that was engaged in the development and sale of GIS (geographic information systems) software. In 1994, Mr. Witters filed a petition for bankruptcy under Chapter 7 of the United States Bankruptcy Code.

  James R. Clancy joined the Company in April 1996 and currently serves as Chief Marketing and Sales Officer. From 1994 to 1996, Mr. Clancy was employed by Ceridian Corporation as Director of Marketing and Strategic Planning. From 1988 to 1994, Mr. Clancy was employed by General Mills, Inc., in various marketing and marketing management capacities, most recently as Marketing Manager. Prior to General Mills, Mr. Clancy was a founder and senior manager of two Macintosh supply manufacturing companies. Mr. Clancy holds a Bachelor of Arts degree in economics from Moorhead State University and a Master of Business Administration degree from the Wharton School of Business.

  David T. Ottinger joined the Company in November 1997 as Vice President of Engineering & Operations. From April 1997 to November 1997, he served as President and Chief Executive Officer of NetAccess, Inc., a network security company. From April 1996 to April 1997, he served as Vice President, Professional Services of Parallel Technologies, Inc. From October 1993 to April 1996, he served as Vice President, Network Services of COMDISCO Network Services. From 1989 to October 1993, he served as Branch Manager for the Minneapolis, Minnesota office of Cap Gemini America.

  John R. Kauffman joined the Company in January 1998 as Vice President of Strategic Marketing & Communications. From 1991 to December 1997 Mr. Kauffman was President of Kauffman Marketing Group, Inc. and in that capacity provided the Company's strategic positioning and outside marketing services from November 1995 to November 1997. Previous to that position Mr. Kauffman was President of Kauffman Stewart Advertising.

  Raymond E. Kang joined the Company in March 1998 and currently serves as Vice President of Product Marketing and Development. Prior to joining the Company, Mr. Kang was employed by MCI Telecommunications for fourteen years in various management and sales positions, most recently as Director of Broadband and Multimedia Marketing.

  Gary C. Jader joined the Company in February 1998 and currently serves as Vice President and General Manager of Medical Services. Prior to joining the Company, Mr. Jader was employed from 1996 to February 1998 by NeuroMotion Inc., a medical device company, as Vice President, Marketing and Sales. From 1991 to 1996, Mr. Jader was employed by 3M Corporation as Marketing Supervisor.

  David A. Townend joined the Company in March 1998 upon the consummation of the 4-Sight Acquisition, and currently serves as Managing Director of WAM!NET U.K. Mr. Townend served as Managing Director of 4-Sight from more than five years prior to March 1998.

  Mark Marlow joined the Company in May 1995 and currently serves as its Director of Finance. From 1994 until May 1995, he was employed as an accounting senior by the public accounting firm of Brunberg, Thorsen and Associates, Minneapolis, Minnesota. Mr. Marlow is a certified public accountant. From 1991 to 1994, he was employed as an assistant controller at Miller, Johnson and Kuehn, Incorporated, a licensed securities brokerage firm. He holds a Bachelor of Science degree in accounting from the University of Minnesota, and also holds a general securities license.

  Charles T. Cannada has served as a Director of the Company since 1996 and currently serves as WorldCom's Senior Vice President of Corporate Development and Real Estate and Facilities Management. Mr. Cannada joined WorldCom in 1989 as WorldCom's Chief Financial Officer. Mr Cannada received his Bachelors of Business Administration degree in Accounting from the University of Mississippi.

  Robert L. Hoffman has served as a Director of the Company since October 1995. Mr. Hoffman is a founder and shareholder of the law firm of Larkin, Hoffman, Daly & Lindgren, Ltd, where he has practiced for more than the past five years, and has served as its Chairman of the Board and President. He has been extensively involved in land use and development for the past 35 years as both an attorney and in various elective and appointive offices, including 14 years as a member of the Bloomington City Council, seven years as a member of the Metropolitan Council, a land use law instructor at Hamline University School of Law, a member of the

Urban Land Institute Development Policies and Regulations Council, and a member of the Land Use Advisory Group for the Public Technologies Institute of Washington, D.C.

  Curtis G. Gray has served as a Director of the Company since 1996 and since November 1991 has served as WorldCom's Vice President of Enhanced Data Networks. Mr. Gray has more than 20 years of experience in the data communication arena including his own consulting firm and engineering and management positions with GTE Laboratories and Blue Cross and Blue Shield Association. Mr. Gray received his Masters and Bachelors degrees in Engineering from the University of Wisconsin.

  K. William Grothe, Jr. has served as a Director of the Company since 1996 and has served as Vice President of Corporate Development of WorldCom since January 1996. From July 1990 to January 1996, Mr. Grothe was Senior Vice President and Chief Financial Officer of MobileCom, a national paging company headquartered in Jackson Mississippi. Mr. Grothe is a Certified Public Accountant and received a Bachelor of Science degree in Accounting from the University of Illinois.

BOARD COMMITTEES

  The Company currently has an Executive Committee consisting of Edward J. Driscoll III and K. William Grothe, Jr., an Audit Committee consisting of Charles T. Cannada and Curtis G. Gray and a Compensation Committee consisting of K. William Grothe, Jr. and Robert L. Hoffman.

EXECUTIVE COMPENSATION

  The following table summarizes all compensation paid to the Company's Chief Executive Officer and to each of the Company's executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers") whose salaries and bonus exceed $100,000 for services rendered in all capacities to the Company for the year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                  ANNUAL COMPENSATION   COMPENSATION AWARDS
                                  -------------------- ----------------------
                                                       RESTRICTED SECURITIES  ALL OTHER
                                                         STOCK    UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS    AWARD(S)  OPTIONS (#)  SATION
---------------------------  ---- ---------- --------- ---------- ----------- ---------
Edward J. Driscoll III...    1997 $  150,000 $  75,000    $--           --      $--
 Chairman of the Board,
 Chief Executive Officer,
 President and Treasurer
Allen L. Witters.........    1997    150,000    75,000     --           --       --
 Chief Technology Officer
James R. Clancy..........    1997    135,000    67,500     --       500,000      --
 Chief Sales and
 Marketing Officer
Mark Marlow..............    1997     75,000    37,500     --       150,000      --
 Director of Finance

  The following table sets forth certain information for the fiscal year ended December 31, 1997 with respect to stock options granted to the Named Executive Officers. For the fiscal year ended December 31, 1997, no stock appreciation rights were granted to the Named Executive Officers and no stock options were granted to the Named Executive Officers at an option price below market value on the date of the grant, as determined by the Board of Directors of the Company. The potential realized dollar value of an option grant is the product of (a) the difference between (1) the product of the per-share market price at the time of the grant (which the Company determined was $0.962 in July 1997, which was the price per share attributable to the Company's common stock in the immediately preceding arm's length transaction with an independent third party) and the sum of 1 plus the adjusted stock price appreciation rate, and
(2) the per-share exercise price of the option, and (b) the number of securities underlying the grant at fiscal year-end.

                          STOCK OPTION GRANTS IN 1997

                                              INDIVIDUAL GRANTS
                          ----------------------------------------------------------
                                                                                     POTENTIAL REALIZED
                                                                                      VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF
                                                 % OF TOTAL    EXERCISE              STOCK APPRECIATION
                          NUMBER OF SECURITIES OPTIONS GRANTED OR BASE                 FOR OPTION TERM
                           UNDERLYING OPTIONS   TO EMPLOYEES    PRICE    EXPIRATION  -------------------
          NAME                GRANTED (#)      IN FISCAL YEAR   ($/SH)      DATE        5%        10%
          ----            -------------------- --------------- -------- ------------ --------- ---------
Edward J. Driscoll III..            --               --         $ --        --       $     --  $     --
Allen L. Witters........            --               --           --        --             --        --
James R. Clancy.........        500,000             14.4        0.962   July 1, 2002   132,891   302,498
Mark Marlow.............        150,000              4.3        0.962   July 1, 2002    39,867    90,749


  The following table sets forth certain information with respect to the value of unexercised stock options held by the Named Executive Officers as of December 31, 1997. As of December 31, 1997, no Named Executive Officer held any stock appreciation rights. In 1997, no Named Executive Officer exercised any stock options. In determining the dollar value realized upon exercise of unexercised in-the-money options at fiscal year end, the dollar value is calculated by determining the difference between the fair market value of the securities underlying the options (which the Company determined was $3.90 per share in December 1997, which was the price per share attributable to the Company's common stock in the two immediately preceding arm's length transactions with independent third parties) and the exercise price of the options at fiscal year-end.

                         FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED         IN-THE-MONEY
                              OPTIONS AT FY-END (#)       OPTIONS AT FY-END
                            ------------------------- -------------------------
       NAME                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----                 ----------- ------------- ----------- -------------
Edward J. Driscoll III.....   195,250     1,804,750    $573,645    $5,302,356
Allen L. Witters...........   195,250     1,804,750     573,645     5,302,356
James R. Clancy............   259,825       615,175     763,366     1,807,320
Mark Marlow................    35,000       140,000     115,630       411,320

DIRECTORS' COMPENSATION

  The Company does not grant compensation to its Directors other than as set forth below. Each Director is reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. Robert L. Hoffman has been granted 75,000 stock options at an exercise price of $0.962 per share, which options expire November 30, 2005. As of December 31, 1997, 50,000 stock options were vested and exercisable, 25,000 of which vested and became exercisable during fiscal year 1997. The remaining 25,000 stock options vest and become exercisable during fiscal year 1998. Other than Mr. Hoffman, no Director received compensation in any form for services rendered as a Director from the Company during fiscal year 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Company's Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. During 1997, no executive officer of the Company served on the Compensation Committee or as a director of another entity in which any of such entity's executive officers served on the Company's Compensation Committee or Board of Directors. K. William Grothe, Jr., a member of the Compensation Committee, is an officer of WorldCom, a significant shareholder of the Company. See "Certain Transactions and Relationships."

EMPLOYMENT AGREEMENTS

  Effective October 1, 1996, the Company entered into an employment agreement with Edward J. Driscoll III which provides for: (i) an initial term of 27 months and subsequent one-year renewals, (ii) an initial annual salary of $150,000, subject to periodic review and adjustment, (iii) an additional bonus or other compensation as may be established from time to time by the Board of Directors based upon an annual business plan which shall set forth business goals such as the achievement of revenue and profit measures for the Company, based upon achievement of performance goals, (iv) use of a company automobile,
(v) non-competition by Mr. Driscoll with the business of the Company during the term of the agreement and for a period of two years after its termination and non-solicitation of the employees or customers of the Company during such period, (vi) confidentiality with respect to all information and trade secrets of the Company and (vii) automatic assignment to the Company of all ideas, inventions, discoveries and improvements of Mr. Driscoll relating to the business of the Company. In the event that the agreement is terminated by the Company without cause, Mr. Driscoll is entitled to receive severance, payable in cash, in an amount equal to the sum of (a) the greater of (x) his then base salary for two years or (y) the amounts reasonably estimated to be due under the agreement for the two year period following termination, and (b) one half of the bonus to which he would have been entitled for the year of termination. In connection with the executive employment agreement, the Company and Mr. Driscoll also entered into a stock option agreement which provides for the grant of an option, expiring December 31, 2007, to purchase up to 2,000,000 shares of the Company's Common Stock at a price of $0.962 per share. These options vested on January 2, 1998.

  Effective October 1, 1996, the Company entered into an employment agreement and a stock option agreement with Allen L. Witters on terms substantially the same as those of the employment agreements with Mr. Driscoll. The stock options issued to Mr. Witters vested on January 2, 1998.

  Effective April 16, 1996, the Company entered into an employment agreement with James R. Clancy which provides for: (i) an annual salary of $85,000, (ii) a bonus of up to $40,000, conditioned on achievement of certain operational objectives, such operational objectives to include (a) the proposal of a written plan and timeline for the development and implementation of a comprehensive marketing plan for the Company's products during 1996 and 1997 and (b) such other additional objectives that Mr. Clancy was to determine and achieve during the first twelve month period following the effective date of his employment agreement, (iii) confidentiality with respect to all information and trade secrets of the Company during the term of employment and for a period of one year after the termination of employment, and (iv) non-competition by Mr. Clancy with the business of the Company for a period of 18 months after the termination of employment and non-solicitation of the customers of the Company during such period. The employment agreement is for an unspecified term on an "at will" basis. In connection with the employment agreement, the Company and Mr. Clancy have entered into incentive stock option agreements with respect to the grant of options to purchase 875,000 shares of the Common Stock of the Company at a purchase price of $0.962 per share. 750,000 options vest in annual increments ending May 1, 2000 and the remaining 125,000 vested on January 2, 1998.

  Effective May 10, 1995, as amended, the Company entered into an employment agreement with Mark Marlow which provides for (i) a base salary of $7,708.33 per month, (ii) options to acquire 10,000 shares of Common Stock under the Company's 1994 Stock Option Plan, (iii) confidentiality with respect to information or trade secrets of the Company during employment and after termination of employment with the Company, and

(iv) non-competition by Mr. Marlow with the business of the Company for a period of one year after the termination of employment and non-solicitation of employees or customers of the Company during such period.

  The Company has implemented a quarterly bonus compensation program pursuant to which directors and key managers can receive up to 30%, and other employees up to 20%, of their annual salary in cash bonuses based upon individual achievement and the achievement of corporate goals and objectives.

  The Company's other officers and significant technical employees are employed pursuant to annually renewing employment agreements which continue until terminated by either the Company or the employee. Each such agreement contains confidentiality and assignment of invention provisions benefiting the Company. The Company currently has no retirement, pension, or insurance plans for its officers. The Company may in the future adopt such plans and may also adopt a compensation plan substantially increasing officers' salaries and other compensation based upon the performance of the Company.

STOCK OPTION PLANS

  The Company's Stock Option Plan (the "1994 Plan") was adopted in September 1994 by the Company's Board of Directors and was approved by the shareholders of the Company in October 1994. The 1994 Plan has been subsequently amended, most recently on April 24, 1998 (as so amended and restated in April 1998, the "Amended 1994 Plan") in conjunction with the adoption of the Company's 1998 Combined Stock Option Plan (the "1998 Plan" and, collectively, the "Plans"), to reflect the Company's name change to WAM!NET Inc., to incorporate prior amendments to the 1994 Plan, to provide that no new options be granted under the Amended 1994 Plan and to limit the number of shares of Common Stock available for issuance under the Amended 1994 Plan to 7,000,000. Each Plan is currently administered by the Company's Board of Directors. The 1998 Plan and the amendments to the 1994 Plan adopted by the Board of Directors on April 24, 1998 received shareholder approval on May 30, 1998.

  The Amended 1994 Plan and the 1998 Plan provide for the granting of Common Stock options which qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as the granting of "nonqualified options." Under each Plan, the Board or, if the Board appoints one, a "Stock Option Committee" has complete discretion to select the optionees and to establish the terms and conditions of each option, subject in all cases to the provisions of a Plan and applicable provisions of the Code. Options granted under a Plan are not transferable and are subject to various other conditions and restrictions. Participation in the Amended 1994 Plan is limited to officers and regular full-time executive, administrative, professional, production and technical employees of the Company or a subsidiary of the Company, who are salaried employees of the Company or a subsidiary of the Company, and consultants or the Company or a subsidiary. Non-employee directors of the Company may be granted nonqualified options. Participation in the 1998 Plan is limited to employees of the Corporation or a subsidiary of the Corporation and to non-employee directors and non-employee consultants. The 1998 Plan provides that without amending such 1998 Plan, the Stock Option Committee may grant options to eligible employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the committee be necessary or desirable to foster and promote achievement of the purposes of the 1998 Plan, and, in furtherance of such purposes the Committee may make such addenda, modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has employees. An addendum to the 1998 Plan extends the benefits of stock options granted under the 1998 Plan to employees of the Company and its subsidiaries who are residents of the United Kingdom.

  A total of 7,000,000 shares of Common Stock have been reserved for issuance under the Amended 1994 Plan and a total of 25,000,000 shares of Common Stock have been reserved for issuance under the 1998 Plan, subject to adjustment for stock splits or recapitalizations. Shares subject to canceled, unexercised, lapsed or terminated options are available for subsequently granted options under a Plan. The exercise price of all incentive stock options granted under a Plan must be at least equal to the fair market value of the shares on the date of grant, and the maximum term of each option is ten years. Under the terms of a Plan, the aggregate fair market value of the Common Stock (determined at the date of the option grant) for which any employee may first exercise incentive stock options in any calendar year may not exceed $100,000. Upon exercise of an option, payment of the exercise price in cash is required, or, at the discretion of the Company, by the delivery of Common Stock of the Company already owned by the optionee or a promissory note for all or a portion of the exercise price of the shares so purchased or a combination of the foregoing. There is no express limitation on the duration of a Plan; provided, however, that incentive stock options may not be granted after the date that is ten years from the date of Shareholder approval of a Plan. The Board may terminate a Plan and, subject to certain limitations, may amend the Plan at any time. As of the date hereof, there were 6,045,118 options issued and outstanding under the Amended 1994 Plan, consisting of incentive stock options to employees to purchase a total of 5,454,900 shares of Common Stock at exercise prices ranging from $0.45 to $3.90 per share, and non-qualified stock options to purchase a total of 543,000 shares of Common Stock at an exercise price of $0.962 per share. No options have been granted under the 1998 Plan.

  In addition to options granted under the Plans, the Company has also granted certain officers and consultants options to purchase a total of 5,125,000 shares of Common Stock at exercise prices ranging from $0.45 to $3.90 per share.

                           OWNERSHIP OF THE COMPANY

  The following table sets forth the beneficial ownership of the Company's Common Stock as of June 30, 1998 for (i) each of the Company's executive officers and directors, (ii) all executive officers and directors as a group, and (iii) each person known by the Company to own beneficially 5% or more of the Company's outstanding shares of Common Stock. All persons indicated have sole voting and dispositive power over such shares unless otherwise indicated. Except as indicated below, none of the persons in the table have beneficial ownership in any class of equity securities of any parent or subsidiary of the Company.

                               NUMBER OF SHARES                   PERCENTAGE
                                 BENEFICIALLY                   OF TOTAL SHARES
  NAME OF BENEFICIAL OWNER         OWNED(1)                     OUTSTANDING(1)
  ------------------------     ----------------                 ---------------
Edward J. Driscoll III(/2/)..      4,000,000(3)                      35.5%
Allen L. Witters(/2/)........      4,000,000(3)                      35.5
James R. Clancy(/2/).........        583,333(4)                       5.9
Mark Marlow(/2/).............         81,666(5)                       0.9
John R. Kauffman(/2/)........        225,000(6)                       2.4
David T. Ottinger(/2/).......            --                           --
Robert L. Hoffman............         75,000(7)                       0.8
K. William Grothe, Jr.(/8/)..            -- (/9/)                     --
Charles L. Cannada(/8/)......            -- (/1//0/)                  --
Curtis G. Gray(/8/)..........            -- (/1//1/)                  --
WorldCom, Inc.(/8/)..........     34,183,670(12)                     78.7
David A. Townend(/1//3/).....      1,317,300                         14.2
James L. Ecker...............        922,520(14)                      9.0
All executive officers and
 directors as a group (13
 persons)....................     10,282,299(3)(4)(5)(6)(7)(11)      72.2

--------
 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this Prospectus, are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for purposes of computing the percentage of any other person.
 (2)  Address: 6100 W. 110th Street, Minneapolis, Minnesota 55438.
 (3) Includes 2,000,000 shares issuable upon exercise of stock options currently exercisable.
 (4) Includes 416,667 shares issuable upon exercise of stock options currently exercisable and 166,666 shares issuable upon exercise of stock options exercisable within 60 days of the date of this Prospectus.
 (5) Includes 35,000 shares issuable upon exercise of stock options currently exercisable and 46,666 shares issuable upon exercise of stock options exercisable within 60 days of the date of this Prospectus.
 (6) Includes 225,000 shares issuable upon exercise of stock options currently exercisable and 12,500 shares issuable upon exercise of stock options exercisable within 60 days of the date of this Prospectus.
 (7) Includes 62,500 shares issuable upon exercise of stock options currently exercisable. Address: Larkin, Hoffman, Daly & Lindgren, Ltd., 1500 Northwest Financial Center, 7900 Xerxes Avenue South, Bloomington, MN 55431.
 (8)  Address: 515 East Amite, Suite 400, Jackson, MS 39201.
 (9) Mr. Grothe is the beneficial owner of 30,666 shares of Common Stock of WorldCom, representing fewer than 1% of the total shares outstanding, which total includes 30,666 shares issuable upon exercise of stock options exercisable within 60 days of the date of this Prospectus.
(10) Mr. Cannada is the beneficial owner of 391,666 shares of Common Stock of WorldCom, representing fewer than 1% of the total shares outstanding, which total includes 391,666 shares issuable upon exercise of stock options exercisable within 60 days of the date of this Prospectus.
(11) Mr. Gray is the beneficial owner of 55,000 shares of Common Stock of WorldCom, representing fewer than 1% of the total shares outstanding, which total includes 55,000 shares issuable upon exercise of stock options exercisable within 60 days of the date of this Prospectus.
(12) Includes 29,183,670 shares issuable upon exercise of warrants currently exercisable and 5,000,000 shares issuable upon conversion of a convertible subordinated note in the principal amount of $5 million. WorldCom also owns 100,000 shares of Class A Preferred Stock. See "Description of the Company's Securities--Preferred Stock."
(13) Address: 2 Poole Road, Bournemouth, Dorset, BH25QY England.
(14) Includes 131,580 shares issuable upon exercise of a convertible subordinated debenture, 416,665 shares issuable upon exercise of currently exercisable warrants and 50,000 shares owned by the Ecker Family Limited Partnership, of which he is a partner. Address: 5061 Interlachen Bluff, Edina, MN 55436.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  WorldCom has the right to elect a majority of the Board of Directors of the Company and is a principal shareholder of the Company. In September 1996, the Company issued to WorldCom a $5.0 million Convertible Subordinated Note due September 30, 1999 (the "WorldCom Convertible Note"). Interest on the WorldCom Convertible Note accrues at an annual rate of 10%, payable semi-annually, commencing with the first payment on March 30, 1997. At any time prior to September 30, 1999, WorldCom may convert the principal amount of the WorldCom Convertible Note into shares of Common Stock at a conversion price of $1.00 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations. Payment of principal and interest on the WorldCom Convertible Note is subordinated to existing and future obligations of the Company for money borrowed from bank, trust, insurance or other financial institutions. WorldCom has agreed to defer all cash payments in respect of the WorldCom Convertible Note until a date that is 180 days following the Stated Maturity of the Notes. The shares of Common Stock underlying the WorldCom Convertible Note are subject to certain registration rights. See "Description of the Company's Securities--Certain Options, Warrants, Convertible Subordinated Debt and Registration Rights."

  In November 1996, the Company and WorldCom entered into a Preferred Stock, Subordinated Note and Warrant Purchase Agreement (the "WorldCom Agreement"). Pursuant to the WorldCom Agreement, the Company issued 100,000 shares of its Class A Preferred Stock, par value $10.00 per share, to WorldCom for an aggregate purchase price of $1.0 million. Except for voting with respect to the election of Directors, holders of shares of Class A Preferred Stock are entitled to one vote for each share held of record, voting together with the holders of Common Stock as a single class, on all matters submitted to a vote of shareholders. With respect to the election of Directors, holders of Class A Preferred Stock, voting separately as a class, are entitled to elect a majority of the Board of Directors. Holders of shares of Class A Preferred Stock, in preference to holders of shares of Common Stock, are entitled to receive a quarterly dividend in the amount of $0.175 per share, payable in cash or in kind, commencing on January 1, 1997, if declared by the Board of Directors. If the net earnings of the Company in a particular year are insufficient to pay such dividend, the unpaid amount accumulates and must be paid in subsequent years before any dividends are paid on shares of Common Stock. At any time that quarterly dividends owing to holders of shares of Class A Preferred Stock are in arrears, the Company may not, without the consent of the Directors elected by the holders of shares of Class A Preferred Stock, (i) declare or pay dividends on any stock ranking junior to the Class A Preferred Stock, (ii) declare or pay dividends on any stock ranking a parity with the Class A Preferred Stock, unless such dividends are paid ratably to the holders of shares of Class A Preferred Stock, (iii) redeem, purchase or otherwise acquire for consideration any share of stock ranking junior to the Class A Preferred Stock or (iv) redeem or purchase or otherwise acquire for consideration any shares of Class A Preferred Stock, or any shares of stock ranking on a parity with the Class A Preferred Stock, except in accordance with an offer to all holders upon such terms as the Board of Directors shall determine in good faith will result in a fair and equitable treatment among the respective series or classes of stock. Holders of shares of Class A Preferred Stock are entitled to preferential distributions upon liquidation equal to $10.00 per share of Class A Preferred Stock plus accumulated and unpaid dividends thereon. The Company is required to redeem all shares of Class A Preferred Stock outstanding as of December 31, 1999 at a redemption price equal to $10.00 per share plus an amount equal to all accumulated and unpaid dividends thereon. WorldCom has agreed that no cash dividends or distributions will be payable by the Company on the Class A Preferred Stock owned by WorldCom, and the Class A Preferred Stock owned by WorldCom will not be redeemed by the Company for cash, until a date that is 180 days following the Stated Maturity of the Notes. WorldCom is the sole holder of shares of Class A Preferred Stock. See "Description of the Company's Securities-- Preferred Stock."

  Pursuant to the WorldCom Agreement, the Company also issued to WorldCom a $28.5 million Subordinated Note due December 31, 2003 (the "WorldCom Subordinated Note"), of which $20.4 million aggregate principal amount was outstanding as of December 31, 1997. The WorldCom Subordinated Note accrues interest at an annual rate of 7%, payable semi-annually, commencing March 31, 1997. Payment of principal and interest on the WorldCom Subordinated Note is subordinated to existing and future obligations of the Company for money borrowed from bank, trust, insurance or other financial institutions. WorldCom has agreed to defer all cash payments in respect of the WorldCom Subordinated Note until a date that is 180 days following the Stated Maturity of the Notes. See "Descriptions of Certain Indebtedness."

  In February 1998, in connection with the Initial Offering, WorldCom agreed to defer all cash payments of principal (or premium on) or interest on, or dividend, distribution or other payment in respect of the WorldCom Convertible Note, the shares of Class A Preferred Stock owned by WorldCom and the WorldCom Subordinated Note until a date that is 180 days following the Stated Maturity of the Notes. The agreement also provides that the payment of the principal of and interest on the WorldCom Convertible Note and the WorldCom Subordinated Note may be accelerated only in the event of the acceleration of the payment of the principal amount of the Notes following an Event of Default with respect to the Notes. The agreement grants WorldCom an option to convert (a) interest otherwise due on the WorldCom Convertible Note and deferred pursuant to WorldCom's agreement, and (b) the interest accrued on the outstanding principal amount of the WorldCom Subordinated Note from December 31, 2003 through the date such amount is paid pursuant to WorldCom's agreement into shares of Common Stock at the per share price on the date of such conversion.

  Pursuant to the WorldCom Agreement, the Company also issued to WorldCom warrants to purchase, on or before December 31, 2000, up to 20,787,500 shares of the Company's Common Stock at an initial exercise price of $0.962 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations (the "WorldCom Warrants"). The exercise price increased to $0.982 per share on March 31, 1997, and thereafter will automatically increase by the amount of $0.016 per share on the last day of each calendar quarter, subject to certain abatement provisions. The exercise price is currently $1.03 per share. The WorldCom Warrants are subject to certain registration rights. See "Description of the Company's Securities--Certain Options, Warrants, Convertible Subordinated Debt and Registration Rights."

  The WorldCom Agreement provides that if the Company is not publicly held by the year 2000 its managers and Board of Directors will obtain an independent valuation by a nationally recognized investment bank of the fair market value per share of the Company's Common Stock, without any premium allocated for any controlling interest (the "Tender Valuation"). Upon receipt of the Tender Valuation, WorldCom may, but is not required to tender (the "First Tender") to purchase all outstanding shares of Common Stock and all outstanding options, warrants, convertible securities and other rights to purchase shares of Common Stock (collectively, "Company Common Securities") for at least the per share amount of the Tender Valuation. If the owners of a majority of the then outstanding shares of the Company's Common Stock (excluding shares held by WorldCom or its affiliates) reject the First Tender, WorldCom will have 60 days following such rejection to again tender (the "Second Tender") to purchase the same securities. During such 60-day period, the Company will use its good faith efforts to determine what offer price would be acceptable to the owners of such shares and will communicate such information to WorldCom. Subject to certain conditions, WorldCom will sell and the Company will purchase the WorldCom Warrants, any shares acquired upon exercise of the WorldCom Warrants and any shares acquired upon the conversion of the WorldCom Convertible Note (collectively, the "WorldCom Securities") if (i) WorldCom fails to make the First Tender within 90 days after receipt of the Tender Valuation; (ii) owners of a majority of the then outstanding shares of Common Stock (excluding shares held by WorldCom or its affiliates) reject the First Tender and WorldCom makes no Second Tender; or (iii) owners of a majority of the then outstanding shares of Common Stock (excluding shares held by WorldCom or its affiliates) reject the Second Tender. The Company's purchase price for the WorldCom Securities will be as follows:

  (a) If WorldCom fails to make the First Tender, an amount equal to the Tender Valuation (or the spread between the Tender Valuation and the exercise price in the case of warrants).

  (b) If the First Tender is rejected by the Company's shareholders and WorldCom does not make the Second Tender, an amount equal to the purchase price offered by WorldCom in the First Tender (or the spread between the offer price and the exercise price in the case of warrants).

  (c) If the Second Tender is rejected by the Company's shareholders, an amount equal to the purchase price offered by WorldCom in the Second Tender (or the spread between the offer price and the exercise price in the case of warrants).

  The Company will have nine months in which to pay the purchase price for the WorldCom Securities. From the time the obligation of the Company to purchase the WorldCom Securities arises until the expiration of such nine-month period, Edward J. Driscoll III and Allen L. Witters will jointly hold a limited proxy with regard to all of the WorldCom Securities. If the Company fails to timely pay the purchase price for the WorldCom Securities, WorldCom will be relieved of all obligations to sell such securities to the Company, the Company will have no right to cause WorldCom to sell such securities and the Company will not be obligated to pay the purchase price for such securities. The parties have agreed to waive their respective obligations thereunder if the Company determines to become, and thereafter becomes, a publicly-held company.

  In December 1996, WorldCom, Edward J. Driscoll III and Allen L. Witters executed a Right of Refusal Agreement which provides: (i) for a restriction on transfer by Mr. Driscoll and Mr. Witters of the shares of Common Stock of the Company held by them as of the date thereof (the "Subject Shares") and (ii) that in the event Mr. Driscoll or Mr. Witters desires to sell his Subject Shares, then he shall offer to the other a right of first refusal and, in the event the other does not elect to purchase such Subject Shares, he shall offer to WorldCom a right of second refusal.

  In September 1997, the Company entered into the Revolving Credit Facility. The maximum amount that can be borrowed under the Revolving Credit Facility is $25.0 million. WorldCom has guaranteed the payment of all amounts owed under the Revolving Credit Facility, and, accordingly, the Company must obtain WorldCom's consent prior to obtaining any advances under the Revolving Credit Facility. See "Descriptions of Certain Indebtedness." In consideration of WorldCom's guaranty, the Company granted to WorldCom 8,396,170 Class A warrants and 14,204,835 Class B warrants to purchase shares of the Company's Common Stock at an initial exercise price of $3.90 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations. The Class A warrants may be exercised at any time on or before December 31, 2000. The Class B warrants begin to vest after the 24th month of the Revolving Credit Facility depending upon the outstanding balance under the Revolving Credit Facility at certain times and whether certain qualified repayments are made thereunder. If the Company repays all obligations under the Revolving Credit Facility prior to the 24th month with certain qualified repayments, no Class B warrants will vest. The Class A warrants and Class B warrants are subject to certain registration rights. See "Description of the Company's Securities--Certain Options, Warrants, Convertible Subordinated Debt and Registration Rights." At June 30, 1998, the Company had $0 borrowed under the Revolving Credit Facility.

  WorldCom has also guaranteed the performance of the Company's obligations under a Service Provision Agreement, dated July 18, 1997, between the Company and Time.

  The Company has entered into service arrangements with WorldCom, including an Application for Data Services pursuant to which WorldCom provides the Company with interexchange telecommunications service, frame relay service and ATM service, and co-location agreements pursuant to which the Company leases space for its Distribution Hubs. The Company believes that these arrangements are at terms that are similar to those that could be obtained from an independent third party on an arm's-length basis. Pursuant to the Company's agreements with WorldCom, the Company has guaranteed monthly usage levels of data communications with WorldCom totaling in aggregate approximately $3.0 million, $3.0 million and $1.8 million for the years ended December 31, 1998, 1999 and 2000, respectively. In the event these agreements are terminated prior to their expiration date, the Company will be liable to WorldCom for termination contingencies totaling in aggregate approximately $2.9 million, $0.9 million and $0.4 million for the years ended December 31, 1998, 1999 and 2000, respectively. The Company's data communications expense under telecommunication contracts with WorldCom was approximately $0, $2,000 and $1.4 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Edward J. Driscoll, Jr., purchased 250,000 shares of Common Stock at the Company's inception in 1994. As consideration for such shares, Mr. Driscoll paid the Company $500 and agreed to provide certain consulting services to the Company. In January 1998, Mr. Driscoll was granted an option to purchase up to 200,000 shares of the Company's Common Stock at a price of $3.90 per share as partial consideration for his agreement to provide certain services to the Company. Mr. Driscoll is a shareholder of Larkin, Hoffmann, Daly & Lindgren, Ltd., which provides certain legal services to the Company. Mr. Driscoll is the father of Edward J. Driscoll III, the Company's Chairman of the Board, President and Chief Executive Officer.

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

  The Company's marketing services were performed by Kauffman Marketing Group, Inc. from November 1995 to December 1997. The former President of Kauffman Marketing Group, Inc., John Kauffman, joined the Company as Vice President of Strategic Marketing and Communications in December 1997. During the years ended December 31, 1995, 1996 and 1997, the Company incurred marketing expenses of approximately $0.0, $0.3 million and $1.6 million, respectively, to such firm for marketing services. In addition, Mr. Kauffman was granted, in July 1997, an option to purchase up to 225,000 shares of Common Stock at a price of $0.962 per share and Mr. Kauffman was granted, in December 1997, an option to purchase up to 350,000 shares of Common Stock at a price of $3.90 per share.

  In consideration for David Townend's sale of 31,680,000 ordinary shares of 4-Sight to the Company and its subsidiaries in connection with the 4-Sight Acquisition, Mr. Townend received $7,991,094 and 1,317,300 shares of Common Stock. Furthermore, Mr. Townend is entitled to receive 48.95% of the 750,000 shares of Common Stock which comprises the deferred consideration for the purchase of 4-Sight, which shares are conditioned upon the achievement of certain revenue goals by the Company following the 4-Sight Acquisition.

                    DESCRIPTION OF THE COMPANY'S SECURITIES

GENERAL

  The Company's authorized capital stock consists of 500,000,000 shares, of which 450,000,000 shares are designated as Common Stock, 500,000 shares are designated as Class A Preferred Stock, par value $10.00 per share ("Class A Preferred Stock"), and 49,500,000 shares are designated as Undesignated Stock.

COMMON STOCK

  As of June 30, 1998, the Company had 9,277,362 shares of Common Stock outstanding. An additional 68,535,095 shares are reserved for issuance upon exercise of outstanding options and warrants, conversion of convertible debt securities and for payment of the portion of the consideration of the 4-Sight Acquisition that is subject to the satisfaction of certain conditions. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There is no cumulative voting for the election of directors, which means that the holders of more than 50% of the outstanding Common Stock voting for the election of directors can elect all of the directors of the Company to be elected by the holders of Common Stock. As discussed below, the holders of Class A Preferred Stock, voting separately as a class, are entitled to elect a majority of the Board of Directors. Subject to the preferences of the Class A Preferred Stock and any other class or series of outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and are entitled to share ratably in all assets of the Company available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. All outstanding shares of Common Stock are fully paid and nonassessable. All of the Company's outstanding shares of Common Stock have been acquired from the Company through transactions not involving a public offering, and, as such, all such shares are deemed "restricted securities" pursuant to Rule 144(a)(3)(i) of the Securities Act. Common Stock share and per share amounts in this Prospectus have been adjusted to reflect a five-for-one stock split which occurred on February 26, 1998.

PREFERRED STOCK

  In November 1996, the Company issued 100,000 shares of Class A Preferred Stock to WorldCom for an aggregate purchase price of $1.0 million. Except for voting with respect to the election of Directors, holders of shares of Class A Preferred Stock are entitled to one vote for each share held of record, voting together with the holders of Common Stock as a single class, on all matters submitted to a vote of shareholders. With respect to the election of Directors, holders of Class A Preferred Stock, voting separately as a class, are entitled to elect a majority of the Board of Directors. Holders of shares of Class A Preferred Stock, in preference to holders of shares of Common Stock, are entitled to receive a quarterly dividend in the amount of $0.175 per share, payable in cash or in kind, commencing January 1, 1997, if declared by the Board of Directors. If the net earnings of the Company in a particular year are insufficient to pay such dividend, the unpaid amount accumulates and must be paid in subsequent years before any dividends are paid on shares of Common Stock. At any time that the quarterly dividends owing to holders of shares of Class A Preferred stock are in arrears, the Company may not, without the consent of the Directors elected by the holders of Class A Preferred Stock, (i) declare or pay dividends on any stock ranking junior to the Class A Preferred Stock, (ii) declare or pay dividends on any stock ranking on a parity with the Class A Preferred Stock, unless such dividends are paid ratably to the holders of shares of Class A Preferred Stock, (iii) redeem, purchase or otherwise acquire for consideration any share of stock ranking junior to the shares of Class A Preferred Stock or (iv) redeem or purchase or otherwise acquire for consideration any shares of Class A Preferred Stock, or any shares of stock ranking on a parity with the Class A Preferred Stock, except in accordance with an offer to all holders upon such terms as the Board of Directors shall determine in good faith will result in a fair and equitable treatment among the respective series or classes of stock. Holders of shares of Class A Preferred Stock are entitled to preferential distributions upon liquidation equal to $10.00 per share of Class A Preferred Stock plus accumulated and unpaid dividends thereon. Holders of Class A Preferred Stock have no preemptive, subscription or conversion rights. The Company is required to redeem all shares of Class A Preferred Stock outstanding as of December 31, 1999 at a redemption price equal to $10.00 per share plus an amount equal to all accumulated and unpaid dividends thereon. WorldCom has agreed that no cash dividends or distributions will be payable by the Company on the Class A Preferred Stock owned by WorldCom, and the Class A Preferred Stock owned by WorldCom will not be redeemed by the Company for cash, until a date that is 180 days following the Stated Maturity of the Notes. WorldCom is the sole holder of shares of Class A Preferred Stock.

UNDESIGNATED STOCK

  The Company's Articles of Incorporation authorize the Company's Board of Directors, without further shareholder action, to issue up to 9,900,000 shares of Undesignated Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the Undesignated Stock. This authority permits the Board of Directors to create out of the Undesignated Stock one or more classes or series of preferred stock which may have rights, including voting and conversion rights, that are different from or greater than the rights of Common shareholders. Such preferred stock could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

CERTAIN OPTIONS, WARRANTS, CONVERTIBLE SUBORDINATED DEBT AND REGISTRATION
RIGHTS

  As of June 30, 1998, the Company had granted options to purchase a total of 11,541,150 shares of Common Stock at exercise prices ranging from $0.45 to $8.00 per share, of which 6,394,937 are currently vested and exercisable and the remainder vest and become exercisable at various times until 2008.

  In the first half of 1995, the Company issued a total of $250,000 aggregate principal amount of 8% Convertible Subordinated Debentures due December 31, 1999, of which $100,000 aggregate principal amount is currently outstanding. The Convertible Subordinated Debentures entitle the holder to convert at any time prior to December 1, 1999, the date represented thereby into shares of the Company's Common Stock at a conversion price ("Conversion Price") of $0.38 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations, and on a weighted-average basis in the event the Company issues any Common Stock or security convertible into, or exercisable to purchase, Common Stock at a price less than the then prevailing Conversion Price. The Company may redeem the Convertible Subordinated Debentures at any time commencing January 1, 1997 at 110% of the face amount, plus interest. Except in certain limited circumstances, the holders of the Convertible Subordinated Debentures have the right to include the shares of Common Stock underlying the Convertible Subordinated Debentures in any registration statement the Company may file in the future with respect to the Company's Common Stock. The Convertible Subordinated Debentures also provide that the Company may require the holders to convert the Convertible Subordinated Debentures into Common Stock at any time the Company files a registration statement. In June 1995, the holder of $100,000 of Convertible Subordinated Debentures exercised the right to convert the Debenture into 263,160 shares of the Company's Common Stock at the Conversion Price of $0.38 per share. In each of July, 1996 and December 1997, the holder of $25,000 of Convertible Subordinated Debentures exercised the right to convert the Debenture into 65,790 shares of the Company's Common Stock at the Conversion Price of $0.38 per share.

  Holders of 1,650,000 shares of the Company's Common Stock issued in a private placement in June through August 1995 are entitled to the same "demand" or "piggy back" registration rights that the Company may grant to any other shareholder.

  From December 1995 through July 1996, the Company issued, in three series, an aggregate of $5.6 million principal amount of subordinated promissory notes (the "Bridge Financing"). In connection therewith, the Company issued to the lenders of the Bridge Financing, for nominal consideration, warrants to purchase a total of 5,600,000 shares of Common Stock and issued to the placement agent in connection with such financing warrants to purchase 560,000 shares of Common Stock (collectively, the "Bridge Warrants"). The Bridge

Warrants expire as follows: 1,760,000 on December 31, 2000, 1,100,000 on March 31, 2003 and 3,300,000 on June 30, 2003. The exercise price of the 1,760,000 warrants expiring on December 31, 2000 is $1.00 per share, and the initial exercise price of the remaining 4,400,000 warrants is $1.50 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations. Beginning on the date three years after the date of a holder's Bridge Warrants, such holder of Bridge Warrants, or of Common Stock acquired upon exercise of Bridge Warrants, may have the right to include such Bridge Warrants or Common Stock in a registration statement the Company may file after such date, subject to the right of the Company to exclude such Bridge Warrants or Common Stock that are eligible for sale under an applicable exemption from registration or if the managing underwriter reasonably deems that the inclusion of such securities in such registration statement would unreasonably interfere with the contemplated offering.

  In September 1996, the Company issued to WorldCom the WorldCom Convertible Note. Interest on the WorldCom Convertible Note accrues at an annual rate of 10%, payable semi-annually, commencing with the first payment on March 30, 1997. At any time prior to September 30, 1999, WorldCom may convert the principal amount of the WorldCom Convertible Note, in whole or in part, into shares of Common Stock at a conversion price of $1.00 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations. The Company may redeem the WorldCom Convertible Note, in whole or in part, at any time on or after January 1, 1998 at its face amount plus accrued and unpaid interest. Except in certain limited circumstances, WorldCom has the right to include the shares of Common Stock underlying the WorldCom Convertible Note in any registration statement filed by the Company under the Securities Act. Notwithstanding the foregoing, if the managing underwriter of such an offering believes in good faith that inclusion of all such shares would reduce the number of shares to be offered or interfere with the successful marketing of the shares to be offered, the number of such shares to be included in such Registration Statement may be reduced; provided that any such reduction shall be pro rata among all persons participating in the offering. In addition, on one occasion only, at any time prior to September 17, 2001, WorldCom may request that the Company use its best efforts to register or qualify the WorldCom Convertible Note or the shares issued upon the conversion of the WorldCom Convertible Note under the Securities Act and such state laws as are reasonably requested. Until the WorldCom Convertible
Note is paid in full or converted, the Company may not declare any dividends on its Common Stock, except for certain stock splits in the form of a dividend payable in shares of Common Stock.

  In March 1996, the Company entered into an arrangement with Leasing Technologies International, Inc. ("LTI") pursuant to which LTI agreed to provide the Company with up to $1,000,000 for the purchase of certain equipment. See "Description of Certain Indebtedness." In partial consideration for entering into this arrangement, the Company granted to LTI warrants to purchase on or before April 30, 2003, up to 45,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations. Beginning April 26, 1999, LTI may have the right to include such warrants, or Common Stock acquired upon exercise of such warrants, in a registration statement the Company may file after such date.

  In connection with the execution of the WorldCom Agreement, in December 1996, the Company granted to WorldCom the WorldCom Warrants to purchase on or before December 31, 2000, up to 20,787,500 shares of the Company's Common Stock at an initial exercise price of $0.962 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations. See "Certain Transactions and Relationships." The exercise price increased to $0.982 per share on March 31, 1997, and thereafter will automatically increase by the amount of $0.016 per share on the last day of each calendar quarterly, subject to certain abatement provisions. Beginning December 16, 1999, WorldCom has the right to include such WorldCom Warrants, or Common Stock acquired upon exercise of such WorldCom Warrants, in a registration statement the Company may file after such date, subject to the right of the Company to exclude such WorldCom Warrants or Common Stock that are eligible for sale under an applicable exemption from registration or if the managing underwriter reasonably deems that the inclusion of such securities in such registration statement would unreasonably interfere with the contemplated offering.

  In September 1997, the Company entered into the Revolving Credit Facility. In consideration for WorldCom's guaranty of the Company's obligations under the Revolving Credit Facility, the Company granted to WorldCom 8,396,170 Class A warrants and 14,204,835 Class B warrants to purchase shares of the Company's Common Stock at an exercise price of $3.90 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations and subject to further adjustment after further consideration to determine the "fair market value" as of September 15, 1997 of such warrants. The Class A warrants may be exercised at any time on or before December 31, 2000. The Class B warrants begin to vest after the 24th month of the Revolving Credit Facility depending upon the outstanding balance under the Revolving Credit Facility at certain times and whether certain qualified repayments are made. If the Company repays all obligations under the Revolving Credit Facility prior to the 24th month with certain qualified repayments no Class B warrants will vest. Beginning September 26, 2000, WorldCom has the right to include such warrants, or shares of Common Stock acquired upon exercise of such warrants, in a registration statement filed by the Company after such date, subject to the right of the Company to exclude such warrants or Common Stock that are eligible for sale under an applicable exemption from registration or if the managing underwriter reasonably deems that the inclusion of such securities in such registration statement would unreasonably interfere with the contemplated offering.

  WorldCom has the option to convert (a) interest otherwise due on the WorldCom Convertible Note and deferred pursuant to its agreement with the Company, and (b) the interest accrued on the outstanding principal amount of the WorldCom Subordinated Note from December 31, 2003 through the date such amount is paid into shares of Common Stock at the per share price on the date of such conversion.

  On March 5, 1998 the Company offered 208,530 Units (collectively, the "Units"), each consisting of $1,000 principal amount at maturity of Original Notes and three warrants (each, a "Warrant"). The Notes and Warrants will not be separately transferable until the "Separability Date," which shall be the earliest of: (i) September 1, 1998, (ii) the occurrence of certain specified Warrant exercise events, (iii) the occurrence of an Event of Default (as defined herein), (iv) the date on which a Shelf Registration Statement or an Exchange Offer Registration Statement with respect to the Notes is declared effective, (v) immediately prior to any redemption of Notes by the Company from the net proceeds of an Initial Public Equity Offering (as defined herein), (vi) immediately prior to the occurrence of a change of control, or
(vii) such earlier date as determined by Merrill Lynch & Co. (one of the Initial Purchasers), in its sole discretion.

  The Warrants will entitle the holders thereof to acquire an aggregate of 1,257,436 shares of Common Stock, representing 2.0% of the Company's outstanding Common Stock on a fully diluted basis immediately after giving effect to the Initial Offering (assuming conversion of all outstanding convertible indebtedness and exercise of all outstanding options and warrants). The Warrants will expire on March 1, 2005 (the "Warrant Expiration Date"). Each Warrant will entitle the holder to acquire, on or after the Exercisability Date (as defined below) and prior to the Warrant Expiration Date, 2.01 shares of Common Stock, subject to adjustment from time to time upon the occurrence of certain changes in the Common Stock and certain issuances of Common Stock, options, warrants or convertible securities, at an exercise price of $0.01 per share. The Common Stock and any other securities and property issuable or deliverable upon exercise of the Warrants are collectively referred to herein as "Warrant Shares." Holders of Warrants will not, by virtue of being such holders, have any rights of stockholders of the Company, except that holders will be entitled to receive all distributions and distribution rights in respect of any Common Stock of the Company as though the Warrants had been exercised.

  The "Exercisability Date" means the first day on or after the Separability Date that any of the following (an "Exercise Event") has occurred: (i) a change of control of the Company, (ii) (a) the 90th day (or such earlier date as determined by the Company in its sole discretion) following an initial public equity offering of the Company or (b) upon the closing of an initial public equity offering of the Company but only in respect of Warrants, if any, required to be exercised to permit the holders thereof to sell Warrant Shares pursuant to their registration rights, (iii) a class of equity securities of the Company is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market or is otherwise subject to registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (iv) September 1, 2000.

  Pursuant to a registration rights agreement relating to the Warrants, the holders of a majority of the initial outstanding Warrants and Registrable Securities (as defined below) will have, following the occurrence of an Exercise Event, the right to require the Company to effect one demand registration of the Registrable Securities. Holders of Registrable Securities also will have the right to include their Registrable Securities in certain registration statements relating to common equity securities of the Company under the Securities Act filed by the Company for its own account or for the account of any of its securityholders, subject to customary cut-back provisions. The registration rights agreement also contains provisions providing that under certain circumstances, if WorldCom or any of its affiliates transfers or sells capital stock of the Company (whether now issued or issued in the future) in a transaction resulting in a change of control of the Company, the holders of Warrants and Warrant Shares will have the right to require the purchasers of such capital stock to purchase Warrants and Warrant Shares from such holders. In addition, under certain circumstances, WorldCom or its affiliates can require the holders of Warrants and Warrant Shares to sell such securities in the event that WorldCom and its affiliates transfer or sell all of their capital stock of the Company to a non-affiliate in a transaction resulting in a change of control of the Company.

  "Registrable Securities" means (i) Warrant Shares that are issuable upon exercise of Warrants, (ii) Warrant Shares that have been issued upon exercise of Warrants, (iii) any securities issued or delivered to the holders of Warrants as part of a distribution made by the Company on a pro rata basis to holders of its Common Stock and (iv) any securities issued or issuable upon exercise of the Warrants as a result of a single transaction or through a series of related transactions, in which the Company consolidates with or merges with or into any other person or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another person or group of affiliated persons or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock. As to any particular Registrable Securities of a holder, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the offering of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of by such holder pursuant to such registration statement, (b) such securities have been sold to the public pursuant to, or are eligible for sale to the public without volume or manner of sale restrictions under, Rule 144(k) (or any similar provision then in force, but not Rule 144A) promulgated under the Securities Act, (c) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or its transfer agent and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force or (d) such securities shall have ceased to be outstanding.

  Pursuant to the terms of the 4-Sight Acquisition Agreement, 4-Sight's former shareholders may receive an additional 625,000 shares of Common Stock if the cumulative Non-US/Canada Revenues (defined below) in the period of three years from the date of the sale and purchase of 4-Sight equal or exceed $50,000,000; and a further 125,000 shares of Common Stock if the cumulative Non-US/Canada Revenues in the period of three years from the date of the sale and purchase of 4-Sight equal or exceed $70,000,000. For the purpose of the foregoing "Non-US/Canada Revenues" shall mean the revenues attributable to customer sites located outside the United States and Canada and receivable by the Company or any of its subsidiaries.

  The Company has obtained waivers from all persons that have, or arguably may have, the right to include such securities in the Exchange Offer Registration Statement or any Shelf Registration Statement to be filed for the benefit of Noteholders.

PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND THE MINNESOTA BUSINESS CORPORATION ACT

  The Company is a Minnesota corporation and is governed by the Minnesota Business Corporation Act. The existence of authorized but unissued Undesignated Stock, and certain provisions of Minnesota law, could have an anti-takeover effect. These provisions are intended to provide management flexibility to discourage an unsolicited takeover of the Company if the Board determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging some attempts to acquire the Company.

  Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20 percent or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

  Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition date.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  In March 1996, the Company entered into an equipment leasing arrangement with LTI pursuant to which LTI agreed to lease up to $1.0 million of equipment to the Company. In April 1996, the Company leased from LTI $245,396.60 of computer hardware equipment for a term of 30 months, commencing May 1, 1996, at a monthly rental of $9,480, subject to certain adjustments.

  In September 1996, the Company issued to WorldCom the WorldCom Convertible Note due September 30, 1999 in the principal amount of $5.0 million. Interest on the WorldCom Convertible Note accrues at an annual rate of 10%, payable semi-annually, commencing with the first payment on March 30, 1997. The WorldCom Convertible Note is subordinate to the Notes; WorldCom has agreed to defer all cash payments in respect of the WorldCom Convertible Note until a date that is 180 days following the Stated Maturity of the Notes. At any time prior to September 30, 1999, WorldCom may convert the principal amount of the WorldCom Convertible Note into shares of Common Stock at a conversion price of $1.00 per share, subject to adjustment in the event of stock splits, reorganizations or recapitalizations. Payment of principal and interest on the WorldCom Convertible Note is subordinated to existing and future obligations of the Company for money borrowed from bank, trust, insurance or other financial institutions. The Company may redeem the WorldCom Convertible Note at any time commencing January 1, 1998 at its face amount plus accrued and unpaid interest. The shares of Common Stock underlying the Convertible Note are subject to certain registration rights. See "Description of the Company's Securities--Certain Options, Warrants, Convertible Subordinated Debt and Registration Rights."

  In December 1996, the Company issued to WorldCom the WorldCom Subordinated Note due December 31, 2003 in the principal amount of $28.5 million, of which $21.0 aggregate principal amount was outstanding as of June 30, 1998. The WorldCom Subordinated Note accrues interest at an annual rate of 7%, payable semi-annually, commencing March 31, 1997. The WorldCom Subordinated Note is subordinate to the Notes; WorldCom has agreed to defer all cash payments in respect of the WorldCom Subordinated Note until a date that is 180 days following the Stated Maturity of the Notes. WorldCom will, upon the request of the Company, make additional disbursements under the WorldCom Subordinated
Note in an amount up to $332,500 not more frequently than once each quarter, commencing March 31, 1997. Payment of principal and interest on the WorldCom Subordinated Note is subordinated to existing and future obligations of the Company for money borrowed from bank, trust, insurance or other financial institutions.

  In September 1997, the Company entered into the Revolving Credit Facility with The First National Bank of Chicago ("FNBC"), an affiliate of First Chicago Capital Markets, Inc., one of the Initial Purchasers. At the Company's election, the interest rate per annum applicable to the Revolving Credit Facility is a fluctuating rate of interest measured by reference to either:
(i) the adjusted London inter-bank offered rate ("LIBOR") plus 55 basis points (the "Eurodollar Rate") or (ii) the greater of the Federal Funds Effective Rate or the corporate base rate announced by FNBC plus 50 basis points (the "Floating Rate"). On June 30, 1998, the Eurodollar Rate was equal to 6.2102% per annum and the Floating Rate was equal to 8.5% per annum. The aggregate principal amount outstanding under the Revolving Credit Facility as of June 30, 1998 was $0. The Revolving Credit Facility matures and becomes payable in full on September 26, 2000. Subject to the written authorization of WorldCom, as guarantor of the obligations of the Company under the Revolving Credit Facility, the Company may from time to time make additional draws under the Revolving Credit Facility up to an aggregate of $25.0 million outstanding at any one time.

  The Company has outstanding the following items of indebtedness relating to the purchase of certain equipment and the licensing of certain proprietary software by the Company:

  (i) An installment note in favor of FINOVA Technology Finance, Inc. ("FINOVA") bearing monthly payments of $43,324 and an additional final payment of $241,955, due April 2001.

  (ii) An installment note in favor of FINOVA bearing monthly payments of $90,995 and an additional final payment of $509,052, due May 2001.

  (iii) An installment note in favor of Transamerica Business Credit Corporation ("Transamerica") bearing monthly payments of $46,043 and an additional final payment of $206,552, due May 2001.

  (iv) An installment note in favor of Transamerica bearing monthly payments of $41,692 and an additional final payment of $187,349, due May 2001.

  (v) An installment note in favor of Transamerica bearing monthly payments of $40,638 and an additional final payment of $183,668, due June 2001.

  (vi) An installment note in favor of Transamerica bearing monthly payments of $10,509 and an additional final payment of $47,503, due July 2001.

  (vii) An installment note in favor of Transamerica bearing monthly payments of $74,490 and an additional final payment of $352,320, due October 2001.

  (viii) An installment note in favor of Transamerica bearing monthly payments of $39,508 and an additional final payment of $186,863, due October 2001.

  (ix) An installment note in favor of Transamerica bearing monthly payments of $18,516 and an additional final payment of $87,592, due December 2001.

  (x) An installment note in favor of Leasetec Corporation ("Leasetec") bearing monthly payments of $46,667, due December 1998.

  (xi) An installment note in favor of Leasetec bearing monthly payments of $82,690, due April 1999.

  Each of the installment notes held by FINOVA, Transamerica and Leasetec is secured by certain items of equipment or proprietary software.

                           DESCRIPTION OF THE NOTES

  The Original Notes are, and the Exchange Notes will be, issued under an Indenture (the "Indenture") to be dated as of March 5, 1998, between WAM!NET Inc. (the "Issuer") and U.S. Bank Trust National Association (f/k/a First Trust National Association), as Trustee, a copy of which has been filed as an exhibit to the Registration Statement. Upon the issuance of the Exchange Notes, if any, or the effectiveness of a Shelf Registration Statement with respect to the Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

  The Original Notes are, and the Exchange Notes will be, issued only in fully registered form without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable, at the office or agency of the Issuer in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

  The Original Notes are, and the Exchange Notes will be, general unsecured obligations of the Issuer, limited to $208,530,000 aggregate principal amount at maturity, and will mature on March 1, 2005. The Notes will not bear cash interest prior to March 1, 2002. See "Certain Federal Income Tax Considerations." Commencing on September 1, 2002, interest on the Notes will be payable, in cash, at a rate of 13 1/4% per annum, semi-annually in arrears on each March 1 and September 1 to registered holders of Notes on the February 15 or August 15, as the case may be, immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from March 1, 2002. Based on the foregoing, the yield to maturity of each Note will be 14.59% (computed on a semi-annual bond equivalent basis). Interest will be computed on the basis of a 360-day year of twelve 30-day months. If the Issuer defaults on any payment of principal (whether at maturity, upon redemption or otherwise), cash interest will continue to accrue and, to the extent permitted by law, cash interest will accrue on overdue installments of interest at the rate of interest borne by the Notes.

  As discussed under "Exchange Offer" and "Note Registration Rights," pursuant to the Registration Rights Agreement, the Issuer has agreed, for the benefit of the holders of Notes, to effect at its expense a registered exchange offer under the Securities Act to exchange the Notes for Exchange Notes. The failure to comply with such agreement in certain respects may result in the Issuer paying cash interest on the Notes as liquidated damages.

REDEMPTION

  Optional Redemption. The Notes are redeemable, at the option of the Issuer, in whole or in part, on or after March 1, 2002, upon not less than 30 nor more than 60 days' written notice at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below:

            YEAR                               PERCENTAGE
            ----                               ----------
            2002..............................  106.6250%
            2003..............................  103.3125%
            2004..............................  100.0000%

  In addition, at any time on or prior to March 1, 2001, the Issuer may, other than in any circumstances resulting in a Change of Control, redeem, at its option, up to a maximum of 25% of the originally-issued aggregate principal amount at maturity of Notes at a redemption price (determined at the redemption date) equal to 113.25% of the Accreted Value of the Notes so redeemed, with the net cash proceeds of an Initial Public Equity Offering resulting in gross cash proceeds to the Issuer of at least $35.0 million in the aggregate; provided that not less than 75% of the originally-issued aggregate principal amount at maturity of Notes is outstanding immediately following such redemption. Any such redemption must be effected upon not less than 30 nor more than 60 days' notice given within 30 days after the consummation of the Initial Public Equity Offering.

  Mandatory Redemption. The Issuer will not be required to repurchase the Notes or make any mandatory redemption or sinking fund payments in respect of the Notes. However, (i) following the occurrence of a Change of Control the Issuer will be required to make an offer to purchase all outstanding Notes at a price equal to 101% of the Accreted Value thereof as of the date of purchase and (ii) following the occurrence of an Asset Sale the Issuer may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a price equal to 100% of the Accreted Value thereof as of the date of purchase, in each case plus accrued and unpaid interest, if any, to the date of purchase. See "--Certain Covenants--Change of Control" and "--Disposition of Proceeds of Asset Sales," respectively.

  Selection; Effect of Redemption Notice. In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or such other method as the Trustee in its sole discretion deems appropriate and just; provided that any redemption pursuant to the provisions relating to redemptions from the proceeds of one or more Public Equity Offerings or sales to one or more Strategic Equity Investors shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to DTC procedures). No Notes of a principal amount at maturity of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. Upon giving of a redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Issuer defaults in providing the funds for such redemption) and such Notes will cease to be outstanding.

RANKING

  The Indebtedness of the Issuer evidenced by the Notes ranks senior in right of payment to all Subordinated Indebtedness of the Issuer and pari passu in right of payment with all existing and future unsecured and unsubordinated Indebtedness of the Issuer. The Notes are effectively subordinated in right of payment to all secured Indebtedness of the Issuer. Assuming the Notes had been issued on June 30, 1998, and after giving effect to the application of the estimated net proceeds thereof, the Issuer would have had outstanding at that date approximately $14.3 million of secured Indebtedness, which would have been effectively senior to the Notes, no Indebtedness which would have ranked pari passu with the Notes and $26.3 million of Indebtedness which would have been subordinated in right of payment to the Notes.

  Although the Indenture contains limitations on the amount of additional Indebtedness which the Issuer or its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial, and the Indenture does not limit the amount of secured Permitted Equipment Financing that may be incurred by the Issuer. See "--Certain Covenants-- Limitation on Additional Indebtedness" below. If the Issuer becomes insolvent or is liquidated, or if payment under the any secured Permitted Equipment Financing or other secured credit facility is accelerated, the lenders under the Permitted Equipment Financing or such other facility would be entitled to exercise the remedies available to a secured lender under applicable law pursuant to the terms of the applicable financing agreements. Accordingly, any claims of such lenders with respect to assets secured in their favor will be prior to any claims of the holders of the Notes with respect to such assets.

  The Notes are guaranteed on an unsecured basis by all Material Restricted Subsidiaries of the Issuer, which guarantees may be released under certain circumstances; provided, however, that a Material Restricted Subsidiary that is a Foreign Subsidiary shall not become a Subsidiary Guarantor if by doing so it would violate applicable law of its jurisdiction of organization or incorporation. As of the Issue Date and as of the date hereof, the Issuer did not have any Material Restricted Subsidiaries that are Subsidiary Guarantors. No other Subsidiary of the Issuer will be required to guarantee the Indebtedness represented by the Notes, except under the circumstances described under "--Certain Covenants--Issuance of Guarantees by Certain Restricted Subsidiaries; Release of Guarantees'' below. As of the date hereof, the Subsidiaries of the Issuer have no Indebtedness.

CERTAIN COVENANTS

  Set forth below are certain covenants that are contained in the Indenture.

  Limitation on Additional Indebtedness. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness (including Acquired Indebtedness to the extent it would constitute Permitted Indebtedness); provided (i) the Issuer will be permitted to incur Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the Indebtedness to EBITDA Ratio would be less than or equal to 5 to 1.

  Indebtedness of any person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Issuer or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary (or being merged into or consolidated with the Issuer or any Restricted Subsidiary) shall be deemed incurred at the time any such person becomes a Restricted Subsidiary or merges into or consolidates with the Issuer or any Restricted Subsidiary.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be incurred by meeting the criteria of one or more items of Permitted Indebtedness, the Issuer may, in its sole discretion, classify and divide such item of Indebtedness among more than one of such items of Permitted Indebtedness.

  Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

    (i) no Default shall have occurred and be continuing at the time of or upon giving effect to such Restricted Payment;

    (ii) immediately after giving effect to such Restricted Payment, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "--Limitation on Additional Indebtedness"; and

    (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of, without duplication, (a) 50% of the Consolidated Net Income accrued on a cumulative basis during the period beginning on the first day of the first fiscal quarter immediately following the Issue Date and ending on the last day of the fiscal quarter of the Issuer immediately preceding the date of such proposed Restricted Payment (or, if such cumulative Consolidated Net Income of the Issuer for such period is a deficit, minus 100% of such deficit) for which financial statements have been provided pursuant to "--Reports'' below, in any event determined by excluding income resulting from transfers of assets by the Issuer or a Restricted Subsidiary to an Unrestricted Subsidiary, plus (b) the aggregate net cash proceeds received by the Issuer either (x) as capital contributions to the Issuer after the Issue Date or
  (y) from the issuance and sale of its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to acquire its Capital Stock

  (other than Disqualified Stock) (exclusive of any convertible Indebtedness or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case on or after the Issue Date to a person who is not a Subsidiary of the Issuer, plus (c) the aggregate net proceeds received by the Issuer from the issuance (other than to a Subsidiary of the Issuer) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, Indebtedness of the Issuer or upon the exercise of options, warrants or other rights of Issuer, plus (d) in the case of the disposition or repayment (in whole or in part) of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to the applicable portion of such Investment and the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, plus (e) in the case of any Revocation with respect to a Subsidiary of the Issuer that was made subject to a Designation after the Issue Date, an amount equal to the lesser of the Designation Amount with respect to such Subsidiary or the Fair Market Value of the Investment of the Issuer and the Restricted Subsidiaries in such Subsidiary at the time of Revocation, minus (f) 50% of the principal amount of any Indebtedness incurred pursuant to clause (g) of the definition of "Permitted Indebtedness," minus (g) the greater of (x) $0 and (y) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary that has been designated as an Unrestricted Subsidiary in accordance with "--Limitation on Designations of Unrestricted Subsidiaries'' below. For purposes of the preceding clauses (b) (y) and
  (c), as applicable, (A) the value of the aggregate net proceeds received by the Issuer upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received, if any, by the Issuer upon the conversion, exchange or exercise thereof, (B) there shall be excluded in all cases any issuance and sale of Capital Stock financed, directly or indirectly, using funds (I) borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid or (II) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan) and (C) there shall be excluded in all cases any issuance and sale of Capital Stock in an Initial Public Equity Offering to the extent the net cash proceeds are used, prior to March 1, 2001, to redeem Notes as described under "--Redemption--Optional Redemption." The Issuer may not redeem Notes as described under "--Redemption--Optional Redemption'' from net cash proceeds received by the Issuer from the issuance on or after the Issue Date of its Capital Stock if such net cash proceeds have ever been included in a determination of the amount of Restricted Payments that may be made by the Issuer pursuant to this covenant.

  For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

  The provisions of this covenant shall not prohibit the following (each of which shall be given independent effect): (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment would be permitted by the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of the Issuer) of, shares of Capital Stock of the Issuer (other than Disqualified Stock); provided that any such net cash proceeds are excluded from clause (iii) (b) of the second preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Issuer) of (x) Capital Stock (other than Disqualified Stock) of the Issuer or
(y) other Subordinated Indebtedness to the extent that its stated maturity for the payment of principal thereof is not prior to the 180th day after the final stated maturity of the Notes; provided that any such net cash proceeds are excluded from clause (iii) (b) of the second preceding paragraph; (iv) so long as no Default shall have occurred and be continuing, purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors upon or following termination of their employment with the

Issuer or one of its Subsidiaries; provided that payments shall not exceed $750,000 in any fiscal year in the aggregate or $3.0 million in the aggregate during the term of the Notes; (v) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries to the extent reasonably promptly made with the proceeds of (x) a capital contribution to the Issuer or (y) an issue or sale of Capital Stock (other than Disqualified Capital Stock) of the Issuer (other than to a Subsidiary); provided that any such net cash proceeds are excluded from clause (iii) (b) of the second preceding paragraph; and (vi) so long as no Default shall have occurred and be continuing, Investments in (x) joint ventures formed to engage in the Digital Network Business and (y) other persons principally engaged in the Digital Network Business; provided that no more than $12.5 million of Investments made pursuant to this clause (vi) shall be outstanding at any time.

  In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (iv) and (vi) above shall be included, without duplication, as Restricted Payments.

  Limitation on Liens Securing Certain Indebtedness. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of the property or assets of the Issuer or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, which secure either (x) Subordinated Indebtedness unless the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (y) Indebtedness of (A) the Issuer or any Subsidiary Guarantor that is not Subordinated Indebtedness or
(B) any Restricted Subsidiary (other than a Subsidiary Guarantor), unless the Notes are equally and ratably secured with the Liens securing such other Indebtedness, except, in the case of this clause (y), Permitted Liens.

  Issuance of Guarantees by Certain Restricted Subsidiaries; Release of Guarantees. The Indenture provides that each Material Restricted Subsidiary will become a guarantor of the Notes (each a "Subsidiary Guarantor" and collectively the "Subsidiary Guarantors"); provided, that a Material Restricted Subsidiary that is a Foreign Subsidiary shall not become a Subsidiary Guarantor if by doing so it would violate applicable law of its jurisdiction of organization or incorporation. Each Subsidiary Guarantor will fully and unconditionally guarantee (collectively, the "Subsidiary Guarantees"), jointly and severally, on a senior unsecured basis to each holder of a Note the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts owing in respect of such Note and under the Indenture. A Subsidiary may become a Material Restricted Subsidiary and, in accordance with the terms of the Indenture, a Subsidiary Guarantor, at any time while the Notes are outstanding. Each Subsidiary Guarantor will execute a supplemental indenture evidencing its Subsidiary Guarantee in the form attached to the Indenture. The Company will amend the Registration Statement and attach a Supplemental Indenture should a subsidiary become a Subsidiary Guarantor during the Exchange Offer.

  The Issuer will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness of any person unless, in each case, such Restricted Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee the full and punctual payment of all obligations of the Issuer under the Indenture and the Notes on the same terms and conditions as the Subsidiary Guarantees by the Subsidiary Guarantors.

  Pursuant to each Subsidiary Guarantee, if the Issuer defaults in payment of any amount owing in respect of the Notes or the Indenture, the Subsidiary Guarantor will be obligated to duly and punctually pay the same. Pursuant to the terms of the Indenture, each of the Subsidiary Guarantors will agree that its obligations under its Subsidiary Guarantee will be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge of defense of a guarantor.

  Upon (i) any sale or disposition (by merger or otherwise) of any Subsidiary Guarantor by the Issuer, or a Restricted Subsidiary of the Issuer, to any person that is not an Affiliate of the Issuer or any of its Subsidiaries (and which is otherwise in compliance with the terms of the Indenture) as a result of which such Subsidiary

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Guarantor ceases to be a Restricted Subsidiary of the Issuer or (ii) the
Designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the covenant "--Limitation on Designations of Unrestricted Subsidiaries," such Subsidiary Guarantor will be deemed to be automatically and unconditionally released from all obligations under its Subsidiary Guarantee.

  Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Issuer shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the Accreted Value thereof as of any Change of Control Payment Date, plus accrued and unpaid interest thereon, if any, to such Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction which may be highly leveraged.

  If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. The Issuer's obligation to make a Change of Control Offer following a Change of Control shall be satisfied if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, a Change in Control could result in the acceleration of existing or future indebtedness of the Company that is senior to the Notes, and, as such, may adversely affect the ability of the Company to repay the Notes. See "Risk Factors--Risks Associated with a Change of Control."

  If the Issuer is required to make a Change of Control Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Issuer or any Restricted Subsidiary, except for (i) any encumbrance or restriction in existence on the Issue Date, (ii) customary non-assignment provisions, (iii) any encumbrances or restriction pertaining to an asset subject to a Lien to the extent set forth in the security documentation governing such Lien, (iv) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof, (v) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (iv) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, (vi) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or any Asset Sale to the extent limited to the Capital Stock or assets in question, (vii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Debt Securities; provided that the terms and conditions of any such encumbrance or restriction are no more restrictive than those contained in the Indenture; and provided further, that the provisions of such agreement or instrument permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the Notes and other Indebtedness (other than Subordinated Indebtedness) that is solely an obligation of the Issuer; and (viii) any customary encumbrance or restriction contained in (x) a Permitted Credit Facility or (y) a pledge agreement applicable to Capital Stock of a Restricted Subsidiary that is Foreign Subsidiary pledged to secure Indebtedness incurred pursuant to Permitted Equipment Financing; provided that the provisions of any such agreement do not restrict the payment of cash dividends or distributions to the Issuer or any Restricted Subsidiary prior to the occurrence of a default or an event of default under such Permitted Credit Facility or Permitted Equipment Financing.

  Disposition of Proceeds of Asset Sales. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 80% of such consideration consists of cash or Cash Equivalents; provided that the following shall be treated as cash for purposes of this covenant: (x) the amount of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which Issuer and the Restricted Subsidiaries are fully released and (y) the amount of any notes or other obligations that within 30 days of receipt are converted into cash (to the extent of the cash (after payment of any costs of disposition) so received). The Issuer or the applicable Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds from such Asset Sale within 365 days of the receipt thereof to repay secured Indebtedness incurred pursuant to a Permitted Credit Facility, (ii) apply such Net Cash Proceeds within 365 days of the receipt thereof to repay Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor and permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid, and/or
(iii) apply such Net Cash Proceeds within 365 days of the receipt thereof to the an investment in properties and assets that will be used in a Digital Network Business of the Company or any Restricted Subsidiary (or in Capital Stock of any person that will become a Restricted Subsidiary as a result of such investment if all or substantially all of the properties and assets of such person are used in a Digital Network Business).

  To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (i), (ii) or
(iii) of the preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Issuer shall, within 20 days after such 365th day, make an offer to purchase (an "Asset Sale Offer") all outstanding Notes up to a maximum Accreted Value (expressed as a multiple of $1,000) equal to the Note Pro Rata Share of Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the Accreted Value thereof as of any purchase date, plus accrued and unpaid interest, if any, to such purchase date; provided, however, that an Asset Sale Offer may be deferred by the Issuer until there are Unutilized Net Cash Proceeds equal to at least $5.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds (and not just the amount in excess of $5.0 million) shall be applied as required pursuant to this paragraph.

  In the event that any other Indebtedness of the Issuer which ranks pari passu with the Notes (the "Other Indebtedness") requires that an offer to repurchase such Indebtedness be made upon the consummation of an Asset Sale, the Issuer may apply the Unutilized Net Cash Proceeds otherwise required to be applied to an Asset Sale Offer to offer to purchase such Other Indebtedness and to an Asset Sale Offer so long as the amount of such Unutilized Net Cash Proceeds applied to repurchase the Notes is not less than the Note Pro Rata Share of Unutilized Net Cash Proceeds. Any offer to purchase such Other Indebtedness shall be made at the same time as the Asset Sale Offer, and the purchase date in respect of any such offer to purchase and the Asset Sale Offer shall occur on the same day.

  For purposes of this covenant, "Note Pro Rata Share of Unutilized Net Cash Proceeds" means the amount of the Unutilized Net Cash Proceeds equal to the product of (x) the Unutilized Net Cash Proceeds and (y) a fraction, the numerator of which is the Accreted Value of all Notes validly tendered and not withdrawn pursuant to an Asset Sale Offer related to such Unutilized Net Cash Proceeds (the "Note Amount") and the denominator of which is the sum of the Note Amount and the lesser of the aggregate principal face amount or accreted value as of the relevant purchase date of all Other Indebtedness validly tendered and not withdrawn pursuant to a concurrent offer to purchase such Other Indebtedness made at the time of such Asset Sale Offer.

  Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the Accreted Value of Notes validly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Note Pro Rata Share of Unutilized Net Cash Proceeds, the Issuer or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the Accreted Value of Notes validly tendered and not withdrawn by holders thereof exceeds the amount of Notes which can be purchased with the Unutilized Net Cash Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Unutilized Net Cash Proceeds shall be reset to zero.

  If the Issuer is required to make an Asset Sale Offer, the Issuer will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Indenture provides that the Issuer will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock (or any options, warrants or other rights to purchase such Capital Stock) of a Restricted Subsidiary, except (i) to the Issuer or a Wholly Owned Restricted Subsidiary, (ii) to directors as director qualifying shares, but only to the extent required under applicable law, (iii) the Issuer or a Restricted Subsidiary may pledge Capital Stock of a Restricted Subsidiary that is a Foreign Subsidiary to the extent and in the manner permitted under clause (g) of the definition of "Permitted Liens;" (iv) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (v) if the covenant "--Disposition of Proceeds of Asset Sales" is complied with.

  Limitation on Transactions with Affiliates. The Indenture provides that the Issuer will not, and will not permit, cause or suffer any Restricted Subsidiary to, directly or indirectly, conduct any business, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, loan, advance or Guarantee or engage in any other transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates or any beneficial owner of 10% or more of the Common Stock of the Issuer or any officer or director of the Issuer or any Subsidiary (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing and are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party. Each Affiliate Transaction (or series of related Affiliate Transactions) involving aggregate payments and/or other consideration having Fair Market Value (i) in excess of $1 million shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions, (ii) in excess of $5.0 million shall further require the approval of a majority of the Disinterested Directors and (iii) in excess of $10.0 million shall require that the Issuer obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction (or series of related Affiliate Transactions) to the Issuer or the Restricted Subsidiary, as the case may be, are fair from a financial point of view; provided, however, that the dollar thresholds set forth in clauses (i),
(ii) and (iii) above shall be increased to $2.5 million, $10.0 million and $25.0 million, respectively, in the case of any Affiliate Transaction with WorldCom or any of its Affiliates. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and, therefore, shall be permitted under this covenant.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Issuer and/or any of the Restricted Subsidiaries, provided that in any such case, no officer, director or beneficial owner of 10% or more of any class of Capital Stock of the Issuer

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

shall beneficially own any Capital Stock of any such Restricted Subsidiary,
(ii) transactions pursuant to agreements and arrangements existing on the Issue Date and specified on a schedule to the Indenture, (iii) any Restricted Payment made in compliance with the covenant "--Limitation on Restricted Payments," (iv) customary directors' fees, indemnification and similar arrangements, consulting fees, legal fees, employee salaries, bonuses and employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Issuer or any Restricted Subsidiary entered into in the ordinary course of business and payments under indemnification arrangements permitted by applicable law, (v) loans and advances to officers, directors and employees of the Issuer or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices; (vi) any agreement or arrangement entered into in the ordinary course of business by the Issuer or any Restricted Subsidiary with WorldCom or any of its Affiliates with respect to communications or communications related products and services; and (vii) any Permitted Investment.

  Reports. The Indenture provides that, whether or not the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision of law, the Issuer shall furnish without cost to each holder of Notes and file with the Trustee (i) within 135 days after the end of each fiscal year of the Issuer (commencing with its 1998 fiscal-year end), all annual financial information that would be required to be contained in a filing with the SEC on Form 10-K (whether or not the Issuer is then required to file such Form with the SEC), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and a report thereon by the Issuer's certified public accountants, (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, all quarterly financial information that would be required to be contained in a filing with the SEC on Form 10-Q (whether or not the Issuer is then required to file such Form with the SEC), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and (iii) on a timely basis, any information concerning the Issuer or any Restricted Subsidiary required to be contained in a current report on Form 8-K (whether or not the Issuer is then required to file such Form with the SEC). Until such time as the Issuer is otherwise required to file periodic reports with the SEC under the Exchange Act (or any successor provision of law), the Issuer will file with the SEC (if permitted by SEC practice and applicable law and regulations), for public availability, a copy of the annual and quarterly financial information and other information prepared by it for distribution to holders of Notes. In addition, for so long as any Notes remain outstanding the Issuer will furnish to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that wold be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

  Limitation on Designations of Unrestricted Subsidiaries. The Indenture provides that the Issuer will not designate any Subsidiary of the Issuer (other than a newly created Subsidiary in which the Issuer has made an Investment of $1,000 or less) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

    (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (b) except in the case of Permitted Investments and any Investment made pursuant to clause (v) of the third paragraph of the covenant "--Limitation on Restricted Payments," at the time of and after giving effect to such Designation, the Issuer would be able to incur $1.00 of Indebtedness (other than Permitted Indebtedness) under the covenant described under "-- Limitation on Additional Indebtedness'' above; and

    (c) the Issuer would be permitted under the Indenture to make an Investment at the time of such Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the interest of the Issuer and its Restricted Subsidiaries in such Restricted Subsidiary on such date.

  In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments'' for all purposes of the Indenture in an amount equal to the Designation Amount. The Indenture will further provide that neither the

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

Issuer nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its properties or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent otherwise permitted under the Indenture, including, without limitation, under the covenant "--Limitation on Restricted Payments" above.

  The Indenture further provides that the Issuer will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

  The Issuer designated 4-Sight and each of its Subsidiaries as a Restricted Subsidiary at such time as 4-Sight and its Subsidiaries became Subsidiaries of the Issuer.

  Limitation on Status as Investment Company. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries or Affiliates to, conduct its business in a fashion that would cause the Issuer to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or otherwise become subject to regulation under the Investment Company Act. For purposes of establishing the Issuer's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Indenture provides that the Issuer will not (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions, or (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, unless, in the case of either (i) or (ii), (a) the Issuer shall be the continuing person or, if the Issuer is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof; (b) the surviving entity (if other than the Issuer) shall expressly assume all of the obligations of the Issuer under the Notes and the Indenture, and shall execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Issuer or the surviving entity (assuming such surviving entity's assumption of the Issuer's obligations under the Notes and the Indenture), as the case may be, would be able to incur $1.00 of Indebtedness (other than Permitted Indebtedness) under the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness'' above; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) the Issuer or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

  Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer or the Restricted Subsidiary, as the case may be, is not the surviving corporation, the successor corporation formed by such a consolidation or into which the Issuer or such Restricted Subsidiary is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Restricted Subsidiary, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as the Issuer or such Restricted Subsidiary therein; and thereafter, except in the case of (i) any lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Issuer, the Issuer shall be discharged from all obligations and covenants under the Indenture and the Notes.

  The Indenture provides that for all purposes of the Indenture and the Notes (including the provisions of this covenant and the covenants described under "--Certain Covenants--Limitation on Additional Indebtedness,"""--Limitation on Restricted Payments" and "--Limitation on Liens Securing Certain Indebtedness"), Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Issuer and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

  The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer, and therefore it may be unclear whether the foregoing provisions are applicable.

EVENTS OF DEFAULT

  The following are "Events of Default" under the Indenture:

    (i) default in the payment of interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days or more; or

    (ii) default in the payment of the principal of, or premium, if any, on the Notes when due at maturity, upon redemption or otherwise; or

    (iii) default in the payment of the Accreted Value of, and any accrued and unpaid interest on, any Notes required to be purchased pursuant to a Change of Control Offer or Asset Sale Offer when due and payable; or

    (iv) default in the performance, or breach, of any covenant described under "--Certain Covenants--Change of Control," "--Disposition of Proceeds of Asset Sales" or "--Consolidation, Merger, Sale of Assets, Etc."; or

    (v) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i), (ii), (iii) or (iv) above), and continuance of such default or breach for a period of 30 days or more after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes; or

    (vi) (a) failure to pay, following any applicable grace period, any installment of principal due (whether at maturity or otherwise) under one or more classes or issues of Indebtedness in an aggregate principal amount of $5 million or more under which the Issuer or any Material Restricted Subsidiary is obligated or (b) failure by the Issuer or any Material Restricted Subsidiary to perform any other term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $5 million or more under which the Issuer or such Material Restricted Subsidiary is obligated and, in the case of this clause
  (b), such failure results in an acceleration of the maturity thereof; or

    (vii) any holder of Indebtedness in an aggregate principal amount of $5.0 million or more of the Issuer or any Material Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, or dispose of assets of the Issuer or any Material Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $5.0 million or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; provided that, in any such case, the Issuer or any Material Restricted Subsidiary shall not have obtained, prior to any such foreclosure or disposition of assets, a stay of all such actions that remains in effect; or

    (viii) one or more judgments, orders or decrees for the payment of money of $5.0 million or more, either individually or in the aggregate, shall be entered against the Issuer or any Material Restricted Subsidiary or any of their respective properties and shall not be paid or discharged and there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

    (ix) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Issuer or any Subsidiary Guarantor shall have occurred; or

    (x) the Indenture or the Registration Rights Agreement ceases to be in full force and effect or is declared null and void or the Issuer denies that it has any further obligation or liability thereunder or gives notice to that effect (other than by reason of termination or release in accordance with the terms thereof); or

    (xi) any Subsidiary Guarantee or any provision thereof shall at any time cease to be the legal, valid and binding obligation of the Subsidiary Guarantor party thereto, such that the Holders of Notes could not reasonably be expected to realize the material benefits intended to be provided by such Subsidiary Guarantor under its Subsidiary Guarantee or any Subsidiary Guarantor shall assert that its Subsidiary Guarantee is not a legal, valid and binding obligation or shall purport to revoke its obligations thereunder.

  If an Event of Default (other than an Event of Default specified in clause
(ix) above with respect to the Issuer or any Subsidiary Guarantor) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount at maturity of the outstanding Notes shall, declare the Default Amount of all outstanding Notes to be immediately due and payable and upon any such declaration such amount shall become immediately due and payable. If an Event of Default specified in clause (ix) above with respect to the Issuer or any Subsidiary Guarantor occurs and is continuing, then the Default Amount of all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

  After a declaration of acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the Default Amount of the Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount at maturity of the outstanding Notes also have the right to waive past defaults under the Indenture, except a default in the payment of principal of, or any interest on, any outstanding Note, or in respect of certain covenants or provisions that cannot be modified or amended without the consent of all holders of Notes.

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount at maturity of the outstanding Notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount at maturity of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  The Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

  The Issuer is required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants under the Indenture.

DEFEASANCE

  The Issuer may at any time terminate all of the obligations of the Issuer and any Subsidiary Guarantor with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes as required by the Indenture and to maintain agencies in respect of Notes. The Issuer may at any time terminate the obligations of the Issuer and any Subsidiary Guarantor under certain covenants set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the holders of the Notes, with the Trustee money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the Accreted Value of and premium, if any, and accrued but unpaid interest on the Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters. The requirements for defeasance shall not be deemed satisfied if a Default specified in clause (ix) of "--Events of Default" above occurs on or prior to the 91st calendar day after the date of the deposit of money or securities in the defeasance trust.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (b) (i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal amount, premium, if any, and accrued and unpaid interest to the date of such deposit;
(ii) the Issuer has paid all sums payable by it under the Indenture; and (iii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be. In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENT AND WAIVERS

  From time to time, the Issuer and any Subsidiary Guarantors, when authorized by resolutions of their respective Boards of Directors, and the Trustee, without the consent of the holders of the Notes, may amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture and the Notes may be made by the Issuer, the Subsidiary Guarantors and the Trustee by supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount at maturity of the outstanding Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount at maturity of, change the fixed maturity of, or alter the redemption provisions of, the Notes or amend or modify the calculation of the Accreted Value or the Default Amount so as to reduce the amount of the Accreted Value or the Default Amount, (ii) change the currency in which any Notes or amounts owing thereon is payable, (iii) reduce the percentage of the aggregate principal amount at maturity of the outstanding Notes which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or any Subsidiary Guarantee, (v) waive a default in payment with respect to the Notes or any Subsidiary Guarantee, except a rescission of acceleration of the relevant Notes by the holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration, (vi) reduce the rate or change the time for payment of interest on the Notes, (vii) alter the Issuer's obligation to purchase the Notes following the occurrence of a Change of Control or an Asset Sale in accordance with the Indenture or waive any default in the performance thereof, (viii) affect the ranking of the Notes in a manner adverse to the holder of the Notes or (ix) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture except in compliance with the terms of the Indenture.

  Holders of a majority in aggregate principal amount at maturity of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Issuer with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee as provided in the Indenture, the holders of a majority in aggregate principal amount at maturity of the Notes, on behalf of all holders, may waive any past Default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for such Notes), except a default in the payment of principal or interest or a Default arising from failure to purchase any Notes tendered pursuant to an offer to purchase required to be made by any provision of the Indenture, or a Default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note that is affected.

REGARDING THE TRUSTEE

  U.S. Bank Trust National Association (f/k/a First Trust National Association) serves as Trustee under the Indenture.

GOVERNING LAW

  The Indenture provides that the Indenture and the Notes, respectively, will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date (the "Specified Date"), with respect to each $1,000 principal amount at maturity of Notes:

    (i) if the Specified Date is one of the following dates (each a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

      SEMI-ANNUAL                                                      ACCRETED
      ACCRUAL DATE                                                       VALUE
      ------------                                                     ---------
      Issue Date...................................................... $  599.44
      September 1, 1998...............................................    638.24
      March 1, 1999...................................................    680.53
      September 1, 1999...............................................    725.61
      March 1, 2000...................................................    773.68
      September 1, 2000...............................................    824.94
      March 1, 2001...................................................    879.59
      September 1, 2001...............................................    937.87
      March 1, 2002...................................................  1,000.00

    (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; and

    (iii) if the Specified Date is on or after March 1, 2002, $1,000.

  "Acquired Indebtedness" means Indebtedness of a person (i) assumed in connection with an Asset Acquisition from such person or (ii) existing at the time such person is merged or consolidated with or into the Issuer or any Restricted Subsidiary or becomes a Restricted Subsidiary, in each case not incurred in connection with, or in anticipation of, such Asset Acquisition or merger or consolidation or such person becoming a Restricted Subsidiary; provided that Indebtedness of such person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of such Asset Acquisition or the transactions by which such person is merged or consolidated with or into the Issuer or any Restricted Subsidiary or becomes a Restricted Subsidiary shall not constitute Acquired Indebtedness.

  "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others) by the Issuer or any Restricted

Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by the Issuer or any Restricted Subsidiary, in either case pursuant to which such person shall (a) become a Restricted Subsidiary or (b) shall be merged or consolidated with or into the Issuer or any Restricted Subsidiary or (ii) any acquisition by the Issuer or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Issuer or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) any assets of the Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Issuer and the Restricted Subsidiaries or (iii) any other property or asset of the Issuer or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Issuer that is governed under "--Consolidation, Merger, Sale of Assets, Etc." above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be, and (iii) for purposes of the covenant "--Certain Covenants--Disposition of Proceeds of Asset Sales," sales, conveyances, transfers, leases or other dispositions of property or assets, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $1.0 million in any 12 month period, or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the terms of the lease included in such Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; provided that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Issuer or any Restricted Subsidiary.

  "Board" means the Board of Directors of the Issuer.

  "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

  "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-l" by S&P or "P-l" by Moody's; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) organized under the laws of the United States or any State thereof and rated at least "A-l" by S&P or "P-1" by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition; (v) money market funds in the United States which invest substantially all of their assets in securities of the type described in any of the preceding clauses (i) through (iv); and (vi) any evidence of Indebtedness with a maturity of 365 days or less issued by WorldCom and rated at least "BBB-" or "A2" by S&P and at least "Baa3" or "P2" by Moody's.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 or 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has or acquires the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of all Voting Stock of the Issuer (unless the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a greater percentage of the voting power of the Voting Stock of the Issuer) or has, directly or indirectly, the right to elect or designate a majority of the Board or (b) the Issuer consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or mergers with or into, the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is converted into or exchanged for
(1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in any amount which could be paid by the Issuer as a Restricted Payment under the Indenture, (ii) the "beneficial owners" (as so defined) of the Voting Stock of the Issuer immediately before such transaction own, directly or indirectly, immediately after such transaction, at least a majority of the voting power of all Voting Stock of the surviving or transferee corporation or its parent corporation immediately after such transaction, as applicable, or (iii) no "person" or "group" (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act), excluding the Permitted Holders, is the "beneficial owner" (as so defined), directly or indirectly, of more than 35% of the Voting Stock or such surviving or transferee corporation or is parent corporation, as applicable (unless the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a greater percentage of the voting power of the Voting Stock of such surviving or transferee corporation or its parent corporation (as the case may be)), or has, directly or indirectly, the right to elect or designate a majority of the board of directors of the surviving or transferee corporation or its parent corporation, as applicable, or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office. The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of the Issuer with the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling precedent or contrary written interpretation published by the SEC. No inference shall be created that officers or employees of the Issuer are acting as a "person" or "group" (as such terms are used in Sections 13(d) or 14(d) of the Exchange
Act) with the power to designate a majority of the members of the Board solely because such officers or employees constitute a majority of the members of the Board.

  "Common Stock" means, with respect to any person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such person's common stock and includes, without limitation, all series and classes of such common stock.

  "Consolidated Income Tax Expense" means, with respect to any period, the provision for federal, state, local, foreign and other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Obligations and Currency Hedge Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and similar transactions and (e) all capitalized interest and accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, (iii) the portion of any rental obligation in respect of any Sale/Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation) and (iv) the amount of dividends and distributions in respect of Disqualified Stock paid by the Issuer and the Restricted Subsidiaries during such period.

  "Consolidated Net Income" means, with respect to any period, the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such consolidated net income (or loss), by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses and all gains or losses from sales or other dispositions of assets (including Asset Sales) out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period, (ii) that portion of such net income (or loss) derived from or in respect of Investments in persons other than Restricted Subsidiaries, except to the extent of any cash dividends actually received by the Issuer or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (vi) of this definition); (iii) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan during such period, (iv) that portion of such net income (or loss) allocable to minority interests in any Restricted Subsidiary for such period, (v) net income (or loss) of any other person combined with the Issuer or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (vi) the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

  "Consolidated Net Worth" means, with respect to any person, the consolidated stockholders' or partners' equity of such person reflected on the most recent balance sheet of such person, determined in accordance with GAAP, less any amounts attributable to redeemable capital stock (as determined under applicable accounting standards promulgated by the SEC) of such person.

  "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period (a) increased (without duplication), to the extent deducted in arriving at such Consolidated Net Income, by the sum of (i) Consolidated Income Tax Expense for such period; (ii) Consolidated Interest Expense for such period; and (iii) depreciation, amortization and any other non-cash items for such period of the Issuer and the Restricted Subsidiaries (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period), including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP, and (b) decreased by any non- cash items (including non-recurring gains and non-recurring items of income) to the extent they increased

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

Consolidated Net Income for such period (including any partial or complete reversal of reserves taken in a prior period).

  "consolidation" means, with respect to the Issuer, the consolidation of the accounts of the Restricted Subsidiaries with those of the Issuer, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Issuer or any Restricted Subsidiary. The term "consolidated" has a correlative meaning to the foregoing.

  "Currency Hedge Obligation" means the obligations of a person, incurred in the ordinary course of business, pursuant to a foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such person's or its subsidiaries' exposure to fluctuations in foreign currency exchange rates.

  "Debt Securities" means any debt securities issued by the Issuer in a public offering or in a private placement to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act).

  "Deeply Subordinated Indebtedness" means Indebtedness of the Issuer as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium on) or interest on or otherwise in respect of such Indebtedness may be made prior to the date that is 180 days following the Stated Maturity of the principal of the Notes; except that such indebtedness may be redeemed or retired by the Issuer with, or converted at the option of the holder into, Capital Stock (other than Disqualified Stock) of the Issuer or options, warrants or other rights to purchase any such Capital Stock (other than Disqualified Stock); and (ii) the payment of the principal of and interest on such Indebtedness may be accelerated only in the event of the acceleration of the payment of the principal amount of the Notes following an Event of Default; provided, that any payment in respect of such Indebtedness following the acceleration thereof shall be subordinated to the prior payment in full of all amounts due in respect of the Notes and under the Indenture; and provided, further, in the event of the recission of any such acceleration of the Notes, the acceleration of such Indebtedness shall be deemed rescinded upon notice to such effect to the holder(s) of such Indebtedness from the Trustee.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Default Amount" means (i) as of any date prior to March 1, 2002, the Accreted Value of the Notes (and any applicable premium thereon) as of such date and (ii) as of any date on and after March 1, 2002, the principal amount at maturity of the Notes (and any applicable premium thereon) and any accrued and unpaid interest thereon.

  "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Digital Network Business" means the business of developing, implementing, operating, managing or maintaining networks or systems for the transportation or management of data and any related, ancillary or complementary business; provided, that the determination of what constitutes a Digital Network Business shall be made in good faith by the Board, which determination shall be conclusive.

  "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer other than a director who (i) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or
(ii) is an employee or officer of the Issuer or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party to such transaction or series of related transactions.


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

  "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

  "Fair Market Value" means, with respect to any asset or property, the price (after taking into account any liabilities relating to such asset or property) that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

  "Foreign Subsidiary" means any Subsidiary of the Issuer that is organized or incorporated under the laws of any jurisdiction other than the laws of the United States or any State or territory thereof.

  "4-Sight" means 4-Sight Limited, a private limited company incorporated under the laws of England and Wales.

  "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States and which are applicable as of the date of determination and which are consistently applied for all applicable periods.

  "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any obligation (A) to pay amounts drawn down by letters of credit, (B) to purchase or pay (or advance or supply funds for the purchase or payment of) such obligation (whether arising by virtue of partnership arrangement, agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (C) entered into for purposes of assuring in any other manner the obligee of such obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Indebtedness" means, with respect to any person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), and whether or not contingent, (i) every liability of such person (A) for borrowed money, (B) evidenced by notes, bonds, debenture or other similar instruments (whether or not negotiable), (c) for reimbursement of amounts expended under letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (D) issued or assumed as the deferred purchase price of property or services, (E) relating to a Capitalized Lease Obligation and all Attributable Debt in respect of Sale/Leaseback Transactions of such person and (F) in respect of an Interest Rate Obligation or Currency Hedge Obligation of such person; (ii) every liability of others of the kind described in the preceding clause (i) which such person has guaranteed or which is otherwise its legal liability; or
(iii) every obligation secured by a Lien (other than (x) Permitted Liens of the types described in clauses (b), (d) or (e) of the definition of Permitted Liens; provided that the obligations secured would not constitute Indebtedness under clauses (i) or (ii) or (iii) of this definition, and (y) Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability (the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the

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

obligation so secured); (iv) all Disqualified Stock of such person, valued at the greater of its voluntary or involuntary maximum fixed repurchase or redemption price (plus accrued and unpaid dividends to the date of determination); and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or
(iv). In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of the covenants described under "--Certain Covenants-- Limitation on Additional Indebtedness" and "-- Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (i) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination; (ii) the principal amount of any Indebtedness shall be reduced by any amount of cash or Cash Equivalent collateral securing on a perfected basis, and dedicated for disbursement exclusively to the payment of principal of and interest on, such Indebtedness and (iii) the amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations that are included in any clause above, the maximum liability upon the occurrence of the contingency giving rise to the obligation.

  "Indebtedness to EBITDA Ratio" means, as at any date of determination (the "Transaction Date"), the ratio of (i) Total Consolidated Indebtedness (including all Permitted Indebtedness) as at the Transaction Date to (ii) Consolidated Operating Cash Flow for the four full fiscal quarters immediately preceding the Transaction Date for which financial information has been distributed to the holders of the Notes in accordance with "Certain Covenants--Reports" above (such four full fiscal quarter period being referred to herein as the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the relevant Measurement Period prior to a Transaction Date, (A) any person that is a Restricted Subsidiary on the Transaction Date (or would become a Restricted Subsidiary on such Transaction Date in connection with the transaction that requires the calculation of such Consolidated Operating Cash Flow) shall be deemed to have been a Restricted Subsidiary at all times during the Measurement Period, (B) any person that is not a Restricted Subsidiary on such Transaction Date (or would cease to be a Restricted Subsidiary on such Transaction Date in connection with the transaction that requires the calculation of Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during the Measurement Period, (c) if the Issuer or any Restricted Subsidiary shall have in any manner (x) acquired through an Asset Acquisition or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to the Transaction Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition, such transaction had been consummated on the first day of the Measurement Period and, in the case of a Asset Sale or other disposition, termination or discontinuance of activities constituting such an operating business, such transaction had been consummated prior to the first day of the Measurement Period; provided, however that such pro forma adjustment shall not give effect to the operating cash flow of any person that would become a Restricted Subsidiary on the Transaction Date in connection with the transaction that requires the calculation of Consolidated Operating Cash Flow to the extent that such person's net income would be excluded from the calculation of Consolidated Net Income pursuant to clause (vi) of the definition of Consolidated Net Income.

  "Independent Financial Advisor" means a United States investment banking firm of national or regional standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Issuer and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.


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

  "Initial Public Equity Offering" means an underwritten primary public offering of Capital Stock (other than Disqualified Stock) of the Issuer for cash pursuant to an effective registration statement filed under the Securities Act.

  "Interest Rate Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

  "Investment" means, with respect to any person, any direct or indirect advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of cash or other property or assets to others, payments for property or services for the account or use of others, or otherwise), or any purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness of any other person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or assets other than cash, such property shall be valued at its Fair Market Value at the time of transfer.

  "Issue Date" means the original date of issuance of the Notes.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction). A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Market Capitalization" of any person means, as of any day of determination, the product of (i) the average Closing Price of a share of such person's Common Stock over the 20 consecutive trading days immediately preceding such date and (ii) the number of shares of such Common Stock issued and outstanding on such date. "Closing Price" on any trading day with respect to the per share price of any shares of Common Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Common Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market but such person is a "foreign issuer" (as defined Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a "designated offshore securities market" (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market and such person and any securities markets in which such person's Common Stock trades does not meet any of the foregoing such requirements, the average of the closing bid and asked prices in the over-the-counter marked as furnished by any New York Stock Exchange member firm that is selected from time to time by the Issuer for the purpose and is reasonably acceptable to the Trustee.


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

  "Material Restricted Subsidiary" means any Restricted Subsidiary, together with its Subsidiaries that are themselves Restricted Subsidiaries, of the Issuer which, at any date of determination, (i) is a "Significant Subsidiary" under the definition of that term set forth in Regulation S-X promulgated under the Securities Act, as in effect on the Issue Date (but substituting "5 percent" for each occurrence of "10 percent" in such definition), (ii) contributed 5% or more of the Consolidated Operating Cash Flow of the Issuer on a pro forma basis in the immediately preceding fiscal quarter for which financial information is available, (iii) when aggregated with all other Restricted Subsidiaries that are not otherwise Material Restricted Subsidiaries and as to which any event described in clauses (vi), (vii) or
(viii) of the definition of "Events of Default" above has occurred, would constitute a Material Restricted Subsidiary under clause (i) or (ii) of this definition.

  "Maturity Date" means, with respect to any Note, the date specified in such Note as the fixed date on which the principal of such Note is due and payable.

  "Moody's" means Moody's Investors Service, Inc. (and any successor).

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof received by the Issuer or any Restricted Subsidiary in the form of cash (including assumed Indebtedness (other than Subordinated Indebtedness) and other items deemed to be cash under the proviso to the first sentence of the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) net of (i) brokerage commissions and other fees, costs and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes paid or payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale, (iv) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash and Cash Equivalents attributable to any persons holding a minority interest in such Restricted Subsidiary and (v) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

  "Permitted Credit Facility" means any senior secured or unsecured commercial term loan and/or revolving credit facility (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions.

  "Permitted Equipment Financing" means any credit facility (including a Permitted Credit Facility) or other financing arrangement entered into with any vendor, supplier or other third party (or any financial institution for the purpose of financing purchases from any vendor, supplier or third party) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, construction, improvement, enhancement, upgrade, replacement, integration, manufacture or acquisition) of real or personal property (tangible or intangible) used, or to be used, in the Digital Network Business of the Issuer or any of its Restricted Subsidiaries.

  "Permitted Holders" means (i) WorldCom and each of its Affiliates and (ii) Edward J. Driscoll III (the Chairman of the Board and Chief Executive Officer of the Issuer as of the date of the Indenture) and his family members, any trust for the benefit of any of the foregoing persons and their respective estates and heirs. As used herein, "family member" means the spouse, siblings and lineal descendants of Mr. Driscoll.

  "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

    (a) Indebtedness under the Notes, the Subsidiary Guarantees and the Indenture;

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

    (b) Indebtedness (including Disqualified Stock) of the Issuer and/or any Restricted Subsidiary outstanding on the Issue Date and identified on a schedule to the Indenture; provided, that Indebtedness that may be borrowed under credit facilities in place on the Issue Date shall be deemed outstanding for purposes of this clause (b);

    (c)(i) Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or a Restricted Subsidiary and (ii) Indebtedness of the Issuer, which is not secured by any Lien and is subordinated to the Issuer's obligations with respect to the Notes, owed to and held by any Restricted Subsidiary; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Issuer or a Restricted Subsidiary referred to in this clause (c) to a person other than the Issuer or a Restricted Subsidiary, (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary which holds Indebtedness of the Issuer or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary or (z) the Designation of a Restricted Subsidiary which holds Indebtedness of the Issuer or another Restricted Subsidiary as an Unrestricted Subsidiary;

    (d) Interest Rate Obligations of the Issuer and/or any Restricted Subsidiary relating to Indebtedness of the Issuer and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), but only to the extent that the notional amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

    (e) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Restricted Subsidiary, in each case incurred in the ordinary course of business;

    (f) Indebtedness of the Issuer and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "refinancing") of outstanding Indebtedness of the Issuer and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (a), (b),
  (g), (h) or (i) of this definition or the proviso of the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness"; provided that (1) no Restricted Subsidiary may incur Indebtedness to refinance Indebtedness of the Issuer, (2) any such refinancing shall not
  (x) result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being refinanced or (y) exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being refinanced, plus the amount of accrued and unpaid interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith; (3) Indebtedness that ranks pari passu with the Notes may be refinanced only with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes, and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness; and (5) the refinancing Indebtedness shall be incurred by the obligor on the Indebtedness being refinanced or by the Issuer;

    (g) Indebtedness of the Issuer such that, after giving effect to the incurrence thereof, the total aggregate principal amount of Indebtedness incurred under this clause (g) and any refinancings thereof otherwise incurred in compliance with the Indenture would not exceed 175% of Total Incremental Equity;

    (h) Indebtedness of the Issuer incurred under one or more Permitted Credit Facilities and/or Indebtedness of the Issuer represented by Debt Securities of the Issuer, and any refinancings of the foregoing otherwise incurred in compliance with the Indenture, in an aggregate principal amount not to exceed $50 million at any time outstanding; and Guarantees by any Restricted Subsidiary that is a Subsidiary Guarantor of Indebtedness of the Issuer incurred under any Permitted Credit Facility; provided, however, the incurrence of such Indebtedness by the Issuer under such Permitted Credit Facility is permitted by the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness";


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

    (i) Indebtedness of the Issuer incurred under any Permitted Equipment Financing and Guarantees of any Restricted Subsidiary that is a Foreign Subsidiary of Indebtedness incurred under any Permitted Equipment Financing in an amount not in excess of the amount of Indebtedness incurred in respect of the property acquired by such Restricted Subsidiary under such Permitted Equipment Financing; provided, such Restricted Subsidiary is a Subsidiary Guarantor or complies with the covenant "--Certain Covenants-- Issuance of Guarantees by Certain Restricted Subsidiaries; Release of Guarantees"; and provided, further that the issuance of any Guarantees pursuant to this clause (i) shall be in addition to any Guarantees issued pursuant to clause (h) above;

    (j) Indebtedness in respect of any Currency Hedge Obligations of the Issuer and/or any Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness"), but only to the extent that the notional amount of such Currency Hedge Obligations do not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Currency Hedge Obligations relate;

    (k) in addition to any Indebtedness of the Issuer referred to in clause
  (b) above, Deeply Subordinated Indebtedness of the Issuer owed to and held by WorldCom or any other Strategic Equity Investor in an aggregate principal amount not to exceed $50.0 million at any time outstanding; provided, at the time of incurrence of such Indebtedness by the Issuer, the payee is the "beneficial owner" (as defined in Rules 13d-3 or 13d-5 under the Exchange Act, (except that WorldCom shall be deemed to have "beneficial ownership" of all Voting Stock of the Issuer that it, directly or indirectly, has or acquires the right to acquire, whether such right is exercisable immediately or only after the passage of time) of at least 10% of the total voting power of all Voting Stock of the Issuer;

    (l) Indebtedness of 4-Sight and each of its Subsidiaries existing at the time 4-Sight and such Subsidiaries become Restricted Subsidiaries; and

    (m) in addition to the items referred to in clauses (a) through (k) above, Indebtedness of the Issuer having an aggregate principal amount not to exceed $15.0 million at any time outstanding.

  "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Obligations and Currency Hedge Obligations incurred in compliance with the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness"; (d) loans and advances to employees made in the ordinary course of business not to exceed $750,000 in the aggregate at any one time outstanding; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "--Certain Covenants--Disposition of Proceeds of Asset Sales" above not to exceed 15% of the total consideration for such Asset Sales; (f) any Investment to the extent that the consideration therefor consists of Capital Stock (other than Disqualified Stock) of the Issuer; and (d) the extension by the Issuer of (i) trade credit to Subsidiaries of the Issuer represented by accounts receivable, extended on usual and customary terms in the ordinary course of business or (ii) guarantees of commitments for the purchase of goods or services incurred in the ordinary course of business so long as such guarantees, to the extent constituting Indebtedness, are permitted to be incurred under the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness."

  "Permitted Liens" means (a) Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation or acquisition; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (e) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Issuer or the Restricted Subsidiaries; (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (g) Liens securing Indebtedness consisting of Permitted Equipment Financing, provided, however, that (I) such Liens attach within 180 days of the incurrence of such Indebtedness and (II) if such Liens include a pledge of Capital Stock of any Restricted Subsidiary that is a Foreign Subsidiary, (x) such Liens were created in connection with financing the cost of property acquired or used by such Restricted Subsidiary, directly or indirectly, with Indebtedness incurred pursuant to a Permitted Equipment Financing and (y) such Liens do not secure Indebtedness in excess of the amount of Indebtedness incurred with respect to the purchase of such property by such Restricted Subsidiary; (h) Liens securing Indebtedness incurred under a Permitted Credit Facility; provided, however, that (I) the incurrence of such Indebtedness is permitted by the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness" above and (II) such Liens attach within 180 days of the incurrence of such Indebtedness; (i) Liens to secure any refinancing of any Indebtedness secured by Liens referred to in the clauses above, but only to the extent that such Liens do not extend to any other property or assets (other than improvements thereto); (j) Liens to secure the Notes; (k) Liens on real property incurred in connection with the financing of the purchase of such real property (or incurred within 60 days of purchase) by the Issuer or any Restricted Subsidiary; and (l) Liens on and pledges of Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary.

  "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

  "refinancing" has the meaning set forth in clause (f) of the definition of "Permitted Indebtedness."

  "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on any Capital Stock of the Issuer or any Restricted Subsidiary or any other payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer or any Restricted Subsidiary (other than any dividends, distributions or payments made to the Issuer or any Restricted Subsidiary and dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Issuer); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary (other than any such Capital Stock owned by the Issuer or a Restricted Subsidiary); (iii) the purchase, redemption, defeasance or other acquisition or retirement for value, or the making of any principal payment on, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); or (iv) the making by the Issuer or any Restricted Subsidiary of any Investment (other than a Permitted Investment) in any person (other than in the Issuer, any Restricted Subsidiary or a person that becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Issuer or a Restricted Subsidiary (provided the issuer or a Restricted Subsidiary is the survivor)) as a result of or in connection with such Investment.

  "Restricted Subsidiary" means any Subsidiary of the Issuer that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

  "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies (and any successor).

  "Sale/Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or assets of such person which has been or is being sold or transferred by such person after its acquisition thereof or the completion of construction or commencement of operations thereof to such lender or investor or to any other person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

  "Strategic Equity Investor" means any person that, as of the date of determination, has a Market Capitalization or Consolidated Net Worth of at least $2.0 billion and that is principally engaged in the communications, entertainment or electronics business or any other business related to the Digital Network Business.

  "Subordinated Indebtedness" means any Indebtedness of the Issuer or any Guarantor which is expressly subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor.

  "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such person.

  "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Issuer and the Restricted Subsidiaries outstanding as of the date of determination.

  "Total Incremental Equity" means, at any time of determination, the sum of, without duplication, (i) the aggregate cash proceeds received by the Issuer from capital contributions in respect of existing Capital Stock (other than Disqualified Stock) or the issuance and sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) subsequent to the Issue Date, other than to a Subsidiary of the Issuer, plus (ii) the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary from the sale, disposition or repayment (in whole or in part) of any Investment that is made after the Issue Date and that constitutes a Restricted Payment that has been deducted from Total Incremental Equity pursuant to clause (iv) below in an amount equal to the lesser of (a) the return of capital with respect to the applicable portion of such Investment and (b) the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, plus (iii) the value (determined at the time of issuance) of any Capital Stock (other than Disqualifed Stock) of the Issuer issued as consideration for the acquisition of Capital Stock or assets of any other person (other than a Subsidiary or any Affiliate of the Issuer or any Subsidiary) engaged in the Digital Network Business; provided, the issuance of the first 2,500,000 shares of Common Stock (as adjusted for subdivisions, combinations or reclassifications subsequent to the Issue Date) by the Issuer to the stockholders of 4-Sight in connection with the Issuer's acquisition of 4-Sight shall be excluded from this clause (iii), minus (iv) the aggregate amount of all Restricted Payments declared or made (including by way of a Designation) on and after the Issue Date.

  "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

  "U.S. Government Securities" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

  "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

  "voting power" means with respect to the Capital Stock of any person, the relative voting power in any general election of directors or other members of the governing body of such person.

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Issuer or another Wholly Owned Restricted Subsidiary. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

  "WorldCom" means WorldCom, Inc., a Georgia corporation.

                           NOTE REGISTRATION RIGHTS

  The Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company agreed to file with the Commission the Exchange Offer Registration Statement on an appropriate form under the Securities Act with respect to an offer to exchange the Original Notes for the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Original Notes who are able to make certain representations the opportunity to exchange their Original Notes for Exchange Notes. If (i) the Company is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) the Exchange Offer is not for any other reason consummated within 180 days after the Issue Date, (iii) any holder of Original Notes notifies the Company within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and (x) the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder and (y) such prospectus is not promptly amended or modified in order to be suitable for use in connection with such resales for such holder and all similarly situated holders or (c) it is a broker-dealer and owns Original Notes acquired directly from the Company or an affiliate of the Company or (iv) the holders of a majority of the Original Notes may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, the Company will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined below) by the holders thereof. The Company agreed it will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each Original Note until (i) the date on which such Original Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Original Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such Original Note is distributed to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities
Act), (v) such Original Note shall have been otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force or (vi) such Note ceases to be outstanding.

  Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered upon resale by such broker-dealers in connection with resales of the Exchange Notes. The Company has agreed, for period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Each holder of Original Notes that wishes to exchange such Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  The Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will file the Exchange Offer Registration Statement with the Commission on or prior to the 90th day after the Issue Date, (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to the 150th day after the Issue Date (the "Target Effectiveness Date"), (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to the date which is 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in Exchange for all Original Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Issuer will use its best efforts to file prior to the later of (a) the 90th day after the Issue Date or (b) the 30th day after such filing obligation arises and will use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the 60th day after such obligation arises; provided that if the Issuer has not consummated the Exchange Offer within the date which is 180 days after the Issue Date, then the Company will file the Shelf Registration Statement with the Commission on or prior to the 30th day after such date. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the earlier of (i) the second anniversary of the effective date of the Shelf Registration Statement and (ii) such time as all of the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold thereunder or otherwise cease to be Transfer Restricted Notes.

  If (i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements is not declared effective by the Commission on or prior to the Target Effectiveness Date (subject to certain limited exceptions), (iii) the Company fails to consummate the Exchange Offer within 30 days of the Target Effectiveness Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then the Company shall pay as liquidated damages interest on the Transfer Restricted Notes as to which any Registration Default exists. If a Registration Default exists with respect to Transfer Restricted Notes, the Company will, with respect to the first 90-day period (or portion thereof) while such Registration Default is continuing immediately following the occurrence of such Registration Default, make cash payments at a rate of .50% per annum multiplied by the Accreted Value of the Transfer Restricted Notes as of the date such payment is required to be made. The rate of such cash payment shall increase by an additional .50% per annum at the beginning of each subsequent 90-day period (or portion thereof) while such Registration Default is continuing until such Registration Default is cured, up to a maximum rate of 1.5% per annum. Following the cure of all Registration Defaults, the making of cash payments with respect to the Notes will cease and the interest rate on the Notes will revert to zero.

                         BOOK-ENTRY; DELIVERY AND FORM

  Except as set forth below, the Exchange Notes will be registered in book-entry form and will be represented by a single Global Exchange Note in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate. Beneficial interests in the Global Exchange Security will be shown on, and transfers thereon will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for Notes in certificated form except in the circumstances described below.

  DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Upon the issuance of the Global Exchange Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the applicable Exchange Note represented by such Global Exchange Note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Securities will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definative form. Such limits and laws may impair the ability to transfer or pledge beneficial interest in each such Global Exchange Note.

  So long as DTC or its nominee is the registered owner or holder of a Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Exchange Note represented by such Global Exchange Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in the Global Exchange Note will be able to transfer that interest except in accordance with DTC's applicable procedures in addition to those provided for under the Indenture.

  Payments in respect of the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment in respect of the Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in such Global Exchange Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of Certificated Notes for any reason, including selling Units, Notes or Warrants to persons in states which require delivery of such Notes or pledging such Notes, such holder must transfer its interest in the Global Exchange Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

  DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the applicable Global Exchange Notes for Certificated Securities, which it will distribute to its participants.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Exchange Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither of the Issuer or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Subject to certain conditions, any person having a beneficial interest in a Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue Certificated Exchange Notes in exchange for the Global Exchange Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of the material United States federal income tax considerations relevant to the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of Exchange Notes by holders who acquire the Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all potential tax effects. This discussion was prepared by Willkie Farr & Gallagher and, as herein limited, constitutes such counsel's opinion of the expected material U.S. federal income tax consequences of the Exchange Offer. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations and persons holding the Notes as part of a "straddle," "hedge" or "conversion transaction." In addition, this discussion is limited to persons purchasing the Original Notes at the issue price. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Notes held as "capital assets" within the meaning of Section 1221 of the Code.

  As used herein, "U.S. holder" means a beneficial owner of the Exchange Notes who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision thereof, (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have authority to control all substantial decisions of the trust, or
(v) is otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes. As used herein, a "non-U.S. holder" means a holder who or that is not a U.S. holder.

  The Company has not sought and will not seek any rulings from the IRS with respect to the position of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of Original Notes for Exchange Notes and the ownership or disposition of the Exchange Notes by holders who acquire the Exchange Notes pursuant to the Exchange Offer or that any such position would not be sustained.

  PROSPECTIVE HOLDERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

THE EXCHANGE OFFER

  The Exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for United States federal income tax purposes because, under the Regulations, the Exchange Notes do not differ materially in kind or extent from the Original Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Original Notes in the hands of such holder. As a result, there will be no United States federal income tax consequences to holders who exchange Original Notes for Exchange Notes pursuant to the Exchange Offer and any such holder will have the same tax basis and holding period in the Exchange Notes as it had in the Original Notes immediately before the exchange.

U.S. HOLDERS

The Units

  The purchase of a Unit consisting of a Note and Warrants will be treated as the purchase of an "investment unit" for federal income tax purposes. The "issue price" of the Units will be the first price at which a substantial amount of the Units is sold to the public (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters or wholesalers). The aggregate issue price of the Unit must be allocated among the Note and the Warrants based on their relative fair market values on the date of issuance of the Unit to determine the issue price of each of the securities. The Company believes that the aggregate issue price of each Unit should be allocated $114,944,000 to the Notes and $10,057,000 to the Warrants, which amounts are based on the instruments' anticipated relative fair market value at the time of issuance. Although the Company's allocation is not binding on the IRS, a U.S. holder of a Unit must use the Company's allocation unless the U.S. holder discloses on its federal income tax return for the year in which the Unit was acquired that it plans to use an allocation that is inconsistent with the Company's allocation. A U.S. holder's initial tax basis in each security will be the issue price allocated thereto.

The Notes

  Original Issue Discount. Because the Notes were issued at a discount from their "stated redemption price at maturity," the Notes have original issue discount ("OID") for federal income tax purposes. A U.S. holder will be required to include OID in income periodically over the term of a Note before receipt of the cash or other payment attributable to such income, regardless of the U.S. holder's method of tax accounting. For federal income tax purposes, OID on a Note will be the excess of the "stated redemption price at maturity" of the Note over its "issue price."

  The "stated redemption price at maturity" of a Note is the sum of all payments required to be made on such Note, whether denominated as principal or interest, other than payments of "qualified stated interest." "Qualified stated interest" is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Prior to March 1, 2002 there will be no payment of interest on the Notes. Therefore, none of the interest payments on the Notes will constitute qualified stated interest and all such payments will be included in the Notes, stated redemption price at maturity. Therefore, each Note will bear OID in an amount equal to the excess of (i) the sum of its principal amount and all stated interest payments over (ii) the issue price.

  The amount of OID required to be included in a U.S. holder's gross income for any taxable year is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of a taxable year during which such U.S. holder holds the Note. The daily portion is determined by allocating to each day of any "accrual period" within a taxable year a pro rata portion of an amount equal to the "adjusted issue price" of the Note at the beginning of the accrual period multiplied by the "yield to maturity" of the Note. Accrual periods with respect to a Note may be of any length selected by the holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the first or final day of an accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is the original issue price of the Note increased by the amount of OID previously includible in the gross income of the U.S. holder, and decreased by any payments (including interest that is not qualified stated interest) previously made on the Note. The "yield to maturity" is the interest rate, expressed as a constant annual interest rate, that when used in computing the present value of all payments of principal and interest to be paid in connection with a Note produces an amount equal to the issue price of the Note.

  Because the yield to maturity with respect to the Notes will exceed the sum of the "applicable federal rate" plus five percentage points, the Notes will be treated as applicable high yield discount obligations ("AHYDOs") under the Code. Accordingly, no deduction will be allowed to the Company for the "disqualified portion" of the OID, and the remainder of the OID will be deductible only when paid. The "disqualified portion" of the OID will generally be the OID relating to that portion of the Notes' yield to maturity that exceeds the "applicable federal rate" plus six percentage points. Additionally, the "disqualified portion" of the OID may be treated as a dividend for purposes of the "dividend received deduction" to the extent that the OID would have been a dividend if distributed with respect to the Company's stock. Holders are advised to consult their tax advisors regarding the applicability and operation of the AHYDO rules to their investment in the Notes.

  Sale or Retirement of a Note. A U.S. holder of a Note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and
(b) the U.S. holder's adjusted tax basis in such Note. Any gain or loss recognized will generally be capital gain or loss. A non-corporate U.S. holder is generally subject to a maximum capital gains rate of 28% for Notes held for more than one year and a maximum capital gains rate of 20% for Notes held for more than eighteen months.

  A U.S. holder's tax basis in a Note will generally be equal to the issue price of such Note, increased by the amount of OID, if any, included in gross income prior to the date of disposition, and decreased by the amount of any payment on such Note other than stated interest prior to disposition.

  U.S. holders should be aware that the resale of the Notes may be affected by the "market discount" rules of the Code, under which a purchaser of a Note acquiring the Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such Note, to the extent of the market discount that has accrued but has not been included in income while such Note was held by such purchaser.

NON-U.S. HOLDERS

 U.S. Withholding Tax

  Interest or redemption proceeds paid to non-U.S. holders of the Notes will not be subject to U.S. withholding tax, provided that (i) the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) the non-U.S. Holder is not (a) a controlled foreign corporation as to the United States that is related to the Company through stock ownership or (b) a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iii) the beneficial owner of the Note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. person in compliance with applicable requirements or an exemption is otherwise established. If these requirements cannot be met, a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments. Although U.S. tax will also be imposed against OID on the Notes prior to payment, such tax will only be withheld from stated interest payments on the Notes. However, such additional withholding may result in U.S. withholding tax on stated interest payments exceeding 30%.

  Recently promulgated Treasury Regulations (the "New Regulations") regarding U.S. withholding tax and information reporting and backup withholding (discussed below) will apply to payments made after December 31, 1999. The New Regulations provide alternative methods for satisfying the certification requirements discussed in clause (iii) above and clarify and modify reliance standards. The New Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. Non-U.S. holders should consult their own tax advisors regarding the effect of the New Regulations.

  In general, any gain realized by any non-U.S. Holder upon the sale, exchange or redemption of a Note will not be subject to United States withholding tax. However, such gain will be subject to U.S. withholding tax if (i) a non-U.S. holder is an individual and is present in the United States for a total of 183 days or more during the taxable year in which the gain is realized, or (ii) such gain is effectively connected with a U.S. trade or business.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Certain non-corporate U.S. persons may be subject to backup withholding at a rate of 31% on payments of principal and interest (including payments of OID) on the Notes and the proceeds from a disposition of the Notes. Backup withholding will only be imposed where the holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would ordinarily be his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. Holders of the Notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. However, principal and interest (including OID) paid with respect to a Note and received by a non-U.S. holder will not be subject to information reporting or backup withholding if the payor has received appropriate certification statements and provided that the payor does not have actual knowledge that the holder is a U.S. person.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) broker-dealers who acquired Original Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holders' business, and such Holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Original Notes to an Initial Purchaser) with a current Prospectus meeting the requirements of the Securities Act. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that they will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that reasonably requests such documents in the Letter of Transmittal.

  Each Holder of the Original Notes who wishes to exchange its Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Terms and Conditions of the Letter of Transmittal." In addition, each Holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be a statutory "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

  The validity of the Exchange Notes will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

  The consolidated financial statements of WAM!NET Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this Prospectus and Registration Statement of the Company, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of 4-Sight Limited as of August 31, 1996, September 30, 1996 and September 30, 1997 and for the year ended August 31, 1996, the month ended September 30, 1996 and the year ended September 30, 1997, included in the Prospectus and Registration Statement of WAM!NET Inc., have been audited by Ernst & Young, chartered accountants, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
WAM!NET INC.
Report of Independent Auditors...........................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and June 30,
 1998 (unaudited)........................................................  F-3
Consolidated Statements of Operations for the three years in the period ended December 31, 1997 and for the six months in the periods ended June
 30, 1997 and 1998 (unaudited)...........................................  F-5
Consolidated Statements of Shareholders' Deficit as of December 31, 1997
 and as of June 30, 1998 (unaudited).....................................  F-6
Consolidated Statements of Cash Flows for the three years in the period ended December 31, 1997 and for the six months in the periods ended June
 30, 1997 and 1998 (unaudited)...........................................  F-7
Notes to Consolidated Financial Statements...............................  F-9

4-SIGHT LIMITED
Report of Independent Auditors...........................................  F-23

Consolidated Balance Sheets as of August 31, 1996, September 30, 1996 and
 September 30, 1997 and December 31, 1997 (unaudited)....................  F-24

Consolidated Statements of Operations for the year ended August 31, 1996, the month ended September 30, 1996 and the year ended September 30, 1997 and for the three months in the periods ended December 31, 1996 and 1997
 (unaudited).............................................................  F-25

Consolidated Statement of Shareholders' Equity for the year ended August
 31, 1996, the month ended September 30, 1996 and the year ended
 September 30, 1997 and the three months ended December 31, 1997
 (unaudited).............................................................  F-26
Consolidated Statements of Cash Flows for the year ended August 31, 1996, the month ended September 30, 1996 and the year ended September 30, 1997 and for the three months in the periods ended December 31, 1996 and 1997
 (unaudited).............................................................  F-27
Notes to Consolidated Financial Statements...............................  F-28

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
WAM!NET Inc.

  We have audited the accompanying consolidated balance sheets of WAM!NET Inc. (formerly known as NetCo Communications Corporation) as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  Since the date of completion of our audits of the accompanying consolidated financial statements and the initial issuance of our report thereon dated February 9, 1998, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 2, has completed an issuance of Senior Discount Notes resulting in net proceeds of $120,622,093. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WAM!NET Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP

Minneapolis, Minnesota
February 9, 1998, except for Note 2,
as to which date is March 12, 1998

                                  WAM!NET INC.

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                     DECEMBER 31,
                                                    ---------------  JUNE  30,
                                                     1996    1997      1998
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................ $14,444 $   274  $ 46,559
  Investments......................................   1,000     --        --
  Accounts receivable, net of allowance of $0, $10,
   and $40, respectively...........................      71     459     3,407
  Inventory........................................      --      --     1,137
  Prepaid expenses and other current assets........     139     554     2,115
                                                    ------- -------  --------
    Total current assets...........................  15,654   1,287    53,218
Property and equipment:
  Network equipment................................   3,072  15,618    28,726
  Other support equipment..........................   1,210   5,242    12,456
  Furniture and fixtures...........................     384   1,078     2,319
  Leasehold improvements...........................     228     259       426
                                                    ------- -------  --------
                                                      4,894  22,197    43,927
  Accumulated depreciation.........................     478   2,877     8,200
                                                    ------- -------  --------
                                                      4,416  19,320    35,727
  Goodwill, net of accumulated amortization of $0,
   $6, and $2,003 respectively.....................     --      479    30,791
  Deferred Charges.................................     --      --      3,575
                                                    ------- -------  --------
    Total assets................................... $20,070 $21,086  $123,311
                                                    ======= =======  ========

                                  WAM!NET INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                               DECEMBER 31,
                                             -----------------     JUNE 30,
                                              1996      1997       1998
                                             -------  --------  -----------
                                                                (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.......................... $   628  $  2,460   $  5,402
  Accrued salaries and wages................     100       360      1,155
  Accrued expenses..........................     552     2,159      1,887
  Bridge financing..........................   1,075       --         --
  Current portion of equipment financing and
   obligations under capitalized leases.....     179     3,129      4,336
  Accrued taxes payable.....................     --        --         763
                                             -------  --------   --------
    Total current liabilities...............   2,534     8,108     13,543
Long-term debt:
  Subordinated notes payable................  19,219    21,784     23,004
  Line of credit............................     --     14,431        --
  Equipment financing.......................     --      6,434      9,926
  13.25% Senior Discounted Notes............     --        --     115,375
Redeemable Preferred Stock, Class A, $10.00
 par value:
  Authorized shares--500,000, issued and
   outstanding shares--100,000..............   1,000     1,000      1,000
Shareholders' deficit:
  Undesignated shares, $.01 par value--
   49,500,000
  Common Stock, $.01 par value:
    Authorized shares--450,000,000
    Issued and outstanding shares--
     6,478,950, 6,699,740, and 9,277,362 at
     December 31, 1996 and 1997 and June 30,
     1998...................................      65        67         93
    Additional paid-in capital..............   6,125    11,771     53,819
    Accumulated deficit.....................  (8,873)  (42,509)   (93,443)
    Cumulative foreign currency translation
     adjustment.............................     --        --          (6)
                                             -------  --------   --------
    Total shareholders' deficit.............  (2,683)  (30,671)   (39,537)
                                             -------  --------   --------
    Total liabilities and shareholders'
     deficit................................ $20,070  $ 21,086   $123,311
                                             =======  ========   ========


                            See accompanying notes.

                                  WAM!NET INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           SIX MONTHS ENDED
                            YEAR ENDED DECEMBER 31,            JUNE 30,
                         -------------------------------  --------------------
                           1995       1996       1997       1997       1998
                         ---------  ---------  ---------  ---------  ---------
                                                              (UNAUDITED)
Revenues:
  WAM!NET revenues...... $      20  $     110  $   1,628  $     367  $   3,225
  Less rebates..........       --         --        (150)       (46)      (752)
                         ---------  ---------  ---------  ---------  ---------
Net WAM!NET user fees...        20        110      1,478        321      2,473
Software and hardware
 sales..................       --         --         --         --       4,742
Other service fees......       160        169         77         59         21
                         ---------  ---------  ---------  ---------  ---------
    Total revenues......       180        279      1,555        386      7,236
Operating expenses:
  Network communication
   fees.................        46        816      7,364      2,151      6,900
  Cost of software and
   hardware.............       --         --         --         --       1,475
  Network operations....       539      1,109      7,478      2,192      9,349
  Sales and marketing...        94      2,054      9,207      3,243      6,922
  General and
   administrative.......       727      2,610      4,320      2,067     19,198
  Depreciation and
   amortization.........        31        447      2,668        822      6,026
                         ---------  ---------  ---------  ---------  ---------
                             1,437      7,036     31,037     10,475     49,870
                         ---------  ---------  ---------  ---------  ---------
Loss from operations....    (1,257)    (6,757)   (29,482)   (10,095)   (42,634)
Other income (expense):
  Interest income.......       --          64        202        186      1,149
  Interest (expense)....       (20)      (903)    (4,356)    (1,523)    (9,449)
                         ---------  ---------  ---------  ---------  ---------
Net loss................ $  (1,277) $  (7,596) $( 33,636) $ (11,432) $ (50,934)
  Less preferred divi-
   dends................      (-- )      (-- )       (70)       (35)       (35)
                         ---------  ---------  ---------  ---------  ---------
Net loss applicable to
 common stock........... $  (1,277) $  (7,596) $ (33,706) $ (11,467) $ (50,969)
                         =========  =========  =========  =========  =========
Net loss applicable per
 common share........... $    (.24) $   (1.18) $   (5.19) $   (1.77) $   (6.15)
                         =========  =========  =========  =========  =========
Weighted average number
 of common shares
 outstanding............ 5,263,535  6,445,785  6,496,345  6,478,950  8,294,741
                         =========  =========  =========  =========  =========


                            See accompanying notes.

                                  WAM!NET INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                                                                            CUMULATIVE
                                                                              FOREIGN
                          COMMON STOCK  ADDITIONAL                COMMON     CURRENCY
                          -------------  PAID-IN   ACCUMULATED    STOCK     TRANSLATION
      DESCRIPTION         ISSUED AMOUNT  CAPITAL     DEFICIT   SUBSCRIPTION ADJUSTMENT   TOTAL
      -----------         ------ ------ ---------- ----------- ------------ ----------- --------
Balance at December 31,
 1994...................  4,500  $  44   $   (35)   $    --       $  (9)                $    --
  Payments received on
   stock subscriptions
   in May 1995..........    --     --        --          --           9                        9
  Issuance of Common
   Stock upon debt
   conversion in May,
   conversion price of
   $.38 per share.......    265      3        97         --         --                       100
  Subscription for sale
   of Common Stock in
   June at $.45 per
   share................  1,650     17       726         --        (743)                     --
  Payments received on
   stock subscriptions..    --     --        --          --         723                      723
  Value of warrants
   issued in connection
   with Notes Payable in
   November.............    --     --          7         --         --                         7
  Value of warrants
   issued in connection
   with Bridge Financing
   in December..........    --     --         45         --         --                        45
  Value of warrants
   issued to a
   consultant for
   services performed in
   December.............    --     --         23         --         --                        23
  Net loss..............    --     --        --       (1,277)       --                    (1,277)
                          -----  -----   -------    --------      -----                 --------
Balance at December 31,
 1995...................  6,415     64       863      (1,277)       (20)                    (370)
  Payments received on
   stock subscription...    --     --        --          --          20                       20
  Value of warrants
   issued in connection
   with Bridge Financing
   in July..............    --     --        121         --         --                       121
  Value of warrants
   issued in connection
   with Subordinated
   Notes in March, June
   and December.........    --     --      5,040         --         --                     5,040
  Value of warrants
   issued for services
   rendered.............    --     --         15         --         --                        15
  Value of warrants
   issued in connection
   with Equipment
   Lease................    --     --         14         --         --                        14
  Issuance of Common
   Stock upon debt
   conversion in July,
   conversion price of
   $1.90 per share......     65      1        24         --         --                        25
  Payments received on
   sale of stock
   warrants.............    --     --         48         --         --                        48
  Net loss..............    --     --        --       (7,596)       --                    (7,596)
                          -----  -----   -------    --------      -----                 --------
Balance at December 31,
 1996...................  6,480     65     6,125      (8,873)       --                    (2,683)
  Accumulated and unpaid
   dividends in
   connection with
   Preferred Stock......    --     --        (70)        --         --                       (70)
  Amortization of stock
   options..............    --     --        426         --         --                       426
  Value of warrants
   issued in connection
   with Line of Credit
   in September.........    --     --      4,766         --         --                     4,766
  Issuance of Common
   Stock upon merger
   with FreeMail........    125      1       487         --         --                       488
  Issuance of Common
   Stock upon debt
   conversion in
   December, conversion
   of $1.90 per share...     65      1        24         --         --                        25
  Exercise of stock
   options..............     30    --         13         --         --                        13
  Net loss..............    --     --        --      (33,636)       --                   (33,636)
                          -----  -----   -------    --------      -----                 --------
Balance at December 31,
 1997...................  6,700     67    11,771     (42,509)       --                   (30,671)
  Accumulated and unpaid
   dividends in
   connection with
   Preferred Stock......    --     --        (35)        --                    $--           (35)
  Amortization of stock
   options..............    --     --     12,029         --                     --        12,029
  Value of warrants
   issued in connection
   with Senior
   Discounted Notes.....    --     --     10,047         --                     --        10,047
  Issuance of Common
   Stock upon merger
   with 4-Sight.........  2,500     25    19,975         --                     --        20,000
  Issuance of Common
   Stock upon debt
   conversion ..........     65      1        24         --                     --            25
  Exercise of stock
   options..............     12    --          8         --         --          --             8
  Net loss..............    --     --        --      (50,934)                   --       (50,934)
  Foreign currency
   translation
   adjustment...........    --     --        --          --                      (6)          (6)
                          -----  -----   -------    --------      -----        ----     --------
Balance at June 30, 1998
 (unaudited)............  9,277  $  93   $53,819    $(93,443)     $ --         $ (6)    $(39,537)
                          =====  =====   =======    ========      =====        ====     ========

                            See accompanying notes.

                                  WAM!NET INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                            SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         JUNE 30,
                                --------------------------  ------------------
                                 1995     1996      1997      1997      1998
                                -------  -------  --------  --------  --------
                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss......................  $(1,277) $(7,596) $(33,636) $(11,467) $(50,934)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Noncash interest expense
   related to warrants........        7      306     1,624       613     7,430
  Capitalized financing
   costs......................      --       --        --        --     (1,916)
  Value of stock options
   issued to employees and
   consultants................       23       15       426       --     12,030
  Foreign currency translation
   adjustment.................      --       --        --        --        (34)
  Depreciation and
   amortization...............       31      447     2,668       822     6,124
  Loss on disposal of property
   and equipment..............      --       --        797       --         27
  Changes in operating assets
   and liabilities:
    Accounts receivable.......     (57)      (14)     (386)     (182)      698
    Inventory.................      --       --        --        --        198
    Prepaid expenses and other
     current assets...........     (20)     (111)     (415)      (20)   (1,562)
    Accounts payable..........      290      338     1,832       357     2,023
    Income taxes..............      --       --        --        --       (345)
    Accrued expenses..........      256      397     3,173      (138)    1,282
                                -------  -------  --------  --------  --------
Net cash used in operating
 activities...................     (747)  (6,218)  (23,917)  (10,015)  (24,979)
INVESTING ACTIVITIES
Purchases of property and
 equipment....................     (657)  (4,244)  (16,599)   (9,583)  (18,917)
Purchase of investments.......      --    (1,000)      --        --        --
Purchase of 4-Sight (net of
 cash acquired)...............      --       --        --        --    (16,350)
Proceeds from sale of
 investments..................      --       --      1,000       --        --
                                -------  -------  --------  --------  --------
Net cash used in investing
 activities...................     (657)  (5,244)  (15,599)   (9,583)  (35,267)
FINANCING ACTIVITIES
Proceeds from sale of common
 stock........................      732       20       --        --        --
Proceeds from sale of common
 stock warrants...............      --        48       --        --        --
Proceeds from sale of
 preferred stock..............      --     1,000       --        --        --
Proceeds from subordinated
 notes payable................      500   24,000       --        --        --
Proceeds from exercise of
 stock options................      --       --        --        --          7
Proceeds from 13.25% Senior
 Discounted Notes.............      --       --        --        --    120,626
Proceeds from line of credit..      --       --     18,800     6,000     5,203
Payment of subordinated notes
 payable......................      --      (250)      --        --        --
Payments on line of credit....      --       --        --        --   (24,003)
Interest expense added to
 subordinated notes payable...      --       --        --        702       --
Proceeds from bridge
 financing....................    1,500    4,100    10,000       --        --
Proceeds from equipment
 financing....................      --       245     8,158       --      6,823
Payments on bridge financing..      --    (4,525)  (11,075)   (1,075)      --
Payments on equipment
 financing....................      --       (60)     (537)      (42)   (2,125)
                                -------  -------  --------  --------  --------
Net cash provided by financing
 activities...................    2,732   24,578    25,346     5,585   106,531
                                -------  -------  --------  --------  --------
(Decrease) increase in cash
 and cash equivalents.........    1,328   13,116   (14,170)  (14,013)   46,285
Cash and cash equivalents at
 beginning of period..........      --     1,328    14,444    14,444       274
                                -------  -------  --------  --------  --------
Cash and cash equivalents at
 end of period................  $ 1,328  $14,444  $    274  $    431  $ 46,559
                                =======  =======  ========  ========  ========

                            See accompanying notes.

                                  WAM!NET INC.

                             (DOLLARS IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,      JUNE 30,
                                     ------------------------- ----------------
                                      1995     1996     1997    1997    1998
                                     ------- -------- -------- ----------------
                                                                 (UNAUDITED)
SUPPLEMENTAL SCHEDULE OF NONCASH
 FINANCING ACTIVITIES
  Value of interest cost assigned to
   warrants......................... $   --  $  5,176 $  4,766 $  --  $     --
  Equipment financed through
   equipment financing..............     --       --     1,764    --        --
  Conversion of accrued interest to
   subordinated debt................     --       --     1,363    --        918
  Issuance of common stock relating
   to acquisition...................     --       --       488    --     20,000
  Warrant valuation reclassed to
   deferred charges from line of
   credit...........................     --       --       --     --      4,104
  Accumulated and unpaid dividends..     --       --        70     35        35
  Cashless exercise of stock
   options..........................     --       --        13    --        --
  Conversion of convertible
   subordinated debenture for common
   stock............................     100       25       25    --         25
  Equipment financed through capital
   leases...........................     --       239      --     --        --
SUPPLEMENTAL SCHEDULE OF CASH FLOW
 INFORMATION
  Cash paid for interest............     --       358    1,208    989     1,132


                            See accompanying notes.

                                 WAM!NET INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  WAM!NET Inc. (formerly known as NetCo Communications Corporation) (the "Company") provides a managed, high speed digital data delivery network service that integrates the Company's industry-specific work flow applications with high speed computer and telephony technologies. The Company offers digital data delivery service designed to provide its subscribers with the rapid, secure, accurate and reliable transportation and management of information. In late 1997, the Company no longer considered itself in the development stage.

  The Company was incorporated in Minnesota on September 19, 1994. The Company was inactive from September 19, 1994 (inception) through December 31, 1994.

 Substantial Ownership

  Through its ownership of debt and equity securities of the Company, as well as its designation of a majority of the directors of the Board of Directors of the Company, WorldCom, Inc. ("WorldCom") has the potential to exercise considerable influence and control over the affairs of the Company. In addition, WorldCom and its affiliates are non-exclusive suppliers of telecommunication and other services to the Company.

 Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from their respective dates of acquisition:
FreeMail, Inc., NetCo Communications of Canada, Inc. and WAM!NET U.K. Limited (formerly 4-Sight Limited). All intercompany transactions have been eliminated.

 Revenue Recognition

  The Company records revenue on a monthly basis based upon service contracts signed with customers. The service contracts call for monthly usage amounts by the customer. The Company records the minimum monthly billing amount as revenue on a monthly basis over the life of the service contract. If a customer's usage exceeds the maximum usage specified in the service contract, the Company will record additional revenue in the month that the overage occurs. The Company does not receive initial up-front amounts or pre-payments from customers. The Company also incurs service rebates that offset the gross revenue generated by the Company. Revenue from hardware and software sales is recognized upon delivery of the hardware and software. Upon delivery of the hardware and software, the Company has no remaining obligations to the customer. Other service fees are recognized as revenue in the period the service is provided to the customer.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Investments classified as cash equivalents consist of high grade commercial paper (A1/P1), certificates of deposits and United States Treasury Bills.

 Investments

  Investments at December 31, 1996 consist of certificates of deposits which are classified as available for sale. The cost of investments approximates fair value.

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life of four to seven years.

 Goodwill

  The excess of the cost over the fair value of the net assets acquired is amortized on a straight-line basis over a period of three to five years. The Company periodically reviews the recoverability of goodwill based on estimated future cash flows from the related operations.

 Impairment of Long-Lived Assets

  The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The amount of impairment loss recorded will be measured as the amount by which the carrying value of the assets exceeds the fair value of the assets.

 Income Taxes

  Income taxes are accounted for under the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities.

 Research and Development

  Research and development costs are charged to operations in the year incurred. These costs for 1995, 1996 and 1997 were $539, $1,109 and $3,364, respectively.

 Foreign Currency Translation and Transactions

  The Company's Canadian subsidiary's functional currency is considered to be its local currency. The effect of the cumulative translation adjustment for the fiscal year ended December 31, 1997 is not material and has not been separately disclosed in the Company's financial statements.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable. The Company grants credit to customers in the ordinary course of business. No single customer or region represents a significant concentration of credit risk.

 Stock Split

  In February 1998, the Board of Directors declared a five-for-one Common Stock split effected in the form of a stock dividend. The number of shares, options and warrants and the conversion price and exercise price per share have been adjusted to reflect this stock split on a retroactive basis.

 Net Loss Per Common Share

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share (Statement 128). Statement 128 replaced the calculation of primary and fully diluted earnings per share with

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share under the previous rules. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements. Diluted earnings per share is not presented as the effect of outstanding options and warrants are antidilutive.

 Interim Financial Information

  The accompanying consolidated financial statements as of June 30, 1998 and for the six month periods ended June 30, 1997 and 1998 are unaudited. In the opinion of the management of the Company, these consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the consolidated financial statements. The results of operations for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

 Reclassification

  Certain amounts presented in the December 31, 1996 financial statements have been reclassified to conform with the December 31, 1997 presentation.

2. CONTINUED EXISTENCE

  On March 5, 1998, the Company sold 208,530 Units, consisting of 13 1/4% Senior Discount Notes due 2005 and warrants to purchase a total of 1,257,436 shares of common stock. Each Unit consists of $1 principal amount at maturity of 13 1/4% Senior Discount Notes and three warrants. Each warrant entitles the holder to purchase 2.01 shares of common stock at an exercise price of $.01 per share. The sale of the Units resulted in net proceeds to the Company of $120,622. See Note 3. Prior to the sale of the Units, there was substantial doubt about the Company's ability to continue as a going concern. With the completion of the Unit offering, the Company believes that it has a sufficient cash on hand to satisfy its cash requirements for at least the next twelve months.

                                  WAM!NET INC.

  (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


3. LONG-TERM DEBT
  Equipment Financing Notes Payable

  Equipment financing notes payable consist of the following:

                                                            DECEMBER 31,
                                                            -------------  JUNE 30,
                                                             1996   1997     1998
                                                            ------ ------ -----------
                                                                          (UNAUDITED)
   FINOVA Technology Finance; installment note; monthly
    payments of $43 and an additional final installment of
    $242 including interest imputed at 13.44%; secured by
    equipment; due April 2001.............................  $  --  $1,518   $1,327
   FINOVA Technology Finance; installment note; monthly
    payments of $91 and an additional final installment of
    $509 including interest imputed at 13.35%; secured by
    equipment; due May 2001...............................     --   3,248    2,851
   Transamerica Business Credit; installment note; monthly
    payments of $46 and an additional final installment of
    $207 including interest imputed at 13.53%; secured by
    equipment; due May 2001...............................     --   1,606    1,434
   Transamerica Business Credit; installment note; monthly
    payments of $42 and an additional final installment of
    $187 including interest imputed at 13.43%; secured by
    equipment; due May 2001...............................     --   1,457    1,300
   Transamerica Business Credit; installment note; monthly
    payments of $41 and an additional final installment of
    $184 including interest imputed at 13.11%; secured by
    equipment; due June 2001..............................     --     --     1,301
   Transamerica Business Credit; installment note; monthly
    payments of $11 and an additional final installment of
    $48 including interest imputed at 12.88%; secured by
    equipment; due July 2001..............................     --     --       344
   Transamerica Business Credit; installment note; monthly
    payments of $75 and an additional final installment of
    $352 including interest imputed at 11.66%; secured by
    equipment; due October 2001...........................     --     --     2,648
   Transamerica Business Credit; installment note; monthly
    payments of $40 and an additional final installment of
    $187 including interest imputed at 11.66%; secured by
    equipment; due October 2001...........................     --     --     1,405
   Transamerica Business Credit; installment note; monthly
    payments of $19 and an additional final installment of
    $88 including interest imputed at 11.65%; secured by
    equipment; due December 2001..........................     --     --       682
   Leasetec
    Corporation; installment note; monthly payments of $47
    including interest imputed at 13.50%; unsecured; due
    December 1998.........................................     --     521      226
   Leasetec Corporation; installment note; monthly
    payments of $83 including interest imputed at 13.50%;
    unsecured; due April 1999.............................     --   1,123      704
                                                            ------ ------   ------
                                                               --   9,473   14,222
   Less current portion...................................     --   3,039    4,297
                                                            ------ ------   ------
                                                            $  --  $6,434   $9,925
                                                            ====== ======   ======

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Maturities of notes payable as of June 30, 1998 are as follows:

         1998........................................... $ 2,224
         1999...........................................   3,818
         2000...........................................   4,061
         2001...........................................   4,119
                                                         -------
                                                         $14,222
                                                         =======

 Senior Discount Notes

  On March 5, 1998, the Company sold 208,530 Units. Each Unit consists of $1 principal amount at maturity of 13 1/4% Senior Discount Notes and three warrants. The aggregate principal amount of the Notes payable at maturity is $208,530. The sale of the Units resulted in net proceeds to the Company of $120,622. Cash interest does not accrue nor is it payable on the Notes prior to March 1, 2002. Thereafter, cash interest on the Notes will accrue on the Notes at a rate of 13 1/4% per annum (calculated on a semiannual bond equivalent basis) and will be payable semiannually in arrears on March 1 and September 1 of each year, commencing September 1, 2002.

  In connection with the 13 1/4% Senior Discount Notes, the Company issued 625,590 warrants to purchase a total of 1,257,436 shares of common stock. Each warrant entitles the holder to purchase 2.01 shares of common stock at an exercise price of $.01 per share. The warrants were deemed to have a value of $10,047, which will be amortized as interest expense over the life of the Notes. The fair value of the warrants was computed at the date of issuance using the Black-Scholes pricing model with the following assumptions: (i) price of common stock of $8.00; (ii) exercise price of warrant of $.01; (iii) dividend yield of 0.0%; (iv) volatility of common stock of 0.45; (v) expected life of warrant of 8 years; and (vi) risk-free interest rate of 6.5%. The unamortized value of the warrants has been reflected in the financial statements as a reduction of the Notes.

 Line of Credit Agreement

  In September 1997, the Company entered into a three year $25,000 line of credit agreement with a bank. The line of credit is guaranteed by WorldCom and the Company must obtain WorldCom's consent prior to each borrowing under the line. At December 31, 1997, the amount outstanding on the line of credit was $18,800. The line of credit has both Eurodollar and Floating Rate advances. The Eurodollar and Floating Rate accrue interest at 55 basis points above LIBOR (6.27% at December 31, 1997) and prime (8.50% at December 31, 1997), respectively. Interest on the LIBOR borrowings is payable upon maturity and the prime borrowings is payable quarterly. The aggregate principal amount outstanding under the Revolving Credit Facility as of June 30, 1998 was $0.

  In connection with WorldCom's guarantee of the line of credit agreement, the Company issued Class A warrants to purchase 8,396,170 common shares and Class B Warrants to purchase 14,204,835 common shares at an initial exercise price of $3.90 per share. The Class A warrants are immediately exercisable and expire on December 31, 2000. The Class A warrants were deemed to have a value of $4,766 which will be amortized as interest expense over the life of the agreement. Amortization of the warrants for the year ended December 31, 1997 was $397. The unamortized value of the warrants has been reflected in the financial statements as a reduction of the outstanding amount owed under the line of credit. The Class B warrants are exercisable based on a calculation that factors the outstanding balance and repayments made on the line of credit during the final twelve months of the agreement. The Class B warrants expire on December 31, 2000. It is Management's intention to fully repay the credit facility before the final twelve months of the agreement with funds received in a proposed Rule 144A private placement by the end of the first quarter 1998. The Class B warrants were deemed to have no value based on Management's intentions and the unpredictability of the factors used to calculate the number of warrants exercisable.

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


4. BRIDGE FINANCING

  On December 29, 1995, the Company entered into a bridge financing agreement (Bridge Loan) which provides funding up to $1,600. The Bridge Loan accrued interest at 10% per annum and was payable on the earlier of December 31, 1996 or the date of closing of a qualifying preferred stock financing. In connection with the financing, the Company granted warrants to purchase 1,600,000 shares of common stock at $1.00 per share.

The warrants were deemed to have a value of $109 which was recorded as interest expense over the life of the Bridge Loan. Additionally, the Company granted the placement agent warrants to purchase 160,000 shares of Common Stock at $1.00 per share exercisable over five years.

  On March 19, 1996, the Company issued a total of $1,000 of subordinated notes. The subordinated notes accrued interest at 10% per annum and were payable on the earlier of December 31, 1996 or the date of closing of a qualifying financing transaction. In connection with the issuance of the notes, the Company granted warrants to purchase 1,000,000 shares of common stock at $1.50 per share. The warrants were deemed to have a value of $57 which was recorded as interest expense over the life of the subordinated notes. Additionally, the Company granted the placement agent warrants to purchase 100,000 shares of common stock at $1.50 per share.

  On June 24, 1996, the Company issued $3,000 of subordinated notes. The subordinated notes accrued interest at 10% per annum and were payable on the earlier of December 31, 1996 or the date of closing of a qualifying financing transaction. In connection with the subordinated notes, the Company sold for a price of $.01 each Common Stock warrants to purchase 3,000,000 shares of common stock at $1.50 per share. The warrants to purchase 3,000,000 shares of common stock were deemed to have a value of $120 which was recorded as interest expense over the life of the subordinated notes. Additionally, the Company granted the placement agent warrants to purchase 300,000 shares of common stock at $1.50 per share.

  On June 30, 1997, the Company entered into a promissory note agreement with WorldCom which provided funding up to $10,000. The Company was advanced $10,000 on the promissory note. The promissory note accrued interest at 12% per annum and was paid in full as of December 31, 1997.

  The valuation of the Common Stock in each transaction was negotiated between the parties at arm's-length.

5. SUBORDINATED NOTES PAYABLE

  In March through May of 1995, the Company issued a total of $250 of convertible subordinated notes which are due December 31, 1999. Interest on the notes accrues at an annual rate of 8%, payable semi-annually. The Company may redeem the notes at any time commencing January 1, 1997, upon notice to the holders at 110% of the face amount of the notes plus interest. The holder has the right to convert the unpaid principal amount of the notes into shares of common stock at a conversion price of $.38 per share.

  On May 24, 1995, $100 of the notes were converted into 263,160 shares of common stock at the conversion price of $.38 per share. On July 3, 1996, $25 of the notes were converted into 65,790 shares of common stock at the conversion price of $.38 per share. On December 31, 1997, $25 of the notes were converted into 65,790 shares of common stock at the conversion price of $.38 per share.

  In September 1996, the Company issued to WorldCom a $5,000 convertible subordinated note which is due September 30, 1999. Interest on the note accrues at an annual rate of 10%, payable semi-annually, commencing with the first payment on March 30, 1997. The Company may redeem the note at any time commencing

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

January 1, 1998, upon notice to the holder's at the outstanding principal amount of the note plus interest. The holder has the right to convert the principal amount of the note into shares of common stock at a conversion price of $1.00 per share.

  In November 1996, the Company entered into a Redeemable Preferred Stock, Subordinated Note and Common Stock Warrant Purchase Agreement ("Investment Agreement") with WorldCom. Pursuant to the agreement, the Company sold 100,000 shares of Class A Preferred Shares, $10.00 par value. The preferred shares are required to be redeemed on December 31, 1999 at a price of $10.00 per share plus an amount equal to all accumulated and unpaid dividends. Dividends are payable at the rate of 7% ($.175 per quarter per share) and shall start to cumulate on January 1, 1997, whether or not earned. Cumulated dividends on the preferred stock were $70 at December 31, 1997. The Class A Preferred Shares also carry voting rights equal to Common Shares and possess special voting rights that entitle the holder to elect a majority of the Directors.

  Under the Subordinated Note Agreement, the Company has available an aggregate amount of $28,500. The Company has the option to issue additional notes not more frequently than once each quarter, commencing with the calendar quarter ending March 31, 1997. The note accrues interest at 7% per annum, is payable semi-annually and is due December 31, 2003. During 1997, $1,363 of accrued interest was converted into additional subordinated notes. The amount outstanding on the subordinated note agreement was $19,000 and $20,363 at December 31, 1996 and December 31, 1997, respectively.

  In connection with the Investment Agreement, the Company sold for a price of $0.01 each, Common Stock Warrants entitling WorldCom to purchase 20,787,500 shares of common stock at an initial exercise price of $.96 per share. The warrants are immediately exercisable and expire on December 31, 2000. The warrants were deemed to have a value of $4,906 which will be amortized as interest expense over the life of the warrant agreement. The fair value of the warrants was computed using the Black-Scholes pricing model with the following assumptions: (i) price of common stock of $4.81; (ii) exercise price of warrant of $1.10 to $1.23; (iii) dividend yield of 0.0%; (iv) volatility of common stock of 0.55; (v) expected life of warrant of 2 to 4 years; and (vi) risk-free interest rate of 5.95% to 6.20%.Amortization of the warrants for the year ended December 31, 1997 was $1,227. The unamortized value of the warrants has been reflected as a reduction of the subordinated note. The initial exercise price of $.96 per share increased to $.98 per share on March 31, 1997, and shall thereafter increase by an amount of $.016 per share on the last day of each calendar quarter during the term of the warrant, commencing with the calendar quarter ending June 30, 1997. The exercise price was $1.03 per share on December 31, 1997.

  The carrying amounts of the Company's debt instruments in the balance sheets at December 31, 1996 and 1997 and June 30, 1998 approximate fair value.

  The valuation of the Common Stock in each transaction was negotiated between the parties at arm's-length.

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


6. COMMITMENTS AND CONTINGENCIES

  The Company enters into various term contracts with suppliers of telecommunications services for the purpose of receiving discounts off the standard service offerings. Some of these contracts will result in termination liabilities if the contract is terminated prior to the expiration date of the contract. The termination liabilities are generally based upon the minimum monthly dollar amount committed to the vendor multiplied by a termination liability percentage, multiplied by the number of months remaining in the contract. Total data communications expense under telecommunication contracts was $46, $816 and $7,364 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's data communications expense under telecommunication contracts with WorldCom was $0, $2 and $1,375 for the years ended December 31, 1995, 1996 and 1997, respectively. Guaranteed monthly usage levels of data communications with certain of the Company's telecommunication vendors and WorldCom at December 31, 1997 aggregate to the following annual amounts:

                                               GUARANTEED USAGE GUARANTEED USAGE
                                                (ALL VENDORS)      (WORLDCOM)
                                               ---------------- ----------------
      1998....................................     $ 4,255           $3,080
      1999....................................       3,741            3,000
      2000....................................       2,204            1,750
      2001....................................         194              --
      2002....................................         138              --
                                                   -------           ------
                                                   $10,532           $7,831
                                                   =======           ======

  The termination contingency of data communications with certain of the Company's telecommunication vendors and WorldCom at December 31, 1997 aggregate to the following annual amounts:

                                                         TERMINATION
                                                         CONTINGENCY TERMINATION
                                                             (ALL    CONTINGENCY
                                                           VENDORS)   (WORLDCOM)
                                                         ----------- -----------
      1997..............................................   $4,645      $2,916
      1998..............................................    1,783         929
      1999..............................................      682         350
      2000..............................................       54         --
      2001..............................................       65         --
                                                           ------      ------
                                                           $7,229      $4,195
                                                           ======      ======

  The Company also has operating leases for its office space. Operating expenses including maintenance, utilities, real estate taxes and insurance are paid by the Company. Total rent expense under operating leases was $47, $208 and $592 for the years ended December 31, 1995, 1996 and 1997, respectively. Future minimum lease obligations in excess of one year as of December 31, 1997 are as follows:

      1998............................................................... $  798
      1999...............................................................    743
      2000...............................................................    529
      2001...............................................................    461
      2002...............................................................    461
      Thereafter.........................................................  1,345
                                                                          ------
                                                                          $4,337
                                                                          ======

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                  30 , 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  During 1996, the Company entered into a sale-leaseback agreement for equipment. The total lease obligation is $239 which is to be paid over a thirty month period. In connection with this lease financing, the leasing company was granted warrants to purchase 45,000 shares of common stock at $1.50 per share. The warrants were deemed to have a value of $14 which will be recorded as interest expense over the life of the agreement. The Company determined the fair value of the warrants by considering the difference in interest charged on the lease with and without the warrants in place. The minimum future obligation on the capital lease is $90. The entire balance is classified as current.

7. INCOME TAXES

  At December 31, 1997, the Company had net operating loss carryforwards of approximately $41,292. These carryforwards are available to offset future taxable income through 2012 and are subject to the limitations of Internal Revenue Code Section 382 resulting from changes in ownership.

INCOME TAXES (CONTINUED)

  Components of deferred tax assets are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
Deferred assets:
 Net operating loss.......................................... $ 3,525  $ 15,691
 Warrant amortization........................................     --        619
 Other.......................................................     --        238
                                                              -------  --------
Subtotal.....................................................   3,525    16,548
Deferred liability:
 Depreciation and amortization...............................     (39)     (562)
                                                              -------  --------
 Net deferred income tax assets..............................   3,486    15,986
 Valuation allowance.........................................  (3,486)  (15,986)
                                                              -------  --------
Net deferred income taxes.................................... $   --   $    --
                                                              =======  ========

8. CAPITAL STOCK

  In February 1998, the Company amended the Articles of Incorporation to increase its authorized capital from 20,000,000 shares to 100,000,000 shares, 90,000,000 of which shall be classified as common shares, 100,000 of which shall be Class A preferred shares and 9,900,000 of which shall be undesignated shares.

  In May 1998, the Company amended the Articles of Incorporation to increase its authorized capital from 100,000,000 shares to 500,000,000 shares, 450,000,000 of which shall be classified as common shares, 500,000 of which will be Class A preferred shares and 49,500,000 of which shall be undesignated shares.

9. STOCK OPTIONS AND WARRANTS

  In September 1994, the Company adopted an Incentive Stock Option Plan that includes incentive stock options to be granted to certain eligible employees and non-employee directors of the Company. The Company has authorized the grant of options to management personnel for up to 22,071,400 shares and up to 4,725,000 of the Company's common stock under the plan and outside the plan, respectively. A majority of the options granted have 10 year terms and vest and become fully exercisable at the end of 3 years of continued employment.

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  In November 1996, the Chief Executive Officer and Chief Technology Officer were each granted options to purchase 2,000,000 shares of common stock at an exercise price of $.96. These options vest in incremental amounts based on the number of installed customer sites and remain exercisable until December 31, 2007. In 1997, the Company recorded $297 in compensation relating to these option grants. Subsequent to year end, the Board of Directors agreed to amend the stock option agreements whereas the shares are fully vested effective January 3, 1998. The amendment constitutes a repricing and accordingly the Company recorded $11,405 as compensation expense in January 1998.

  During 1997, the Company granted non-plan options to various consultants to purchase 347,500 shares of the Company's common stock at an exercise price of $.96 per share. The options were deemed to have a value of $92 and was recognized as compensation expense.

  Subsequent to December 31, 1997, the Company granted to employees options to purchase a total of 656,250 shares of common stock at an exercise price of $3.90 per share. Additionally, the Company granted options to purchase a total of 400,000 shares at an exercise price of $3.90 per share to two consultants.

  Option activity is summarized as follows:

                                                                      WEIGHTED
                                      SHARES                           AVERAGE
                                    AVAILABLE   OPTIONS OUTSTANDING   EXERCISE
                                    FOR GRANT   ---------------------   PRICE
                                    UNDER PLAN     PLAN     NON-PLAN  PER SHARE
                                    ----------  ----------  --------- ---------
Establishment of 1994 Stock Option
 Plan.............................     500,000         --         --    $ --
Additional shares reserved for is-
 suance...........................   2,500,000         --         --      --
Granted...........................    (532,500)     32,500    377,500     .45
                                    ----------  ----------  ---------
Balance at December 31, 1995......   2,467,500     532,500    377,500     .45
Additional shares reserved for
 issuance.........................   4,071,400         --         --
Granted...........................  (2,992,800)  2,992,800  4,000,000    1.09
Canceled..........................   1,646,400  (1,646,400)       --     1.48
                                    ----------  ----------  ---------
Balance at December 31, 1996......   5,192,500   1,878,900  4,377,500     .90
Additional shares reserved for
 issuance.........................  15,000,000         --         --
Granted...........................  (3,131,250)  3,131,250    347,500    1.38
Canceled..........................     257,750    (257,750)       --      .86
Exercised.........................         --      (30,000)       --      .45
                                    ----------  ----------  ---------
Balance at December 31, 1997......  17,319,000   4,722,400  4,725,000    1.09
                                    ==========  ==========  =========

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                   30, 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following table summarizes information about the stock options outstanding at December 31, 1997:

                            OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                ------------------------------------------- --------------------------
                                WEIGHTED
                                AVERAGE         WEIGHTED                   WEIGHTED
                  NUMBER       REMAINING        AVERAGE       NUMBER       AVERAGE
EXERCISE PRICE  OUTSTANDING CONTRACTUAL LIFE EXERCISE PRICE EXERCISABLE EXERCISE PRICE
--------------  ----------- ---------------- -------------- ----------- --------------
     $.45          730,000     7.2 years         $ .45         715,000       $.45
     .96         8,454,900     9.1 years           .96       1,366,795        .96
     3.90          262,500     9.8 years          3.90               0        --
                 ---------                                   ---------
     .45-
     3.90        9,447,400     9.0 years          1.11       2,081,795        .79

  The Company has shares exercisable within the plan of 440,000 and 1,167,795 at December 31, 1996 and 1997, respectively, at a weighted average exercise price of $.53 and $.81 per share, respectively. The Company also has shares exercisable outside the plan of 576,500 and 914,000 at December 31, 1996 and 1997, respectively, at a weighted average exercise price of $.64 and $.76 per share, respectively. The fair value of options granted within the plan in 1995, 1996 and 1997 was $.12, $.27 and $.34 per share, respectively. The fair value of options granted outside the plan in 1995, 1996 and 1997 was $.12, $.27 and $.27 per share.

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (Statement 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net loss and loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997: risk-free interest rate of 6.5%; dividend yield of 0% and a weighed-average expected life of the option of 5 years.

  The minimum value option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                     1995     1996      1997
                                                    -------  -------  --------
   Net loss as reported............................ $(1,277) $(7,596) $(33,636)
   Pro forma net loss..............................  (1,408)  (7,763)  (34,168)
   Net loss per common share as reported...........    (.24)   (1.18)    (5.18)
   Pro forma net loss per common share.............    (.27)   (1.20)    (5.26)

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                  30 , 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  During the initial phase-in period, the effects of applying statement 123 for recognizing compensation cost may not be representative of the effects on reported net loss or income for future years because the options in the Incentive Stock Option Plans vest over several years and additional awards will be made in the future.

  During 1995, the Company granted a consultant warrants to purchase 150,000 shares of common stock at an exercise price of $.60 per share for services provided. The warrants are immediately exercisable and expire November 17, 2002. The warrants were valued at $15 and were charged to expense. The Company determined the fair value of the warrants by considering the difference in fees charged by the consultant with and without the warrants in place.

  The following is a table of the warrants to purchase shares of the Company's Common Stock:

                               WARRANTS               EXERCISE PRICE EXPIRATION
                              OUTSTANDING EXERCISABLE   PER SHARE       DATE
                              ----------- ----------- -------------- ----------
Balance at December 31, 1994
  Granted:
    Note payable.............    416,665     416,665    $   .60         2000
    Consulting Service.......    150,000     150,000        .60         2002
    Bridge Loan #1...........  1,760,000   1,760,000       1.00         2000
                              ----------  ----------    ----------
Balance at December 31,
 1995........................  2,326,665   2,326,665     .60-1.00
  Granted:
    Bridge Loan #2...........  1,100,000   1,100,000       1.50         2003
    Bridge Loan #3...........  3,300,000   3,300,000       1.50         2003
    Lease Financing..........     45,000      45,000       1.50         2003
    7% Subordinated Notes.... 20,787,500  20,787,500       1.03         2000
                              ----------  ----------    ----------
Balance at December 31,
 1996........................ 27,559,165  27,559,165     .60-1.50
  Granted:
    Line of Credit........... 22,601,005   8,396,170       3.90         2000
                              ----------  ----------    ----------
Balance at December 31,
 1997........................ 50,160,170  35,955,335    $.60-$3.90
                              ----------  ----------    ----------
  Granted:
    13 1/4% Senior Discount
     Note....................  1,257,436   1,257,436       .01          2005
Balance at June 30, 1998..... 51,417,606  37,212,771    $.01-$3.90
                              ==========  ==========    ==========

10. EMPLOYMENT AGREEMENTS

  In November 1996, the Company entered into Employment Agreements with its President and Chief Executive Officer and its Chief Technology Officer. The agreements provide for an annual base salary and a bonus and other compensation as may be established from time to time by the Board of Directors. As part of the agreements, the employees were each granted options to purchase 2,000,000 shares of common stock at an exercise price of $.96. The agreements contain provisions providing for the maintenance of confidentiality of proprietary information of the Company and a two-year non-competition clause in the event of termination of employment. The agreements may be terminated by either parties for any reason at any time. If, however, the employees are terminated by the Company without cause, the Company must pay salary to the employees equal to the employees' then base salary for two years.

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                  30 , 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. SAVINGS AND RETIREMENT PLAN

  The Company has a savings and retirement plan covering all eligible employees. The plan was adopted pursuant to 401(k) of the Internal Revenue Code. Contributions to the plan are discretionary for the employees. The Company does not make contributions to the plan.

12. ACQUISITION

  In December 1997, the Company acquired the outstanding common stock of FreeMail, Inc. (FreeMail). The results of operations of the acquired business are included in the accompanying financial statements since the date of acquisition.

  The Company issued 125,000 shares of common stock, with a fair value of $488, as consideration in connection with the acquisition. The Company will pay a quarterly payment to the former shareholders of FreeMail as additional contingent consideration equal to five percent of the gross collected revenue derived by the Company from certain identified FreeMail products. The total amounts of the quarterly payments shall not exceed $3,013. As of December 31, 1997, the Company did not record a liability relating to the FreeMail revenue since no revenue was collected. The acquisition was accounted for as a purchase. The inclusion of the FreeMail operating results for periods prior to the date of acquisition would not have materially affected results of operations.

13. RELATED PARTY TRANSACTIONS

  The Company's corporate in-house counsel owns 250,000 shares, and has been granted warrants and options to purchase 450,000 shares of Company common stock. During the years ended December 31, 1995, 1996 and 1997, the Company incurred legal fees and expenses of approximately $0, $102 and $128, respectively, to such counsel for services rendered in connection with litigation and for general legal services.

  The Company's corporate counsel is Larkin, Hoffman, Daly & Lindgren, Ltd. One of the partners of this firm is the father of the Company's President and Chief Executive Officer and owns 250,000 shares of common stock of the Company and has been granted an option to purchase 200,000 shares of the Company's common stock. Additionally, Mr. Hoffman, a partner of this firm, is a director of the Company and has been granted an option to purchase 75,000 shares of the Company's common stock. During the years ended December 31, 1995, 1996 and 1997, the Company incurred legal fees and expenses of approximately $0, $75 and $157, respectively, to such counsel for services rendered in connection with litigation and for general legal services.

  The Company's marketing services were performed by Kauffman Marketing Group, Inc. from November 1995 to December 1997. The former President of Kauffman Marketing Group, Inc. joined the Company as the Vice President of Strategic Marketing & Communications in December 1997. During the years ended
December 31, 1995, 1996 and 1997, the Company incurred marketing expenses of approximately $0, $318 and $1,634, respectively, to such firm for strategic positioning and outside marketing services.

  Management believes the fees paid for all the above services rendered to the Company were on terms at least as favorable to the Company as could have been obtained from an unrelated party.

14. MAJOR CUSTOMERS

  In 1996 two customers accounted for 80%, in aggregate, of net sales. In 1997 three customers accounted for 24%, in aggregate, of net sales.

                                 WAM!NET INC.

 (UNAUDITED WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTH PERIOD ENDED JUNE
                                  30 , 1998)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
15. CONTINGENCY

  The Company is engaged in certain legal proceedings and claims arising in the ordinary course of its business. The ultimate liabilities, if any, which may result from these or other pending or threatened legal actions against the Company cannot be determined at this time. However, it is the opinion of management that facts known at the present time do not indicate that there is a probability that such litigation with have a material effect on the financial position, results of operations or liquidity of the Company.

16. SUBSEQUENT EVENT (UNAUDITED)

  On March 13, 1998, the Company purchased all of the outstanding capital stock of 4-Sight Limited, a private limited company organized under the laws of the United Kingdom ("4-Sight"), for $20 million in cash plus related acquisition expenses of $500 and 2,500,000 shares of the Company's common stock valued at $20,000. In addition, the former shareholders of 4-Sight will be entitled to receive up to an additional 750,000 shares of the Company's common stock in the event certain sales objectives are met over the next three years. Specifically, 4-Sight's former shareholders shall be entitled to receive an additional 625,000 shares of Common Stock if the cumulative Non-US/Canada Revenues (defined below) for the period from March 13, 1998 to March 13, 2001 equal or exceed $50,000,000; and they shall be entitled to receive a further 125,000 shares of Common Stock if the cumulative Non-US/Canada Revenues during the same three year period equal or exceed $70,000,000. For the purpose of the foregoing, "Non-US/Canada Revenues" shall mean the revenues attributable to customer sites located outside the United States and Canada and receivable by the Company or any of its subsidiaries. The shares to be issued as contingent consideration will result in the Company recording additional goodwill, which will be amortized over its estimated useful life.

  The acquisition was accounted for under the purchase method of accounting and, accordingly, the operating results of 4-Sight have been included in the consolidated operating results since the date of acquisition.

  On acquisition, approximately $31,928 of goodwill was recorded, which is being amortized on a straight-line basis over 5 years. The following table shows the pro forma consolidated results of operations as if 4-Sight had been acquired as of the beginning of the periods presented:

                                                          YEAR ENDED  SIX MONTHS
                                                         DECEMBER 31, ENDED JUNE
                                                             1997      30, 1998
                                                         ------------ ----------
                                                               (UNAUDITED)
Revenues................................................   $ 20,833    $ 10,715
Net loss................................................   $(37,942)   $(50,979)
Net loss per share......................................   $  (4.22)   $  (6.15)

  The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
4-Sight Limited

  We have audited the accompanying consolidated balance sheets of 4-Sight Limited as at August 31, 1996, September 30, 1996 and September 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended August 31, 1996, the month ended September 30, 1996 and the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from those generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of 4-Sight Limited at August 31, 1996, September 30, 1996 and September 30, 1997, and the consolidated results of its operations and its cash flows for the year ended August 31, 1996, the month ended September 30, 1996 and the year ended September 30, 1997 in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young
                                          Chartered Accountants

Southampton, England
May 28, 1998

                                4-SIGHT LIMITED

                          CONSOLIDATED BALANCE SHEETS

                  (US DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                             AUGUST 31, SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31,
                                1996        1996          1997          1997
                             ---------- ------------- ------------- ------------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash
   equivalents.............    $1,290      $   439       $ 3,986      $ 4,253
  Accounts receivable, less
   allowance of $100 as of
   August 31, 1996; $116 as
   of September 30, 1996;
   $101 as of September 30,
   1997; $118 as of
   December 31, 1997 for
   doubtful accounts.......     2,237        2,133         2,717        3,179
  Recoverable taxes........        48           98           --           --
  Other current assets.....       226          219           100          327
  Inventories--finished
   goods...................       935          983         1,152        1,313
  Prepaid expenses.........       247          175           377           87
                               ------      -------       -------      -------
    Total current assets...     4,983        4,047         8,332        9,159
                               ------      -------       -------      -------
Property and equipment:
  Land and buildings.......       585          587           604          616
  Fixtures and equipment...     1,341        1,433         1,990        2,269
  Motor vehicles...........        19           19            63           64
                               ------      -------       -------      -------
                                1,945        2,039         2,657        2,949
  Accumulated
   depreciation............       584          614         1,073        1,265
                               ------      -------       -------      -------
                                1,361        1,425         1,584        1,684
                               ------      -------       -------      -------
Goodwill, net of
 accumulated amortization--
 August 31, 1996--$19;
 September 30 1996--$28;
 September 30, 1997--$167;
 December 31, 1997--$198 ..       552          545           503          485
                               ------      -------       -------      -------
Other assets:
  Deferred tax.............        31           32            54           54
                               ------      -------       -------      -------
    Total assets...........    $6,927      $ 6,049       $10,473      $11,382
                               ======      =======       =======      =======
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........    $1,119      $   848       $   859      $   800
  Other taxes and social
   security costs..........       244          109           582          202
  Other accounts payable...     2,079        1,655           609          728
  Income taxes payable.....       695          686           506          899
  Current portion of long-
   term debt and capital
   lease obligations.......        55           54            71          238
                               ------      -------       -------      -------
    Total current
     liabilities...........     4,192        3,352         2,627        2,867
Long-term, debt less
 current portion...........       170          166           108           70
  Capital lease obligations
   less current portion....       --           --             27           24
Redeemable preferred
 ordinary shares of 1p
 each......................       --           --          5,157        5,256
                               ------      -------       -------      -------
    Total liabilities......     4,362        3,518         7,919        8,217
                               ------      -------       -------      -------
Shareholders' equity:
  Ordinary shares of 1p
   each
    Authorized shares--
     1,000,000,000 as of
     August 31, 1996 and
     September 30, 1996;
     985,374,550 as of
     September 30, 1997 and
     December 31, 1997.....
    Issued and outstanding
     shares--50,000,000 as
     of August 31, 1996 and
     September 30, 1996;
     55,000,000 as of
     September 30, 1997 and
     December 31, 1997.....       781          783           886          903
  Retained earnings........     1,769        1,713         1,589        2,276
  Translation adjustment...        15           35            79          (14)
                               ------      -------       -------      -------
    Total shareholders'
     equity................     2,565        2,531         2,554        3,165
                               ------      -------       -------      -------
    Total liabilities and
     shareholder's equity..    $6,927      $ 6,049       $10,473      $11,382
                               ======      =======       =======      =======

                            See accompanying notes.

                                4-SIGHT LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  (US DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                 THREE MONTHS ENDED
                                                                                    DECEMBER 31,
                            YEAR ENDED       MONTH ENDED         YEAR ENDED     ----------------------
                          AUGUST 31, 1996 SEPTEMBER 30, 1996 SEPTEMBER 30, 1997    1996        1997
                          --------------- ------------------ ------------------ ----------  ----------
                                                                                     (UNAUDITED)
Net revenues............    $   11,446        $    1,065         $   18,264     $    3,860  $    4,769
Cost of revenues........         3,466               324              5,010          1,390       1,367
                            ----------        ----------         ----------     ----------  ----------
Gross profit............         7,980               741             13,254          2,470       3,402
                            ----------        ----------         ----------     ----------  ----------
Operating expenses:.....
  Sales and distribu-
   tion.................         2,173               381              5,750          1,150       1,357
  General and
   administrative.......         3,741               419              5,057          1,202       1,160
                            ----------        ----------         ----------     ----------  ----------
    Total operating
     expenses...........         5,914               800             10,807          2,352       2,517
                            ----------        ----------         ----------     ----------  ----------
Operating income
 (loss).................         2,066               (59)             2,447            118         884
Other income (expense):
  Interest income.......            66                 0                112              8          63
  Interest (expense)....           (48)               (9)               (55)           (33)         (5)
                            ----------        ----------         ----------     ----------  ----------
Profit (loss) before
 income taxes...........         2,084               (68)             2,504             93         942
Income tax charge.......          (606)                7               (916)           (22)       (374)
                            ----------        ----------         ----------     ----------  ----------
Net income (loss).......    $    1,478        $      (61)        $    1,588     $       71  $      568
                            ==========        ==========         ==========     ==========  ==========
Net income per ordinary
 share Basic and diluted
 .......................    $   0.0296        $  (0.0012)        $   0.0301     $   0.0014  $   0.0103
                            ==========        ==========         ==========     ==========  ==========
Weighted average number
 of ordinary shares
 outstanding Basic and
 diluted ...............    50,000,000        50,000,000         52,767,123     50,000,000  55,000,000
                            ==========        ==========         ==========     ==========  ==========


                            See accompanying notes.

                                4-SIGHT LIMITED

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                  (US DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

SHARE CAPITAL

                                                                       ORDINARY
                                                          ORDINARY      SHARES
                                                          SHARES OF     OF 1P
                                                           1P EACH       EACH
                                                        -------------  --------
                                                           NUMBER       AMOUNT
   AUTHORIZED
   At September 1, 1995................................ 1,000,000,000  $15,515
   Translation adjustment..............................           --        97
                                                        -------------  -------
   At August 31, 1996.................................. 1,000,000,000   15,612
   Translation adjustment..............................           --        41
                                                        -------------  -------
   At September 30, 1996............................... 1,000,000,000   15,653
   Division of share capital...........................   (14,625,450)    (236)
   Translation adjustment..............................           --       464
                                                        -------------  -------
   At September 30, 1997...............................   985,374,550  $15,881
                                                        =============  =======
   ISSUED
   At September 1, 1995................................       124,990  $     2
   Bonus issue of shares...............................    49,875,010      779
                                                        -------------  -------
   At August 31, 1996..................................    50,000,000      781
   Translation adjustment..............................           --         2
                                                        -------------  -------
   At September 30, 1996...............................    50,000,000      783
   Issued during the period............................     5,000,000       80
   Translation adjustment..............................           --        23
                                                        -------------  -------
   At September 30, 1997...............................    55,000,000  $   886
                                                        =============  =======

  On March 12, 1997 the share capital of the Company was divided into ordinary shares and preferred ordinary shares.

SHAREHOLDERS' EQUITY

                                          SHARE  RETAINED  TRANSLATION
                                         CAPITAL EARNINGS  ADJUSTMENT   TOTAL
                                         ------- --------  ----------- -------
   At September 1, 1995.................  $  2   $ 1,289      $--      $ 1,291
   Bonus issue of shares................   779      (779)      --          --
   Net income...........................   --      1,478       --        1,478
   Dividend.............................   --       (193)      --         (193)
   Translation adjustment...............   --        (26)       15         (11)
                                          ----   -------      ----     -------
   At August 31, 1996...................   781     1,769        15       2,565
   Net income (loss)....................   --        (61)      --          (61)
   Translation adjustment...............     2         5        20          27
                                          ----   -------      ----     -------
   At September 30, 1996................   783     1,713        35       2,531
   Issue of shares......................    80       --        --           80
   Cost of share issue..................   --        (89)      --          (89)
   Net income...........................   --      1,588       --        1,588
   Dividend.............................   --     (1,630)      --       (1,630)
   Translation adjustment...............    23         7        44          74
                                          ----   -------      ----     -------
   At September 30, 1997................  $886   $ 1,589      $ 79     $ 2,554
                                          ====   =======      ====     =======

                            See accompanying notes.

                                4-SIGHT LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (US DOLLARS IN THOUSANDS)

                                                                                THREE MONTHS
                                                                                   ENDED
                                                                                DECEMBER 31,
                            YEAR ENDED       MONTH ENDED         YEAR ENDED     -------------
                          AUGUST 31, 1996 SEPTEMBER 30, 1996 SEPTEMBER 30, 1997 1996    1997
                          --------------- ------------------ ------------------ -----  ------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......      $1,478            $ (61)             $1,588       $  71  $  568
Adjustments to reconcile
 net income (loss) to
 net cash used in
 operating activities:
  Depreciation..........         287               30                 467         129     141
  Profit on disposal of
   fixed assets.........         --               --                   (3)        --      --
  Amortization of
   goodwill.............          19                9                 136          32      31
  Profit from interest
   in associated
   undertaking..........        (100)             --                  --          --      --
Changes in operating
 assets and liabilities:
  Accounts receivable...        (720)             111                (519)       (990)   (373)
  Other current assets..        (232)             (45)                207         (22)   (222)
  Inventories...........        (195)             (45)               (142)       (360)   (123)
  Prepaid expenses......        (159)              73                (195)         (9)    302
  Accounts payable......         584             (274)                (23)        253     (87)
  Other taxes and social
   security costs.......        (126)            (135)                465         100    (399)
  Other accounts
   payable..............        (476)            (431)             (1,108)        220      99
  Income taxes payable..          30              (11)               (200)         42     376
  Effects of exchange
   rate changes.........         (10)              20                  34          42      39
                              ------            -----              ------       -----  ------
Net cash provided by
 (used in) operating
 activities.............         380             (759)                707        (492)    382
                              ------            -----              ------       -----  ------
INVESTING ACTIVITIES
Capital expenditures....        (465)             (87)               (545)       (165)   (240)
Investment in
 subsidiary.............         138              --                  --          --      --
Receipts from sales of
 tangible fixed assets..         --               --                    3         --      --
                              ------            -----              ------       -----  ------
Net cash used in
 investing activities...        (327)             (87)               (540)       (165)   (240)
                              ------            -----              ------       -----  ------
FINANCING ACTIVITIES
Proceeds from sale of
 preferred stock........         --               --                5,157         --      --
Share issue costs.......         --               --                  (89)        --      --
Long-term debt
 (including current
 portion)...............         (54)              (5)                (55)        665     168
Payment of capital
 leases.................         --               --                   (3)        --      (43)
Equity dividend paid....        (195)             --               (1,630)        --      --
                              ------            -----              ------       -----  ------
Net cash provided by
 (used in) financing
 activities.............        (249)              (5)              3,380         665     125
                              ------            -----              ------       -----  ------
Net increase in cash and
 cash equivalents.......        (196)            (851)              3,547           8     267
Cash and cash
 equivalents at
 beginning of period....       1,486            1,290                 439         439   3,986
                              ------            -----              ------       -----  ------
Cash and cash
 equivalents at end of
 period.................      $1,290            $ 439              $3,986       $ 447  $4,253
                              ======            =====              ======       =====  ======
Interest paid during the
 period.................      $   48            $   9              $   55       $  33  $    5
                              ======            =====              ======       =====  ======
Tax paid during the
 period.................      $  620            $ --               $1,093       $ --   $  --
                              ======            =====              ======       =====  ======
SIGNIFICANT NON-CASH
 TRANSACTIONS
Acquisition of equipment
 under capital lease....      $  --             $ --               $   45       $ --   $  --
                              ======            =====              ======       =====  ======
Issue of ordinary shares
 to acquire non-voting
 stock in subsidiary
 undertaking............      $  --             $ --               $   80       $ --   $  --
                              ======            =====              ======       =====  ======

                            See accompanying notes.

                                4-SIGHT LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           (US DOLLARS IN THOUSANDS)

1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

  4-Sight Limited ( the "Company") was incorporated in England and Wales in April 1993. The Company's principal activity is the development, marketing and worldwide distribution of computer software applications.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements, which are prepared under United States generally accepted accounting principles, include the financial statements of the Company and all its subsidiaries (together, the "Group"). All inter-company accounts and transactions have been eliminated.

ESTIMATES

  The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

GOODWILL

  Purchased goodwill is capitalized and amortized over its estimated useful life.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents represent cash and short-term deposits with maturities of less than three months at inception.

INVENTORIES

  Inventories are stated at the lower of cost, determined on the basis of the first in, first out method, and market value.

PROPERTY AND EQUIPMENT

  Property and equipment is carried at cost. Depreciation is charged on a straight-line basis over the expected useful lives of the assets. Depreciation is provided at the following annual rates:

        Long leasehold buildings...........................   2%
        Fixtures and equipment.............................  25%
        Motor vehicles.....................................  25%

REVENUE RECOGNITION

  In all instances, the Company recognizes revenues only when collectibility is considered probable. In addition, the Company recognizes revenues from the software sales, hardware sales and services and royalty fees as follows:

 Software sales

  Revenue is recognised upon shipment of goods to the customer and satisfaction of significant related obligations, if any.

                                4-SIGHT LIMITED

                           (US DOLLARS IN THOUSANDS)


 Hardware sales

  Revenue is recognised upon shipment of goods to the customer.

 Services and royalty fees

  Revenue is recognised in the period in which it is earned.

RESEARCH AND DEVELOPMENT

  Expenditure on research and development is written off as incurred.

LEASES

  The cost of assets held under capital leases is capitalised within the appropriate fixed asset category and depreciation is provided in accordance with the accounting policy for the category of asset concerned. The interest cost is charged over the term of the lease and the capital element of future lease payments is shown on the balance sheet in liabilities as capital lease obligations. The cost of operating leases is charged to income as incurred.

FOREIGN CURRENCY TRANSLATION

  The functional currency is UK sterling.

  Transactions in non-functional currencies are recorded at the rates ruling at the date of the transactions. Gains and losses resulting from non-functional currency translations, and the re-measurement of non-functional currency balances are included in the determination of net income in the period in which they occur, in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation".

  The financial statements of overseas subsidiaries are translated at the rate of exchange ruling at the balance sheet date, and the resulting translation adjustment is shown as a separate component of shareholders' equity.

NET INCOME (LOSS) PER ORDINARY SHARE

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share (Statement 128). Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share under the previous rules. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements.

INCOME TAXES

  The Group accounts for income taxes by the liability method. Deferred income taxes are provided for on all temporary differences between financial reporting and tax bases of assets and liabilities.

INTERIM FINANCIAL INFORMATION

  The accompanying consolidated financial statements as of December 31, 1997 and for the three month periods ended December 31, 1996 and 1997 are unaudited. In the opinion of the management of the Company,

                                4-SIGHT LIMITED

                           (US DOLLARS IN THOUSANDS)

these consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the consolidated financial statements. The results of operations for the three month period ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ended September 30, 1998.

2. LONG-TERM DEBT

  The aggregate amount of bank loans (secured) was as follows:

                                          AUGUST 31, SEPTEMBER 30, SEPTEMBER 30,
                                             1996        1996          1997
                                          ---------- ------------- -------------
      Bank loan accounts: Current por-
       tion of long-term loan...........     $ 55        $ 54          $ 56
               Long-term loan...........      170         166           108
                                             ----        ----          ----
                                             $225        $220          $164
                                             ====        ====          ====

  The bank loan is collateralized by a fixed charge over the long leasehold property. The loan is repayable over 5 years from November 21, 1994 by monthly instalments. Interest is charged at 10% per annum.

3. INCOME TAXES

  Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group's deferred tax liabilities and assets are as follows:

                                  AUGUST 31, 1996 SEPT. 30, 1996 SEPT. 30, 1997
                                  --------------- -------------- --------------
     Deferred tax assets:
       Book over tax
        depreciation............        $31            $32            $ 54
       Overseas operating losses
        carried forward.........         23             43              89
                                        ---            ---            ----
                                         54             75             143
     Less: valuation allowance..         23             43              89
                                        ---            ---            ----
     Net deferred tax assets....        $31            $32            $ 54
                                        ===            ===            ====

  There is no time limit for the utilization of the operating losses carried forward totalling $75 as of August 31, 1996, $140 as of September 30, 1996 and $288 as of September 30, 1997 which are specific to certain companies and cannot be relieved against profits in other Group companies.

  For financial reporting purposes, earnings (loss) before income taxes includes the following components:

                                   AUGUST 31, 1996 SEPT. 30, 1996 SEPT. 30, 1997
                                   --------------- -------------- --------------
     United Kingdom...............     $1,945           $ (3)         $2,973
     United States................        139            (65)           (469)
                                       ------           ----          ------
                                       $2,084           $(68)         $2,504
                                       ======           ====          ======

                                4-SIGHT LIMITED

                 (US DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


  Significant components of the provision for income taxes are as follows:

                                 AUGUST 31, 1996 SEPT. 30, 1996 SEPT. 30, 1997
                                 --------------- -------------- --------------
     Current: United Kingdom....      $637            $(7)           $910
            Overseas............         6            --               15
     Adjustment in respect of
      prior years...............        (6)           --               13
     Increase in net deferred
      tax assets................       (31)           --              (22)
                                      ----            ---            ----
                                      $606            $(7)           $916
                                      ====            ===            ====

  The reconciliation of income tax computed at the UK statutory tax rate to the effective rate is:

                              AUGUST 31, 1996    SEPT. 30, 1996     SEPT. 30, 1997
                              -----------------  -----------------  ----------------
                               AMOUNT     %      AMOUNT      %       AMOUNT    %
                              -----------------  --------- -------  ----------------
     Statutory rate..........  $   688     33.0  $   (22)     33.0   $   801    32.0
     Unrelieveable overseas
      tax losses.............      --       --         9     (13.7)       89     3.6
     Adjustment to previous
      year...................       (6)    (0.3)     --        --         13     0.5
     Utilization of overseas
      tax losses.............      (46)    (2.2)     --        --        --      --
     Other sundry items......      (30)    (1.4)       6      (9.0)       13     0.5
                               -------  -------  -------   -------   ------- -------
                               $   606     29.1  $    (7)     10.3   $   916    36.6
                               =======  =======  =======   =======   ======= =======

4. LEASE COMMITMENTS

OPERATING AND CAPITAL AGREEMENTS

  The future minimum rental payments under capital leases and non-cancellable operating leases at August 31, 1996, September 30, 1996 and September 30, 1997 are:

                           AUGUST 31, 1996  SEPTEMBER 30, 1996     SEPTEMBER 30, 1997
                          ----------------- ---------------------  ----------------------
                          OPERATING CAPITAL OPERATING   CAPITAL    OPERATING    CAPITAL
                           LEASES   LEASES    LEASES     LEASES      LEASES      LEASES
                          --------- ------- ----------  ---------  ----------   ---------
1998....................    $ 69     $ --     $     69   $     --    $      18   $      18
1999....................      21       --           21         --           12          18
2000....................     --        --          --          --           11          13
2001....................     --        --          --          --            3         --
2002....................     --        --          --          --          --          --
                            ----     -----    --------   ---------   ---------   ---------
                            $ 90       --     $     90         --    $      44          49
                            ====              ========               =========
Less: amount
 representing interest..               --                      --                       (7)
                                     -----               ---------               ---------
Present value of minimum
 lease payments.........               --                      --                       42
Less: current portion...               --                      --                      (15)
                                     -----               ---------               ---------
                                     $ --                $     --                $      27
                                     =====               =========               =========

  Total rent expense under all operating leases was $122, $11 and $101 for the year ended August 31, 1996, the month ended September 30, 1996 and the year ended September 30, 1997, respectively.

                                4-SIGHT LIMITED

                 (US DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


5. REDEEMABLE PREFERRED ORDINARY SHARES

  The preferred ordinary shares entitle the holders to the following rights:

    (i) the preferred ordinary shares rank pari passu in all respects as to dividend with the ordinary shares;

    (ii) the preferred ordinary shares rank in priority to all other shareholders in the event of the winding up of the company;

    (iii) the holders of the preferred ordinary shares are entitled to attend and vote at general meetings of the company.

    (iv) the preferred ordinary shares can, at the option of the shareholders, be redeemed for an amount of $5,157 at any time after October 1, 2004 over three years in equal installments.

6. SEGMENT INFORMATION, EXPORT SALES AND MAJOR CUSTOMERS

  The Group currently operates in one principal industry segment. The Group's sales were divided by geographical location as follows:

                         BY DESTINATION   BY ORIGIN   BY DESTINATION   BY ORIGIN   BY DESTINATION   BY ORIGIN
                           AUGUST 30,    AUGUST 30,   SEPTEMBER 30,  SEPTEMBER 30, SEPTEMBER 30,  SEPTEMBER 30,
                              1996          1996           1996          1996           1997          1997
                         -------------- ------------- -------------- ------------- -------------- -------------
United Kingdom..........    $ 8,411        $10,649       $   565        $  660        $10,177        $13,687
United States...........        797            797           405           405          4,577          4,577
Rest of Europe..........      1,218            --             69           --           1,903            --
Rest of World...........      1,020            --             26           --           1,607            --
                            -------        -------       -------        ------        -------        -------
                            $11,446        $11,446       $ 1,065        $1,065        $18,264        $18,264
                            =======        =======       =======        ======        =======        =======
Total assets by
 reporting entity:
                           AUGUST 30,   SEPTEMBER 30, SEPTEMBER 30,
                              1996          1996           1997
                         -------------- ------------- --------------
United Kingdom..........    $ 5,396        $ 4,395       $ 7,919
United States...........      1,483          1,593         2,496
Germany.................         48             61            58
                            -------        -------       -------
                            $ 6,927        $ 6,049       $10,473
                            =======        =======       =======

7. PROPERTY, PLANT AND EQUIPMENT

                               AUGUST 31, 1996           SEPTEMBER 30, 1996         SEPTEMBER 30, 1997
                          -------------------------- -------------------------- --------------------------
                           COST  DEPRECIATION  NET    COST  DEPRECIATION  NET    COST  DEPRECIATION  NET
                          ------ ------------ ------ ------ ------------ ------ ------ ------------ ------
Long leasehold
 property...............  $  585     $ 24     $  561 $  587     $ 25     $  562 $  604    $   39    $  565
Fixtures and equipment..   1,341      541        800  1,433      570        863  1,990     1,029       961
Motor vehicles..........      19       19        --      19       19        --      63         5        58
                          ------     ----     ------ ------     ----     ------ ------    ------    ------
                          $1,945     $584     $1,361 $2,039     $614     $1,425 $2,657    $1,073    $1,584
                          ======     ====     ====== ======     ====     ====== ======    ======    ======

  The net book value of motor vehicles at September 30, 1997 includes $46 in respect of assets held under capital leases.

8. OPERATING INCOME

  Operating income is stated after charging:

                                        YEAR ENDED  MONTH ENDED   YEAR ENDED
                                        AUGUST 31, SEPTEMBER 30, SEPTEMBER 30,
                                           1996        1996          1997
                                        ---------- ------------- -------------
Depreciation of owned fixed assets.....   $  284        $30         $  462
Depreciation of assets held under
 finance leases........................      --         --               5
Amortization and write-off of
 goodwill..............................       48          9            136
Research and development...............    1,015         89          1,035

9. COMPANIES ACT 1985

  These financial statements are not the Company's statutory accounts within the meaning of section 240 of the Companies Act 1985 of Great Britain. The Company's statutory accounts are prepared in accordance with accounting principles generally accepted in the UK in compliance with the Companies Act 1985 and are prepared in sterling. Statutory accounts for the year ended August 31, 1996 and the thirteen month period ended September 30, 1997, on which the auditors have given unqualified audit reports, have been delivered to the Registrar of Companies for England and Wales.

10. EMPLOYEE PROFIT-SHARING AND OPTION PLANS

  The Company has adopted two share option schemes as follows.

  The employee share option scheme was established on March 19, 1996. The grant of options under the scheme is discretionary and dependant on the Board being satisfied that the grant is merited by the individual in the light of personal performance and contribution to the business.

  The executive share option scheme covers senior executives within the group. The grant of options under the scheme is discretionary and dependant on the Board being satisfied that the grant is merited by the individual in the light of personal performance and future contributions to the business.

                                4-SIGHT LIMITED

                 (US DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


  A summary of the options outstanding under the schemes is as follows:

                                                         WEIGHTED     WEIGHTED
                                RANGE OF                 AVERAGE      AVERAGE
                                EXERCISE   NUMBER       REMAINING     EXERCISE
                                 PRICES  OUTSTANDING CONTRACTUAL LIFE  PRICE
   EMPLOYEE SCHEME              -------- ----------- ---------------- --------
   Granted on March 19, 1996...   $.15    2,627,332      5 years        $.15
   Lapsed......................    .15      (46,612)
                                          ---------
   Outstanding at August 31,
    1996.......................    .15    2,580,720      5 years         .15
   Lapsed......................                 --
                                          ---------
   Outstanding at Sept 30,
    1996.......................           2,580,720      5 years         .15
   Lapsed......................            (150,621)
                                          ---------
   Outstanding at Sept. 30,
    1997.......................    .15    2,430,099      5 years         .15
                                          =========
   EXECUTIVE SCHEME
   Granted on March 19, 1996...    .15      995,000      5 years         .15
   Lapsed......................                 --
                                          ---------
   Outstanding at August 31,
    1996.......................    .15      995,000      5 years         .15
   Lapsed......................                 --
                                          ---------
   Outstanding at Sept 30,
    1996.......................             995,000      5 years         .15
   Lapsed......................                 --
                                          ---------
   Outstanding at Sept. 30,
    1997.......................    .15      995,000      5 years         .15
                                          =========

  None of the options were exercisable as at August 31, 1996, September 30, 1996 and September 30, 1997.

  The Company accounts for options granted under these plans in accordance with APB No. 25. Each stock option has an exercise price equal to or above the market value on the date of grant and accordingly no compensation expense is recorded for any stock option grants. No options were granted during the period to September 30, 1997.

  The weighted average fair value of options granted at market price in the year ended August 31, 1996 was 4.5p ($0.07). The determination of the fair value of the stock options granted in 1996 was calculated using the Black Scholes method based on (i) risk-free interest rates of 5.4%, (ii) expected option lives of 6 years and (iii) dividend yield of 0%.

  Pro forma information regarding net income and income per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. For the purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                            YEAR ENDED       MONTH ENDED         YEAR ENDED
                          AUGUST 31, 1996 SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                          --------------- ------------------ ------------------
Net income (loss) as
 reported...............      $ 1,478          $    (61)          $ 1,588
Pro forma net
 income(loss)...........        1,465               (63)            1,561
Net income per ordinary
 share as reported
  Basic and diluted.....       0.0296           (0.0012)           0.0301
Pro forma net income per
 ordinary share
  Basic and diluted.....       0.0293           (0.0013)           0.0296

                                   GLOSSARY

  The following terms are used in this Prospectus.

Address A point of origin or selected destination on an electric circuit, such as a telephone number or an e-mail address.

ADSL Asymmetrical Digital Subscribers Line. A technology designed for conventional copper wire connections which provides a 1.5-8 Mbps downstream data transfer rates, and 16-640 Kbps upstream data transfer rates. The speed of the connection is limited by the distance the signal must travel.

Architecture    The overall design of a computer system, including how the components are connected both physically and functionally.

ATM Asynchronous transfer mode. A communications protocol that divides digital data into small packets of fixed length (53 byte cells) that facilitates high speed switching.

Bandwidth       The number of bits of information which can move through a communications medium in a given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in Kbps and Mbps.
                Bandwidth from public networks is typically available to business and residential end-users in increments from 56 Kbps to T-3.

Binary A numbering system in base two, which uses only the digits 0 and 1. The first three binary numbers are 01, 10, and 11.

Bit A contraction of "binary digit." It is the smallest piece of information in a digital system, a 0 or 1.

bps Bits per second. The speed at which a modem can transmit bits over a telephone line. Standard telephone modems currently operate at levels of 9,600 bps, 14,400 bps, 28,800 bps, 33,300 bps and 56,000 bps.

Bug An error in hardware or software that prevents it from operating properly.

Browser         Software used to view information on the Internet.

Byte A basic unit of computer information, usually composed of 8 bits. A kilobyte (KB) equals 1,024 bytes. A megabyte (MB) equals 1,024KB. A gigabyte (GB) equals 1,024MB, or more than one billion bytes.

CD-ROM Compact Disk-Read Only Memory. A laser disk that stores digital information that cannot be changed.

CIS Customer Information System. Software a customer uses to track transactions or billing information.

DS1 The bandwidth of a telephone line capable of transmitting approximately 1.54 megabits per second. Also referred to as "T1."

DS3 The bandwidth of a telephone line capable of transmitting approximately 45 megabits per second. Also referred to as "T3."

Database An organized collection of information or data in digital form that is readable by a computer, and may include text, numbers, images, sounds and video or film clips.

Digital
                Composed of, or employing, discrete binary representations of information.

Distribution-
Hub A local distribution hub developed by the Company as part of the WAMINET Service.

Firewall A system placed between networks that filters data passing through it and prevents unauthorized traffic, thereby enhancing the security of the network.

Frame Relay     A system like ATM that divides digital data into small packets and routes the packets over a circuit.

GUI Graphical User Interface. A program that allows a user to operate a computer by selecting and activating graphic symbols (icons) on the computer display screen, generally by using a mouse, without having to type instructions on the computer keyboard.

Hub A sophisticated computer that is capable of converting protocols, changing transmissions speeds, and routing data to a variety of nodes.

Icon A graphic symbol appearing on a computer screen that represents a foundation, object or program and may be chosen and activated by a graphic user interface.

Interface       The boundary where different computer media or devices are connected.

Internet A global collection of interconnected computer networks which uses the Internet protocol suite.

ISDN Integrated Services Digital Network. A larger bandwidth digital telephone services as distinguished from standard, smaller bandwidth, analog telephone service. DS1 and DS3 are both ISDN services.

Kbps Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information.

LAN Local Area Network. A computer network that is principally contained inside one building or complex and is primarily connected by direct wires.

Laser Disk      A small disk on which digital data are stored as minute pits or bumps, and which is read by a laser beam. Common examples are the audio compact disc and the CD-ROM. A 5.25 inch laser disk is typically capable of storing 680 megabytes.

Mbps            Megabits per second. A transmission rate. One megabit equals
                1,024 kilobits.

Menu A list of routine command options that appears on a screen in an interactive program with a graphic user interface.

Modem A device that converts digital data into electrical impulses for transmission over telephone lines.

Network The interconnection of many individual computers allowing access to central databases and communication between computers. Networks serve as thoroughfares over which data are transported.

NAD Network Access Device. A programmed equipment module developed by the Company that is leased to its customers and serves as the interface between the customer's own computers and the WAM!NET Service.

NOC
                Network Operations Center. A regional distribution hub developed by the Company as part of the WAM!NET Service.

Nodes Systems or devices, such as computers, terminals, or communication units, that are connected to a LAN or other circuit and that have discrete electronic addresses.

On-line         Commercial information services that offer a computer user
Service         access to a specified slate of information, entertainment, and communications menus on what appears to be a single system.

Pre-press       The various steps involved in the preparation and combination of text, graphic design, graphics, color separations, photo retouching, page assembly, printing plate layout, and image setting that are performed before printing.

Protocol The rules or procedures that control how data are organized and transmitted from one computer to another.

ROC             Regional operations center.

Router A device that uses multiple protocols to link networks and to locate a node on a network.

T1              See DS1.

T3              See DS3.

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[LOGO OF
WAM!NET INC.                      WAM!NET INC.
APPEARS HERE]

  All tendered Original Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                               The Exchange Agent
                           for the Exchange Offer is

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                    (f/k/a First Trust National Association)

                                 By Facsimile:
                                 (612) 244-1145
                         Attention: Specialized Finance

                             Confirm by telephone:
                                 (612) 244-1197

                        By Registered or Certified Mail:
                      U.S. Bank Trust National Association
                              180 East 5th Street
                           St. Paul, Minnesota 55101
                   Attention: Specialized Finance, 4th Floor

                           By Hand/Overnight Courier:
                      U.S. Bank Trust National Association
                              180 East 5th Street
                           St. Paul, Minnesota 55101
                   Attention: Specialized Finance, 4th Floor

                                       or

                            U.S. Bank Trust New York
                                100 Wall Street
                            Bond Window, 20th Floor
                            New York, New York 10005

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